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Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

EXHIBIT 2.1

STOCK PURCHASE AGREEMENT

BY AND AMONG

NEWELL RUBBERMAID INC.,

PSI SYSTEMS, INC.

AND

STAMPS.COM INC.

DATED AS OF MARCH 22, 2015

 EXHIBITS

Exhibit A – Agreed Accounting Principles
Exhibit B – Form of Distribution Agreement
Exhibit C – Form of License Agreement
Exhibit D – Form of Supply Agreement
Exhibit E – Form of Transition Services Agreement
Exhibit F – Net Working Capital Example Calculation
Exhibit G – Designated Software Licensor and Services

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Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of March 22, 2015, is made by and among PSI Systems, Inc., a California corporation (the "Company"), Newell Rubbermaid Inc., a Delaware corporation ("Parent"), and Stamps.com Inc., a Delaware corporation ("Buyer").  The Company, Parent and Buyer shall be referred to herein from time to time collectively as the "Parties" and individually as a "Party".

WHEREAS, Parent's wholly owned indirect subsidiary, Newell Rubbermaid US Finance Co. ("Newell US Finance"), owns beneficially and of record all of the issued and outstanding shares of common stock of the Company (the "Shares"); and

WHEREAS, the Parties desire that, upon the terms and subject to the conditions hereof, Buyer will purchase from Newell US Finance, and Parent will cause Newell US Finance to sell to Buyer, all of the Shares in exchange for the consideration set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants, representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

Section 1.1                   Definitions.  As used in this Agreement, the following terms have the respective meanings set forth below.

"Accounting Firm" means the New York, New York office of BDO USA, LLP, or if Parent or Buyer shall discover a bona fide conflict with respect to such firm (such bona fide conflict to include, among other things, the fact that such firm has, or within the previous three (3) years has had, any material relations with Parent or Buyer or any of their respective Affiliates) or if such firm resigns or refuses for any reason to resolve any Objection in accordance with Section 2.4, an independent nationally recognized accounting firm (which firm shall not have, nor within the previous three (3) years have had, any material relationship with Parent or Buyer or any of their respective Affiliates) mutually agreed to in writing by Parent and Buyer.  It is agreed that aggregate fees of less than $1,000,000 in the case of Parent, or $500,000 in the case of Buyer, for each of the past three years shall not constitute a material relationship.

"Acquisition Transaction" has the meaning set forth in Section 6.11.

"Adjustment Time" means 11:59 p.m., New York City time, on the date immediately prior to the Closing Date.

"Affiliate" means, with respect to any Person, any other Person who, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlled by" and "under common control with" have meanings correlative thereto.  For purposes of the foregoing, (a) for all periods prior to the Closing, neither Buyer, on the one hand, nor the Company, on the other hand, will be treated as an Affiliate of the other, and (b) for all periods after the Closing, neither Parent, on the one hand, nor the Company, on the other hand, will be treated as an Affiliate of the other.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
"Agreed Accounting Principles" means the accounting methods, principles or calculations as set forth in Exhibit A, consistently applied (except as otherwise specifically provided in Exhibit A).

"Agreement" has the meaning set forth in the preamble to this Agreement.

"Alternative Financing" has the meaning set forth in Section 6.13(b).

"Ancillary Documents" means the Transition Services Agreement, the Distribution Agreement, the License Agreement, the Supply Agreement, the Debt Commitment Letter and each other agreement, document, instrument and/or certificate contemplated by this Agreement to be executed in connection with the transactions contemplated hereby.

"Antitrust Laws" means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act and all other federal, state and foreign statutes, rules, regulations, Orders, administrative and judicial doctrines, and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade or lessening of competition.

"Balance Sheet" has the meaning set forth in Section 3.4(a).

"Balance Sheet Date" has the meaning set forth in Section 3.4(a).
"Base Purchase Price" has the meaning set forth in Section 2.1(a).
"Business" means the design, development, marketing and sale of online postage products and services.  For the avoidance of doubt, the term "Business" as used in Section 6.18(c)  shall not include the design, development, manufacture, marketing or sale of printers, postal and shipping labels and postal scales, of the type sold by Parent's Dymo business.
"Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by Law to close.
"Buyer" has the meaning set forth in the preamble to this Agreement.

"Buyer Antitrust Conditions" has the meaning set forth in Section 8.1(b)(ii).

"Buyer Cure Period" has the meaning set forth in Section 8.1(c)(i).

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"Buyer Indemnitee" has the meaning set forth in Section 9.2.

"Buyer Material Adverse Effect" means any Circumstance that does, or would reasonably be expected to, prevent, materially delay or materially impair Buyer's consummation of the transactions contemplated by this Agreement.

"Buyer Termination Date" has the meaning set forth in Section 8.1(b)(ii).

"Cap" has the meaning set forth in Section 9.2.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
"Cash and Cash Equivalents" means, as of any time, with respect to any Person, the aggregate amount of cash and cash equivalents on hand of such Person, determined in accordance with the Agreed Accounting Principles.  Notwithstanding the previous sentence, cash on hand shall (a) be calculated net of uncleared checks and drafts issued by such Person, and (b) include uncleared checks and drafts received or deposited for the account of such Person.

"Circumstance" means any change, development, circumstance, effect, event or fact.

"Closing" has the meaning set forth in Section 2.2.

"Closing Cash" means Cash and Cash Equivalents of the Company as of the Adjustment Time, determined in accordance with Section 2.4(e).

"Closing Company Expenses" means the Company Expenses as of the Closing, determined in accordance with Section 2.4(e).

"Closing Current Assets" means Current Assets as of the Adjustment Time, determined in accordance with Section 2.4(e).

"Closing Current Liabilities" means Current Liabilities as of the Adjustment Time, determined in accordance with Section 2.4(e).

"Closing Date" has the meaning set forth in Section 2.2.

"Closing Net Working Capital" means Net Working Capital as of the Adjustment Time, determined in accordance with Section 2.4(e).

"Closing Security Deposits" means the Security Deposits as of the Adjustment Time, determined in accordance with Section 2.4(e).

"Closing Statement" has the meaning set forth in Section 2.4(b)(i).

"Code" means the Internal Revenue Code of 1986.

"Company" has the meaning set forth in the preamble to this Agreement.

"Company Benefit Plan" means each Employee Benefit Plan maintained or sponsored solely by the Company.

"Company Confidential Information" means all confidential or proprietary information and data relating to the Company or its business, including "know how", trade secrets, customer lists, supplier lists, details of consultant and employment Contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition plans (including identified acquisition targets), technical processes, designs and design projects, processes, inventions, software, source codes, object codes, systems documentation and other business affairs (other than data or information that is or becomes generally available to the public other than as a result of (a) a disclosure by Parent or its Affiliates or Representatives in breach or violation of any confidentiality obligation owing to Buyer or the Company (including pursuant to Section 6.12(b)), or (b) a disclosure by Buyer or its Affiliates or Representatives in breach or violation of any confidentiality obligation owing to Parent or the Company (including pursuant to Section 6.12(a))).

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
"Company Expenses" means, without duplication, the sum of (a) the aggregate fees and expenses incurred by the Company at or prior to the Closing relating to the transactions contemplated hereby, including the aggregate fees and expenses of the Company for investment banking services, legal fees, accounting fees and other professional service fees in connection with the transactions contemplated hereby and (b) bonuses payable as a result of the consummation of the transactions hereunder, in each case for clauses (a) and (b) above to the extent unpaid at the time of determination (which, unless otherwise expressly indicated herein, shall be the Closing).

"Company Indemnified Parties" has the meaning set forth in Section 6.6(a).

"Company Insureds" has the meaning set forth in Section 6.6(c).

"Company IP Agreements" has the meaning set forth in Section 3.12(c).

"Company IP Rights" has the meaning set forth in Section 3.12(a).

"Company Material Adverse Effect" means any Circumstance, individually or in the aggregate with all other Circumstances, that (I) does, or would reasonably be expected to, prevent, materially delay or materially impair Parent's consummation of the transactions contemplated by this Agreement or (II) has or would reasonably be expected to have a material adverse effect upon the financial condition, business, assets, liabilities or results of operations of the Company; provided, however, that, for purposes of the foregoing clause (ii), none of the following shall be deemed in itself, either alone or in combination, to constitute a "Company Material Adverse Effect", and shall not be taken into account in determining whether a "Company Material Adverse Effect" has occurred or would be expected to occur:  (a) conditions affecting the economy generally of any country in which the Company conducts business, (b) any national or international political or social conditions, including an outbreak or escalation of hostilities, acts of terrorism, military acts, political instability or other national or international calamity, crisis or emergency, or any governmental or other response to the foregoing, in each case whether or not involving the United States, (c) any change in conditions in the United States, foreign or global financial, banking or securities markets generally (including any disruption thereof and any decline in the price of any security or any market index or any change in interest or exchange rates), (d) changes in GAAP, (e) changes in any Law or other binding directives issued by any Governmental Authority, (f) any adverse Circumstance (including any change in general legal, regulatory, political, economic or business conditions) that is generally applicable to the industries or markets in which the Company operates, (g) any hurricane, earthquake, flood or other natural disasters, (h) any action taken by the Company or Parent with the prior written consent of Buyer, (i) the negotiation, execution, announcement or pendency of this Agreement and the transactions contemplated hereby, including any impact thereof on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees, or (j) the taking of any action expressly required by the terms of this Agreement (other than the consequences of any action taken in connection with the Company conducting its business in the ordinary and regular course and preserving intact its business organization and the present commercial relationships with key Persons with whom it does business), the Ancillary Documents or the other agreements contemplated hereby, including compliance with the terms hereof and thereof and the completion of the transactions contemplated hereby and thereby; provided, however, with respect to a matter described in any of the foregoing clauses (a), (b), (c), (e), and (f) that such Circumstance does not have a materially disproportionate effect on the Company relative to similarly situated Persons operating in the industries in which the Company operates.

 "Confidentiality Agreement" means that certain Confidentiality Agreement, dated as of November 25, 2014, by and between Parent and Buyer, as amended on March 14, 2015.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
"Contract" means any agreement, contract, subcontract, lease, sublease, instrument, warranty, purchase order, license, sublicense or other executory commitment to which any Person is a party or to which any of the assets of such Person are subject, whether written or oral.

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"Controlling Party" has the meaning set forth in Section 6.14(h).

"Credit Support Arrangements" has the meaning set forth in Section 6.19.

"Current Assets" means, in respect of the Company as of any date, the sum of the total current assets of the Company consisting of the items identified as comprising total current assets, after giving effect to adjustments for the items or categories (to the extent applicable) as indicated under the heading "Recast NWC" on Exhibit F hereto, calculated in accordance with the Agreed Accounting Principles, but excluding (without duplication of any of the aforementioned adjustments) (a) Cash and Cash Equivalents, (b) all Tax assets, (c) all intercompany accounts between the Company and its Affiliates ([***]and except as otherwise may be specified in the Agreed Accounting Principles), and (d) any other items to be excluded pursuant to the Agreed Accounting Principles.

"Current Liabilities" means, in respect of the Company as of any date, the sum of total current liabilities of the Company consisting of the items identified as comprising total current liabilities, after giving effect to adjustments for the items or categories (to the extent applicable) as indicated under the heading "Recast NWC" on Exhibit F hereto, calculated in accordance with the Agreed Accounting Principles, but excluding (without duplication of any of the aforementioned adjustments) (a) all Tax liabilities, (b) any deferred or unearned revenue arising from or under the Settlement Agreement, (c) all intercompany accounts between the Company and its Affiliates (except as otherwise may be specified in the Agreed Accounting Principles), and (d) any other items to be excluded pursuant to the Agreed Accounting Principles.

"Current Representation" has the meaning set forth in Section 10.18(a).

"Debt Commitment Letter" has the meaning set forth in Section 5.4(a).

"Debt Financing" has the meaning set forth in Section 5.4(a).

"Debt Financing Source" means each of the Persons that have committed to provide, or otherwise entered into agreements (including, without limitation, the Debt Commitment Letter) in connection with, the Debt Financing, including the parties to the Debt Commitment Letter, any joinder agreements, credit agreements or loan agreements (or other definitive documentation) relating thereto, and the successors and assigns of any such Person.  For the avoidance of doubt, none of Buyer or any of its Affiliates is or shall be deemed to be a Debt Financing Source.

"Deductible" has the meaning set forth in Section 9.2.

"Definitive Financing Agreements" has the meaning set forth in Section 6.13(a)(i).

"Designated Person" has the meaning set forth in Section 10.18(b).

"Designated Software LicensorÓ means the Person identified on Exhibit G hereto.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
"Desktop Software" means any third party office productivity computer software that is licensed for use on desktop or laptop "PC-class" computers or related local area network servers other than by a written agreement executed by the licensee.  Desktop Software includes software licensed by shrink wrap or click wrap licenses, the Microsoft Windows class of operating system software and Microsoft Office or similar office productivity software (including individual programs contained therein).

"Disclosure Schedule" means the Disclosure Schedule delivered by the Company and Buyer concurrently with the execution and delivery of this Agreement.

"Dispute" means a claim for money damages arising out of this Agreement (including any claims as to application of Section 10.13) for which a Notice of Claim was provided by the applicable Party in accordance with Section 9.1.  For the avoidance of doubt, and notwithstanding the foregoing, a Dispute shall not include (a) a claim seeking provisional or urgent interlocutory relief, or (b) any claim or dispute made with respect to or in accordance with Section 2.4.

"Disputed Items" has the meaning set forth in Section 2.4(b)(iii)(A).

"Distribution Agreement" means the Distribution Agreement to be entered into at the Closing by and between Sanford and the Company, in substantially the form as set forth in Exhibit B attached hereto.

"Employee Benefit Plan" means each "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) and each other material employee benefit plan, program or arrangement (including, without limitation, each material stock purchase, stock option, restricted stock, severance, retention, employment, consulting, change-of-control, bonus, incentive, deferred compensation, fringe benefit and other similar benefit plan, program, or arrangement), that is maintained, sponsored or contributed to by Parent or any of its ERISA Affiliates or with respect to which Parent or its ERISA Affiliates have any material liability.

"Environmental Laws" means any Law regulating the protection of the environment or natural resources, or pollution or contamination of the air, soil, surface water, drinking water or groundwater, and includes, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq., the Clean Water Act, 33 U.S.C. § 1251, et seq., and the Clean Air Act, 42 U.S.C. § 740l-7671q, the Hazardous Materials Transportation Act, 42 U.S.C. §1801 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., and the regulations promulgated pursuant thereto., as such of the foregoing are promulgated and in effect on or prior to the Closing Date.

"Environmental Permits" has the meaning set forth in Section 3.11(a).

"ERISA" means the Employee Retirement Income Security Act of 1974.

"ERISA Affiliate" means, with respect to Parent, any entity, trade or business that is or was at the relevant time, a member of a group described in Code Section 414 or ERISA Section 4001(b)(1) that includes Parent.

"Estimated Closing Cash" has the meaning set forth in Section 2.4(a).

"Estimated Closing Company Expenses" has the meaning set forth in Section 2.4(a).

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
"Estimated Closing Security Deposits" has the meaning set forth in Section 2.4(a).

"Estimated Closing Statement" has the meaning set forth in Section 2.4(a).

"Estimated Net Working Capital" has the meaning set forth in Section 2.4(a).

"Estimated Net Working Capital Deficiency" means the amount, if any, by which Target Net Working Capital exceeds Estimated Net Working Capital.

"Estimated Net Working Capital Surplus" means the amount, if any, by which Estimated Net Working Capital exceeds Target Net Working Capital.

"Extended Commitment" has the meaning specified in Section 8.1(c)(ii)(X).

"Extension Documentation Date" has the meaning specified in Section 8.1(c)(ii).

"FCPA" has the meaning specified in Section 3.26(a).

"Final Allocation" has the meaning specified in Section 2.5(a).

"Final Closing Cash" means the amount of Closing Cash set forth in the Closing Statement, if no Objection Notice with respect thereto is timely delivered pursuant to Section 2.4(b), or if such an Objection Notice is timely delivered, the amount of Closing Cash as mutually agreed in writing by Buyer and Parent pursuant to Section 2.4(b) or, if applicable, as determined by the Accounting Firm pursuant to Section 2.4(b).

"Final Closing Company Expenses" means the amount of the Closing Company Expenses set forth in the Closing Statement, if no Objection Notice with respect thereto is timely delivered pursuant to Section 2.4(b), or if such an Objection Notice is timely delivered, the amount of Closing Company Expenses as mutually agreed in writing by Buyer and Parent pursuant to Section 2.4(b) or, if applicable, as determined by the Accounting Firm pursuant to Section 2.4(b).

"Final Closing Security Deposits" means the amount of Closing Security Deposits set forth in the Closing Statement, if no Objection Notice with respect thereto is timely delivered pursuant to Section 2.4(b), or if such an Objection Notice is timely delivered, the amount of Closing Security Deposits as mutually agreed in writing by Buyer and Parent pursuant to Section 2.4(b) or, if applicable, as determined by the Accounting Firm pursuant to Section 2.4(b).

"Final Net Working Capital" means the amount of Closing Net Working Capital set forth in the Closing Statement, if no Objection Notice with respect thereto is timely delivered pursuant to Section 2.4(b), or if such an Objection Notice is timely delivered, the amount of Closing Net Working Capital as mutually agreed in writing by Buyer and Parent pursuant to Section 2.4(b) or, if applicable, as determined by the Accounting Firm pursuant to Section 2.4(b).

"Final Net Working Capital Deficiency" has the meaning set forth in Section 2.4(d)(i).

"Final Net Working Capital Surplus" has the meaning set forth in Section 2.4(d)(i).

"Financial Assurance" has the meaning set forth in Section 8.1(c)(ii)(Y).

"Financial Statements" has the meaning set forth in Section 3.4(a).

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
"Fundamental Representations" has the meaning set forth in Section 9.1.

"GAAP" means United States generally accepted accounting principles in effect from time to time.

"Governing Documents" means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs.  For example, the "Governing Documents" of a corporation are its certificate of incorporation and bylaws, the "Governing Documents" of a limited partnership are its limited partnership agreement and certificate of limited partnership and the "Governing Documents" of a limited liability company are its operating agreement and certificate of formation.

"Governmental Authority" means any (a) nation, region, state, province, county, city, town, village, district or other jurisdiction, (b) federal, state, local, municipal, foreign or other government or political subdivision thereof, (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal), whether foreign or domestic, or (d) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, self-regulatory or taxing authority or power of any nature, whether foreign or domestic, including any arbitral tribunal.

"HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

"Indebtedness" means, as of any time with respect to any Person, without duplication, the outstanding principal amount of, and accrued and unpaid interest on, and any redemption premium, penalties and fees on, any obligations of such Person consisting of: (a) indebtedness for borrowed money, indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money or for the deferred or contingent purchase price of property or services (but excluding (i) any trade payables and accrued expenses arising in the ordinary course of business and (ii) in the case of the Company and for the avoidance of doubt, any deferred or unearned revenue relating to or arising under the Settlement Agreement), (b) indebtedness evidenced by any note, bond, debenture or other debt security, in each case, as of such date, (c) commitments or obligations by which any such Person assures a creditor against loss including reimbursement obligations with respect to letters of credit, in each case only to the extent drawn or otherwise not contingent, (d) obligations as lessee or lessees under leases that have been recorded as capital leases (but excluding, for the avoidance of doubt, any obligations under operating leases) in accordance with, in the case of the Company, the Agreed Accounting Principles, (e) any off-balance sheet obligations that by the nature of their terms will ultimately be deemed to be, by conversion or otherwise, or treated, as debt, (f)  all obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar transaction, (g) any obligations under factoring or similar agreements with respect to receivables that have been factored or pledged, and (h)  guarantees in respect of Indebtedness referred to in clauses (a) through (g) above.

"Indemnitee" has the meaning set forth in Section 9.4(a).

"Indemnitor" has the meaning set forth in Section 9.4(a).

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"Inspection" has the meaning set forth in Section 6.3.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
"Insurance Policies" has the meaning set forth in Section 3.14.

"Intellectual Property Rights" means all patents, patent applications, trademarks, service marks and trade names, all goodwill associated therewith and all registrations and applications therefor, copyrights, copyright registrations and applications, Internet domain names, software, trade secrets, and know how, in each case, to the extent protectable by applicable Law.

"Interim Balance Sheet" has the meaning set forth in Section 3.4(a).

"Inventory" has the meaning set forth in Section 6.17.

"IRS" means the United States Internal Revenue Service.

"Law" means any code, law (including without limitation any principle of common law), order, writ, constitution, ordinance, rule, regulation, statute or treaty issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority having jurisdiction over the applicable Person(s), or over any of their respective properties or businesses.

"Leased Real Property" has the meaning set forth in Section 3.17(b).

"License Agreement" means the License Agreement to be entered into at the Closing by and between Sanford and Newell Rubbermaid Europe, on the one hand, and the Company, on the other hand, in substantially the form as set forth in Exhibit C attached hereto.

"Lien" means, with respect to any asset, any mortgage, pledge, security interest, encumbrance, lien, easement, covenants or charge of any kind in respect of such asset (including, in the case of any securities, any voting agreements or restrictions on transfer).  For the avoidance of doubt, the term "Lien" shall not be deemed to include any license of Intellectual Property Rights.

"Loss" has the meaning set forth in Section 9.2.

"Material Contract" has the meaning set forth in Section 3.6.

"Material Permits" has the meaning set forth in Section 3.9(b).

"Material Relationships" has the meaning set forth in Section 3.19.

"Mini-Basket" has the meaning set forth in Section 9.2.

"Multiemployer Plan" means a multiemployer plan within the meaning of Sections 3(37) and 4001(a)(3) of ERISA.

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"Net Working Capital" means, as of any date, Current Assets as of such date minus Current Liabilities as of such date.

"Net Working Capital Amount" means any or all (as the context so requires) of Closing Net Working Capital, Estimated Net Working Capital, Final Net Working Capital and Net Working Capital.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
"New Commitments" has the meaning specified in Section 8.1(c)(ii)(A).

"New Plans" has the meaning set forth in Section 6.9(c).

"Newell US Finance" has the meaning set forth in the preamble to this Agreement.

"Newell Rubbermaid Europe" means Newell Rubbermaid Europe LLC, a Delaware limited liability company and wholly-owned indirect subsidiary of Parent.

"Non-Extension Notice" has the meaning specified in Section 8.1(c)(ii).

"Notice of Claim" means a written notice that specifies in reasonable detail (a) the breach of any covenant, warranty or representation set forth in this Agreement or any certificate furnished under this Agreement or other matter (including the sections of this Agreement that are the subject of such breach or other matter) pursuant to which Losses are being claimed by an Indemnitee, (b) the bases underlying such asserted breach, and (c) the total damages sought (including whether such damages are monetary or non-monetary in nature, or both).

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"Objection" has the meaning set forth in Section 2.4(b)(ii).

"Objection Notice" has the meaning set forth in Section 2.4(b)(ii).

"OFAC Sanctioned Person" means any government, country, corporation or other entity, group or individual with whom or which the OFAC Sanctions prohibit a U.S. Person from engaging in transactions, and includes without limitation any Person that appears on the current OFAC list of Specially Designated Nationals and Blocked Persons (the "SDN List").  For ease of reference, and not by way of limitation, OFAC Sanctioned Persons other than governments and countries can be found on the SDN List on OFAC's website at www.treas.gov/offices/enforcement/ofac/sdn.

"Order" means settlement, stipulation, order, decision, resolution, assessment, writ, judgment, injunction, decree, ruling, determination, settlement agreement or award of any Governmental Authority.

"Other Filings" has the meaning set forth in Section 6.4(a).

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"Packaging" has the meaning set forth in Section 6.17(a).

"Parent" has the meaning set forth in the preamble to this Agreement.

"Parent Antitrust Conditions" has the meaning set forth in Section 8.1(c)(ii).

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
"Parent Benefit Plan" means an Employee Benefit Plan other than a Company Benefit Plan.

"Parent Confidential Information" has the meaning set forth in Section 6.12(a)(ii).

"Parent Cure Period" has the meaning set forth in Section 8.1(b)(i).

"Parent Indemnitee" has the meaning set forth in Section 9.3.

"Parent Retiree Plan" has the meaning set forth in Section 6.9(e).

"Parent Termination Date" has the meaning set forth in Section 8.1(c)(ii).

"Parties" has the meaning set forth in the preamble to this Agreement.

"Permitted Liens" means (a) Liens for utilities, assessments, Taxes or other governmental charges that are not yet delinquent or are being contested in good faith by any appropriate proceedings for which adequate reserves have been established on the Interim Balance Sheet in accordance with GAAP, (b) construction, mechanics', carriers', workers', repairers', materialmen's, warehousemen's, lessor's, landlord's and other similar Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith by appropriate proceedings for which adequate reserves have been established on the Interim Balance Sheet in accordance with GAAP and, which are, individually or in the aggregate not material, (c) easements, restrictive covenants, conditions, rights of way and similar encumbrances or impediments against any assets or properties of an entity and which individually or in the aggregate are not material in amount and do not materially detract from the value of such assets or properties or  interfere with the business of such entity or the operation or occupancy of the asset or property to which they apply, (d) Liens granted to, or for the benefit of, the Debt Financing Sources, at the Closing in connection with the Debt Financing, (e) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon that are imposed by any Governmental Authority having jurisdiction over such real property which are not violated by the current use and operation thereof, and (f) minor or immaterial irregularities and defects of title which individually or in the aggregate do not materially detract from the value of the property to which they apply or interfere with an entity's business or the operation or occupancy of the property to which they apply.

"Person" means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other similar entity, whether or not a legal entity, and any Governmental Authority.

"Post-Closing Straddle Period" has the meaning set forth in Section 6.14(a).

"Pre-Closing Straddle Period" has the meaning set forth in Section 6.14(a).

"Pre-Closing Tax Period" means any Tax period (or portion thereof) ending on (and including) or before the Closing Date.

"Preferential Provision(s)" has the meaning set forth in Section 3.6(f).

"Product" has the meaning set forth in Section 3.20(a).

"Proposed Allocation" has the meaning specified in Section 2.5(a).

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
[***]

"Registered IP" shall mean all Company IP Rights that are registered, filed, or issued under the authority of, with or by any Governmental Authority, including all patents, registered copyrights, registered mask works and registered trademarks and all applications for any of the foregoing.

"Related Persons" has the meaning set forth in Section 3.21.

"Representatives" means, with respect to a Person, such Person's directors, officers, employees, accountants, consultants, legal counsel, investment bankers, advisors, financing sources, and agents and other representatives.

"Restraint" has the meaning set forth in Section 7.1(a).

"Retained IP" has the meaning set forth in Section 6.17(a).

"Sanford" means Sanford, L.P., an Illinois limited partnership and wholly-owned indirect Subsidiary of Parent.

"Schiff" has the meaning set forth in Section 10.19.

"Section 338 Election" has the meaning specified in Section 6.14(k).

"Security Deposits" means any security deposits paid by the Company with respect to Leased Real Property and that are currently outstanding.

"Settlement Agreement" means that certain Binding Settlement and Release Agreement, effective December 19, 2014, by and among the Company and Parent, on the one side, and Auctane, LLC, d/b/a Shipstation, Interapptive, Inc., d/b/a/ Shipworks, and Buyer, on the other side.

"Shares" has the meaning set forth in the recitals to this Agreement.

"solvent" has the meaning set forth in Section 5.4(h).

[***]

"Straddle Period" has the meaning set forth in Section 6.14(a).

"Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity's gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation).  The term "Subsidiary" shall include, with respect to any Person, all direct and indirect Subsidiaries of such Person.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
"Supply Agreement" means the Supply Agreement to be entered into at the Closing by and between Sanford and the Company, in substantially the form as set forth in Exhibit D attached hereto.

"Survival Period Termination Date" has the meaning set forth in Section 9.1.

"Target Net Working Capital" means an amount equal to $2,000,000.

"Tax" means any federal, state, local or foreign income, gross receipts, franchise, estimated, ad valorem, alternative minimum, add on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, windfall profits, environmental, customs, duties, real property, personal property, capital stock, social security (or similar), unemployment, disability, payroll, license, employee or other withholding, or other tax or similar assessment, of any kind imposed by any Taxing Authority and any interest, penalties or additions attributable to any of the foregoing (whether disputed or not) imposed by any Taxing Authority.

"Tax Benefit" has the meaning set forth in Section 9.5(a).

"Tax Matter" has the meaning set forth in Section 6.14(h).

"Tax Reduction" has the meaning set forth in Section 6.14(d).

"Tax Return" means any return, declaration, form, report, claim for refund, or information return or statement relating to Taxes, including schedules and attachments thereto and any amendments thereof, and where permitted or required, combined, consolidated or unitary returns for any group of entities that includes the Company, each as required to be filed with any Taxing Authority.

"Taxing Authority" means any Governmental Authority exercising any authority to impose, regulate or administer the imposition of taxes (whether domestic or foreign including any state, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)).

"Terminating Buyer Breach" has the meaning set forth in Section 8.1(c)(i).

"Terminating Parent Breach" has the meaning set forth in Section 8.1(b)(i).

"Third Party Claim" has the meaning set forth in Section 9.4(a).

"Transition Services Agreement" means the Transition Services Agreement to be entered into at the Closing by and among Parent, Buyer and the Company, in substantially the form as set forth in Exhibit E attached hereto.

ARTICLE II
PURCHASE AND SALE

Section 2.1                      Purchase and Sale of the Shares

(a)                The "Base Purchase Price" shall be equal to:

(i)                  $215,000,000 (Two Hundred Fifteen Million Dollars);

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
(ii)                  plus the Estimated Closing Security Deposits, if any;

(iii)                plus the Estimated Net Working Capital Surplus, if any;

(iv)                plus the Estimated Closing Cash, if any;

(v)                 minus the Estimated Net Working Capital Deficiency, if any; and

(vi)               minus the Estimated Closing Company Expenses, if any.

(b)                Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer will purchase from Newell US Finance, and Parent will cause Newell US Finance to sell, transfer and deliver to Buyer, the Shares in exchange for the Base Purchase Price (which Base Purchase Price shall be payable in the manner set forth in Section 2.1(c) and shall be subject to post-Closing adjustments as provided in Section 2.4(d)), which Shares shall be sold to Buyer free and clear of all Liens (other than Liens arising under applicable securities Laws).

(c)                 Upon the terms and subject to the conditions of this Agreement, at the Closing, as full and complete consideration for the sale and transfer of the Shares pursuant to this Agreement, Buyer shall pay to Parent an amount in cash equal to the Base Purchase Price by wire transfer of immediately available funds, which wire transfer shall be made to the accounts specified in writing by Parent no later than one Business Day prior to the Closing Date.

Section 2.2                  Closing of the Transactions Contemplated by this Agreement.  The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place as soon as possible (but in no event later than at 2:00 p.m., Eastern Time, on the fifth Business Day) after satisfaction (or waiver) of the conditions set forth in ARTICLE VII (other than those conditions which by their terms are to be satisfied by the delivery of documents or taking of any other action at the Closing by any Party) at the offices of Schiff Hardin LLP, 233 S. Wacker Drive, Suite 6600, Chicago, IL 60606, unless another time, date or place is agreed to in writing by the Parties.  The date on which the Closing actually occurs is referred to as the "Closing Date".  In lieu of an in-person Closing, the Closing may instead be accomplished by facsimile or email (in PDF format) transmission to the respective offices of legal counsel for the Parties of the requisite documents, duly executed where required, delivered upon actual confirmed receipt, with originals to be delivered by overnight courier service promptly following the Closing.  All proceedings to be taken and all documents to be executed and delivered by all Parties at the Closing will be deemed to have been taken and executed simultaneously and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

Section 2.3                   Actions to be Taken at the Closing.

(a)                 Actions to be Taken by Parent.  At the Closing, Parent shall deliver, or cause to be delivered, to Buyer:

(i)                  certificates representing the Shares, duly endorsed in blank or accompanied by stock powers or any other proper instrument of assignment duly endorsed in blank in proper form for transfer of all of the Shares owned by Newell US Finance to Buyer;

(ii)                 a certificate of Parent, dated as of the Closing Date, to the effect that the conditions specified in Section 7.1(b) and Section 7.1(c) have been satisfied;

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
(iii)                the Transition Services Agreement, duly executed by Parent;

(iv)               the Distribution Agreement, duly executed by Sanford and the Company;

(v)                the Supply Agreement, duly executed by Sanford and the Company;

(vi)               the License Agreement, duly executed by Sanford, Newell Rubbermaid Europe and the Company;

(vii)             a certificate of good standing of the Company from the Secretary of State of the State of California;

(viii)            a certificate of good standing of Newell US Finance from the Secretary of State of the State of Delaware;

(ix)                a certificate in customary form from the secretary of other officer of the Company dated as of the Closing Date and attaching with respect to the Company true and complete copies of (A) the Company's articles of incorporation and all amendments thereto, in effect as of the Closing Date, and (B) the Company's bylaws and all amendments thereto, in effect as of the Closing Date;

(x)                 a certificate in customary form from the secretary of other officer of Newell US Finance dated as of the Closing Date and attaching with respect to Newell US Finance true and complete copies of (A) the articles of incorporation of Newell US Finance and all amendments thereto, in effect as of the Closing Date, and (B) the bylaws of Newell US Finance and all amendments thereto, in effect as of the Closing Date; and

(xi)                all other documents, instruments and certificates specifically required by this Agreement to be delivered by Parent at the Closing.

(b)                 Deliveries by Buyer.  At the Closing, Buyer shall deliver, or cause to be delivered, to Parent:

(i)                  evidence of the wire transfer referred to in Section 2.1(c);

(ii)                 a certificate of an authorized officer of Buyer, dated as of the Closing Date, to the effect that the conditions specified in Section 7.2(b) and Section 7.2(c) have been satisfied;

(iii)                the Transition Services Agreement, duly executed by Buyer;

(iv)               a certificate of good standing of Buyer from the Secretary of State of the State of Delaware;

(v)                 a certificate in customary form from the secretary of other officer of Buyer dated as of the Closing Date and attaching with respect to Buyer true and complete copies of (A) Buyer's articles of incorporation and all amendments thereto, in effect as of the Closing Date, and (B) Buyer's bylaws and all amendments thereto, in effect as of the Closing Date; and

(vi)               all other documents, instruments and certificates specifically required by this Agreement to be delivered by Buyer at the Closing.

Section 2.4                   Estimated Closing Statement; Adjustment.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
(a)                Estimated Net Working Capital, Estimated Closing Cash, Estimated Closing Security Deposits and Estimated Closing Company Expenses.  No later than two (2) Business Days prior to the Closing, Parent shall deliver to Buyer a reasonably detailed statement (the "Estimated Closing Statement") setting forth, in each case along with the related calculations, Parent's good faith estimates of Closing Net Working Capital (such estimate, the "Estimated Net Working Capital"), Closing Cash (such estimate, the "Estimated Closing Cash"), Closing Security Deposits (such estimate, the "Estimated Closing Security Deposits") and Closing Company Expenses (such estimate, the "Estimated Closing Company Expenses").  The Estimated Net Working Capital amount, Estimated Closing Cash amount, Estimated Closing Security Deposits amount and Estimated Closing Company Expenses amount set forth on the Estimated Closing Statement shall be conclusive for the purposes of calculating the Base Purchase Price, but the Final Net Working Capital, the Final Closing Cash, the Final Closing Security Deposits and the Final Closing Company Expenses and any resulting adjustments to the Base Purchase Price contemplated by Section 2.4 shall be determined in accordance with the provisions of Section 2.4(b).  The Estimated Closing Statement and the determinations and calculations contained therein shall be prepared in accordance with this Agreement, including Section 2.4(e).

(b)                Final Net Working Capital, Final Closing Cash, Final Closing Security Deposits and Final Closing Company Expenses.

(i)                 As promptly as practicable, but no later than 45 calendar days after the Closing Date, Buyer shall prepare and deliver to Parent a reasonably detailed statement (the "Closing Statement") setting forth, in each case along with the related calculations, Buyer's good faith determinations of the actual amounts of Closing Net Working Capital, Closing Cash, Closing Security Deposits and Closing Company Expenses.  The Closing Statement and the determinations and calculations contained therein shall be prepared in accordance with this Agreement, including Section 2.4(e).

(ii)                 Within 45 calendar days following receipt by Parent of the Closing Statement, Parent shall deliver written notice (an "Objection Notice") to Buyer of all disputes, if any, Parent has with respect to the preparation or content of the Closing Statement, which Objection Notice shall specify those amounts, determinations or calculations set forth in the Closing Statement that Parent disputes and shall set forth its proposed adjustment to each such disputed amount, determination or calculation.  If Parent does not timely deliver an Objection Notice with respect to the Closing Statement within such 45 calendar day period, the Closing Statement (including each amount, determination and calculation contained therein) will be deemed to be final, conclusive and binding on the Parties.  If an Objection Notice is timely delivered within such 45 calendar day period, Buyer and Parent shall attempt in good faith to resolve each dispute raised therein (each, an "Objection").  All Objections that are so resolved in writing between the Parties shall be final, conclusive and binding on the Parties.

(iii)               The Parties agree that:

(A)            If Buyer and Parent fail to resolve any Objections within 15 calendar days after Parent delivers an Objection Notice, then Parent and Buyer shall jointly, and as promptly as practicable, engage the Accounting Firm (acting as an expert and not an arbitrator) to resolve, in accordance with this Agreement (including Section 2.4(e)), all such Objections that remain in dispute (the "Disputed Items").  The terms of engagement of the Accounting Firm shall be as mutually agreed upon between Parent and Buyer.  Parent and Buyer shall enter into an engagement letter with the Accounting Firm promptly after its retention, which shall include customary indemnification and other provisions.  Parent and Buyer shall cooperate with the Accounting Firm in all reasonable respects.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
(B)            Buyer and Parent shall use commercially reasonable efforts to cause the Accounting Firm to, as promptly as practicable following the engagement of the Accounting Firm (but in any event within 30 calendar days following such engagement), deliver to Buyer and to Parent a written determination (such determination to include a work sheet setting forth all material calculations used in arriving at such determination, and such determination to be based solely on information provided to the Accounting Firm by Buyer and Parent and not by independent review or development) of each Disputed Item, which determination (i) shall be within the range of dispute between the Closing Statement and the Objection Notice, such that the Accounting Firm may not assign a value to any Disputed Item greater than the greatest value for such Disputed Item claimed by any Party or less than the smallest value for such Disputed Item claimed by any Party, (ii) shall be made strictly in accordance with the accounting procedures set forth in this Agreement (including without limitation, Section 2.4(e)) without exception, and (iii) absent manifest error, shall be (1) the exclusive remedy of the Parties with respect to any disputes arising with respect to the calculation of Closing Net Working Capital, Final Net Working Capital, Closing Cash, Final Closing Cash, Closing Security Deposits, Final Closing Security Deposits, Closing Company Expenses, Final Closing Company Expenses or any adjustment to the Base Purchase Price contemplated by Section 2.4(d), and (2) final, conclusive and binding on the Parties, and judgment may be entered on such determination of the Accounting Firm in any court having jurisdiction over the Party against which such determination is to be enforced.

(C)            The Accounting Firm shall only make determinations with respect to the Disputed Items, provided that the scope of the disputes to be resolved by the Accounting Firm shall in all cases be limited to whether Buyer's proposed amount for each item in the Closing Statement or Parent's proposed adjustment thereto in the Objection Notice is calculated more nearly in accordance with Section 2.4(a) and whether there were mathematical errors contained in the Closing Statement or Objection Notice.  For the avoidance of doubt, the Accounting Firm is not authorized or permitted to make any determination as to (i) whether the Agreed Accounting Principles were followed for the Financial Statements, (ii) whether the Target Net Working Capital is correct, (iii) the accuracy of Section 3.4 or any other representation or warranty in this Agreement or (iv) compliance by any Party with any of its covenants, agreements or obligations in this Agreement (other than this Section 2.4).  Any determinations by the Accounting Firm, and any work or analyses performed by the Accounting Firm, in connection with its resolution of any dispute under this Section 2.4 shall not be admissible in evidence in any suit, action or proceeding between the Parties other than to the extent necessary to enforce payment obligations under this Section 2.4.

(D)            The fees and disbursements of the Accounting Firm incurred pursuant to this Section 2.4 shall be borne by Parent and Buyer in inverse proportion as they may prevail on matters resolved by the Accounting Firm, which proportionate allocations shall also be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered with respect to the Disputed Items.

(c)                Access.  Buyer shall, and shall cause the Company to, make its inventories, properties and facilities (in each case, of the Company only), documents, books, records, personnel, accountants and advisors, including the work papers prepared by Buyer or by any accountants retained by Buyer in connection with the preparation of the Closing Statement, available to (i) Parent and its Representatives and (ii) the Accounting Firm (if applicable), in each case at such times, and to such extent, as may reasonably be requested by the Accounting Firm or by Parent during the review by Parent or the Accounting Firm of, and the resolution of any Objections with respect to, the Closing Statement or the adjustments contemplated by this Section 2.4.

(d)               Adjustments.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
(i)                   If the Final Net Working Capital exceeds the Estimated Net Working Capital (the aggregate amount of such excess being referred to herein as the "Final Net Working Capital Surplus"), Buyer shall pay to Parent the amount equal to such Final Net Working Capital Surplus in cash.

(ii)                 If the Final Net Working Capital is less than the Estimated Net Working Capital (the aggregate amount of such shortfall being referred to herein as the "Final Net Working Capital Deficiency"), Parent shall pay to Buyer the amount equal to such Final Net Working Capital Deficiency.

(iii)                If the Final Closing Cash exceeds the Estimated Closing Cash, Buyer shall pay to Parent the amount by which the Final Closing Cash exceeds the Estimated Closing Cash.

(iv)               If the Final Closing Cash is less than the Estimated Closing Cash, Parent shall pay to Buyer the amount by which the Final Closing Cash is less than the Estimated Closing Cash.

(v)                If the Final Closing Security Deposits exceeds the Estimated Closing Security Deposits, Buyer shall pay to Parent the amount by which the Final Closing Security Deposits exceeds the Estimated Closing Security Deposits.

(vi)               If the Final Closing Security Deposits is less than the Estimated Closing Security Deposits, Parent shall pay to Buyer the amount by which the Final Closing Security Deposits is less than the Estimated Closing Security Deposits.

(vii)              If the Final Closing Company Expenses exceeds the Estimated Closing Company Expenses, Parent shall pay to Buyer the amount by which the Final Closing Company Expenses exceeds the Estimated Closing Company Expenses.

(viii)            If the Final Closing Company Expenses is less than the Estimated Closing Company Expenses, Buyer shall pay to Parent the amount by which the Final Closing Company Expenses is less than the Estimated Closing Company Expenses.

(ix)               Amounts due from Parent to Buyer or from Buyer to Parent, as the case may be, pursuant to Section 2.4(d)(i), Section 2.4(d)(ii), Section 2.4(d)(iii), Section 2.4(d)(iii), Section 2.4(d)(v), Section 2.4(d)(vi), Section 2.4(d)(vii) and/or Section 2.4(d)(viii), shall be netted against or added to each other, as the case may be, and the amount representing the result of such netting or adding shall be paid by Parent or by Buyer, as applicable, in accordance with Section 2.4(d)(x).

(x)            Parent shall deliver to Buyer or Buyer shall deliver to Parent, as the case may be, promptly (but in any event within five Business Days) any amounts determined pursuant to Section 2.4(d)(ix) to be due by wire transfer of immediately available funds to an account or accounts designated by the receiving Party.

(xi)            Any payment made pursuant to Section 2.4(d)(x) shall be treated as an adjustment to the purchase price by the Parties for Tax purposes, unless otherwise required by Law.

(e)               Accounting Procedures.

(i)                  For all purposes hereunder, the Estimated Closing Statement and Closing Statement and all determinations and calculations by any Person (including without limitation the Accounting Firm) of Cash and Cash Equivalents, Security Deposits, Company Expenses, Current Assets, Current Liabilities or any Net Working Capital Amount shall in all circumstances be prepared and calculated strictly in accordance with the terms of this Agreement and the Agreed Accounting Principles; provided that such calculations and determinations: (1)  shall be based on facts and circumstances as they exist prior to the Closing and shall exclude the effect of any act, decision or event occurring on or after the Closing, (2) shall follow the defined terms contained in this Agreement whether or not such terms are consistent with GAAP, (3) shall calculate any reserves, accruals or other non-cash expense items on a pro rata (as opposed to monthly accrual) basis to account for a Closing that occurs on any date other than the last day of a calendar month, and (4) shall exclude any impact of the Closing, and any transaction outside of the ordinary course of business occurring on the Closing Date.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
(ii)                The Parties agree that:

(A)            Following the Closing Date through the date on which payment, if any, is made by any Party pursuant to Section 2.4(d), or if the Parties agree that no such payment is required, on the date of such determination, Buyer shall not, and shall cause the Company not to, take any actions with respect to the accounting records, books, policies or procedures of the Company on which the Closing Statement (including the determinations and calculations therein) or calculation of Final Net Working Capital, Final Closing Cash, the Final Closing Security Deposits or the Final Closing Company Expenses that would make it impracticable to calculate Closing Net Working Capital, Closing Cash, Final Net Working Capital, Final Closing Cash, the Final Closing Security Deposits or the Final Closing Company Expenses in the manner contemplated by this Agreement.

(B)             In no event shall any actions taken by Buyer or the Company following the Closing with respect to the accounting records, books, policies or procedures of the Company on which the Closing Statement or calculation of Final Net Working Capital, Final Closing Cash or Final Closing Security Deposits are to be based that are not consistent with the Agreed Accounting Principles (including but not limited to changes in any reserve, allowance or other account, any changes in methodology for inventory valuation or accounting or any reclassification of any asset) have any effect on, or be considered in, the preparation of the Closing Statement (including the determinations and calculations contained therein) or the calculation of Final Net Working Capital, Final Closing Cash or Final Closing Security Deposits.

(C)            The Estimated Closing Statement, the Closing Statement and the respective determinations and calculations contained therein shall be prepared and calculated without regard to any changes in GAAP made or taking effect after the date hereof.

(D)            Without exception, the Target Net Working Capital shall not be subject to change (including without limitation by the Accounting Firm), regardless of whether the items or amounts included therein were recorded in accordance with the Agreed Accounting Principles.

(E)            The determinations of Closing Net Working Capital and Final Net Working Capital, and the resulting payment of any adjustment contemplated by Section 2.4(d), are intended solely to reflect changes between Final Net Working Capital and Target Net Working Capital, and any such change can be measured only if the Closing Statement and the calculations and determinations therein (including of Closing Current Assets, Closing Current Liabilities and Closing Net Working Capital) are prepared using the same line items, accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections inclusions, exclusions and valuation and estimation methodologies) as were used and applied in connection with the preparation of Exhibit F, which are, for the avoidance of doubt, the same items as were used in preparation of the balance sheet of the Company for the fiscal year ended December 31, 2014, and shall not include any changes in assets or liabilities as a result of purchase accounting adjustments or other changes arising from or resulting as a consequence of the transactions contemplated hereby; provided, that the parties agree that the purpose of preparing the Closing Net Working Capital and determining the Net Working Capital and the related purchase price adjustment contemplated by this Section 2.4 is to measure changes in Net Working Capital, and such processes are not intended to permit the introduction of different accounting principles, practices, procedures, policies and methods (or classifications, judgments, elections inclusions, exclusions and valuation and estimation methodologies) for the purpose of preparing the Closing Net Working Capital or determining the Net Working Capital.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
(f)                 Negative Amounts.  For the avoidance of doubt, for purposes of this Agreement, a smaller negative integer (i.e., closer to zero) is always "greater than" a larger negative integer (i.e., further from zero).  For example, [-2] is greater than [-10].

Section 2.5                   Purchase Price Allocation.

(a)               Within sixty (60) days after the final determination of Closing Net Working Capital and Final Net Working Capital in accordance with Section 2.4, Buyer shall prepare and deliver to Parent a schedule setting forth the fair market value of the assets of the Company (the "Proposed Allocation") for Parent's review.  The Proposed Allocation shall be made in accordance with Section 338 of the Code and the applicable Treasury Regulations thereunder and consistent with Schedule 2.5.  If Parent disagrees with the Proposed Allocation, Parent may, within thirty (30) days after delivery of the Proposed Allocation, deliver written notice to Buyer setting forth in reasonable detail its disagreement with the Proposed Allocation.  In the event that Parent does not provide such a notice of disagreement within such 30-day period, Parent and Buyer shall be deemed to have agreed to the Proposed Allocation, which shall be final, binding and conclusive for all purposes hereunder.  In the event any such notice of disagreement is timely provided, the Proposed Allocation will be final, binding and conclusive for all purposes hereunder except as to the disagreements duly raised in such notice, and Parent and Buyer shall use commercially reasonable efforts for a period of thirty (30) days (or such longer period as they may mutually agree) to resolve any such disagreements with respect to the Proposed Allocation.  If, at the end of such period, they are unable to resolve such disagreements, then any such remaining disagreements shall be resolved by the Accounting Firm in accordance with the procedures, and the fees and expenses of the Accounting Firm shall be borne by Parent and Buyer in accordance with the rules, set forth in Section 2.4(b).  The Proposed Allocation as finally agreed or determined pursuant to this Section 2.5(a) shall be the "Final Allocation."

(b)               Buyer shall allocate the "adjusted grossed-up basis" (as defined in Treasury Regulations Section 1.338-5) and Parent shall allocate the "aggregate deemed sale price" (as defined in Treasury Regulations Section 1.338-4), in each case, among the assets of the Company in a manner consistent with the Final Allocation and applicable Treasury Regulations.  The Final Allocation shall be adjusted by Buyer (with a copy sent to Parent) for any subsequent adjustments to the purchase price for the Shares under this Agreement, provided that any such adjustment shall be consistent with the Final Allocation.  Buyer and Parent shall file all Tax Returns (including Internal Revenue Service Forms 8023 and 8883, the required schedules thereto and any similar forms required by applicable state and local Tax Laws) consistent with (and amend any previously filed Tax Return to be consistent with) the Final Allocation, as modified by Buyer for any subsequent adjustments to the purchase price, and shall not take any action inconsistent therewith on any Tax Return unless required pursuant to a determination (as defined in Section 1313(a) of the Code or any similar provision of state or local Tax Law); provided that nothing contained herein shall prevent Parent or Buyer or their respective Affiliates from settling any proposed deficiency or adjustment by any Taxing Authority based upon or arising out of the Final Allocation, and none of Parent, Buyer or any of their respective Affiliates shall be required to litigate before any Governmental Authority any proposed deficiency or adjustment by a Taxing Authority challenging such Final Allocation.  Buyer and Parent shall promptly notify each other in writing the event of any actual examination, audit or other proceeding regarding the Final Allocation.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Buyer that the statements in this ARTICLE III are correct and complete as of the date hereof and as of the Closing Date (other than the representations and warranties which are as of a specified date, which speak only as of such date), except as set forth in the Disclosure Schedule.   Capitalized terms used in the Disclosure Schedule and not otherwise defined therein have the meanings given to them in this Agreement.

Section 3.1                  Organization and Qualification.  The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of California.  The Company has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.  The Company is duly qualified or licensed to do business, and is in good standing (if applicable), in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.2                   Capitalization of the Company.

(a)               Schedule 3.2(a) sets forth the authorized, issued and outstanding capital stock of the Company.  All of the issued and outstanding shares of capital stock of the Company have been duly authorized and are validly issued, fully paid and non-assessable and were issued in compliance with applicable Law.  The Shares represent all of the issued and outstanding capital stock of the Company.  Except as set forth on Schedule 3.2(a), (i) there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, phantom stock rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or to sell any shares of capital stock or other equity securities of the Company or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company, and no securities or obligation evidencing such rights are authorized, issued or outstanding.  The Company does not have outstanding any bonds, debentures, notes or other obligations to holders that have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.  Schedule 3.2(a) lists all obligations, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire shares of capital stock of, or other equity interests in, the Company.   None of the capital stock of the Company was issued in violation of any agreements, arrangements or commitment to which the Company or any of its Affiliates is a party or subject to or in violation of any preemptive or similar right of any Person.

(b)               Subsidiaries.  The Company does not, directly or indirectly, own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, at any time, any equity or similar interest in, any Person, except as set forth on Schedule 3.2(b).

Section 3.3                 Authority.  The Company has all necessary power, capacity and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and each of the Ancillary Documents to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by the Company.  This Agreement has been, and the Ancillary Documents to which it is a party, when entered into by the Company, will be, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto and thereto (other than Parent), this Agreement constitutes, and the Ancillary Documents to which the Company is a party, when entered into by the Company, will constitute, the legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except (a) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors' rights generally and (b) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
Section 3.4                   Financial Statements; No Undisclosed Material Liabilities; Indebtedness.

(a)               Attached hereto as Schedule 3.4(a) are copies of the following financial statements (the "Financial Statements"):  (i) the unaudited balance sheet of the Company as of December 31, 2014 (the "Balance Sheet"), and the related unaudited statement of income of the Company for the fiscal year then ended, together with the related notes thereto and reports thereon; and (ii) the unaudited balance sheet of the Company (the "Interim Balance Sheet") as of February 28, 2015 (the "Balance Sheet Date") and the related unaudited statement of income of the Company for the two-month period then ended.  Each of the Financial Statements presents fairly in all material respects in conformity with the Agreed Accounting Principles, applied on a consistent basis throughout the periods covered thereby, the financial position of the Company as of the respective dates and the results of operations for the periods then ended.

(b)               Since the Balance Sheet Date, the Company has not incurred any liabilities, whether accrued, absolute or contingent, and whether due or to become due, other than (i) liabilities provided for, reflected in, or reserved for on, the Interim Balance Sheet, (ii) liabilities not required under the Agreed Accounting Principles to be shown on a balance sheet of the Company, (iii) liabilities disclosed in Schedule 3.4(b), (iv) liabilities (including obligations under any Contract) incurred in the ordinary course of business since the Balance Sheet Date (and none of which relates to any breach of contract, breach of warranty, tort, infringement, or violation of Law or arose out of any charge, complaint or action, suit or proceeding) and (v) liabilities expressly permitted by this Agreement.

(c)               The Company is not a party to (i) any "off balance sheet arrangement" (as defined in Item 303(a) of Regulation S-K promulgated by the Securities and Exchange Commission), or (ii) any hedging, derivatives, or similar Contract.

(d)               The Company has no Indebtedness.

Section 3.5                   Consents and Approvals; No Violations.

(a)               Assuming the truth and accuracy of the representations and warranties of Buyer set forth in Section 5.3, the execution and delivery by the Company of this Agreement do not, and of the Ancillary Documents (to which the Company is a party) on the Closing Date will not, and the performance by the Company of this Agreement and of the Ancillary Documents (to which the Company is a party) will not, in each case require the Company to make any material filing with, or obtain any material consent, approval or authorization from, any Governmental Authority, other than (i) compliance with any applicable requirements of the HSR Act or any other applicable Antitrust Law, (ii) compliance with United States Postal Service regulations under 39 C.F.R. sec 501.4, (iii) filings required under and compliance with the Securities Exchange Act of 1934 and (iv) such other filings, consents, approvals and authorizations as set forth on Schedule 3.5(a).

(b)              The execution and delivery by the Company of this Agreement do not, and of the Ancillary Documents (to which the Company is a party) on the Closing Date will not, and the performance by the Company of this Agreement and such Ancillary Documents (to which the Company is a party) will not, in each case (i) violate the Governing Documents of the Company, (ii) assuming compliance with the matters referred to in Section 3.5(a), violate any Law applicable to the Company, or (iii) result in any material breach of or constitute a material default under, give rise to any additional rights of termination, acceleration or cancellation under, or, except as set forth on Schedule 3.5(b), require notice to or consent of any Person pursuant to, a Material Contract.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
Section 3.6                Material Contracts.  Schedule 3.6 includes a true and complete list, as of the date hereof, of all Material Contracts to which the Company is a party, and, except as set forth in Schedule 3.6, (i) except with respect to any Material Contract that expires or is terminated in accordance with its terms (but not for breach, default or violation by the Company) after the date hereof, each Material Contract is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, and to the knowledge of the Company, each Material Contract is a valid and binding agreement of the other party to each of the Material Contracts enforceable against such party in accordance with its terms, and (ii) with respect to each such Material Contract, the Company is not in material breach or material default thereunder, and to the knowledge of the Company, the other party to each of the Material Contracts is not in material breach or material default thereunder. For purposes of this Agreement, "Material Contract" shall mean any:

(a)                Contract (other than any Employee Benefit Plan) that involves the expenditure, payment or receipt by the Company of more than $100,000 in the aggregate during any twelve (12) month period and is not terminable by the Company without payment of any material penalty on notice of ninety (90) days or less, except for purchase and sale orders entered into in the ordinary course of business;

(b)               Contract or commitment prohibiting the Company from freely engaging in any business, including restrictions on the Company's ability to compete in any business or market;

(c)               Contract that relates to (i) the future disposition (other than sales of inventory in the ordinary course of business) or acquisition of more than $100,000 in any single transaction of assets or properties by the Company, or (ii) any merger or business combination with respect to the Company;

(d)                lease (whether of real or personal property) providing for annual rents of $25,000 or more that is not terminable by the Company without payment of any penalty on notice of 90 days or less;

(e)                Contract with Parent or any of its Affiliates or any director or officer of Parent or any of its Affiliates;

(f)                 Contract that contains "most favored nation" pricing provisions, any exclusivity, rights of first refusal or rights of first negotiation or any provisions requiring the Company to direct business to a third party or away from a third party, including Buyer or its Affiliates, or use commercially reasonable efforts, reasonable best efforts or another similar efforts threshold to direct business to a third party or away from a third party, including Buyer or its Affiliates, (collectively, the "Preferential Provisions") that are binding on the Company or that would be binding on Buyer or any of its Affiliates after the Closing that is not terminable by the Company, in each case,  without payment of a penalty in excess of $10,000 on notice of 90 days or less or where the applicable Preferential Provision is a continuing or surviving obligation after termination or expiration;

(g)                Contract creating a partnership, limited liability company, or joint venture other than ordinary cause commercial agreements;

(h)               mortgage, indenture, guarantee, loan or credit agreement, security agreement or other agreement or instrument relating to the borrowing of money or Contract placing a Lien on any material portion of the assets of the Company;

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
(i)                  Contract with any Governmental Authority, non-governmental postal authority or private carrier;

(j)                  Contract containing "earn-out" agreements or arrangements (or any similar agreements or arrangements);

(k)                Contract under which the Company agrees to indemnify any Person  outside the ordinary course of business (and other than pursuant to a Material Contract described in any of the other clauses of this Section 3.6 or a contract which is otherwise not material to the Company or Business);

(l)                 Contract for capital expenditures, operating expenditures or the acquisition of fixed assets in excess of $100,000 in any single year or $500,000 for all payments in the aggregate under such Contract; and

(m)               Contract under which the Company is lessee of any real property.

Section 3.7                Absence of Certain Changes or Events.  Except as otherwise contemplated by this Agreement, during the period beginning on the Balance Sheet Date and ending on the date of this Agreement:

(a)                there has not been any Circumstance that has had or could reasonably be expected to have a Company Material Adverse Effect;

(b)                the Company has not incurred or guaranteed any Indebtedness other than in the ordinary course of business substantially consistent with past practices;

(c)                the Company has conducted its business in the ordinary course substantially consistent with past practices (other than with respect to activities undertaken in connection with the proposed sale of the Company and the negotiation, execution and performance of this Agreement and the Ancillary Documents);

(d)               except for the actions otherwise permitted under the last sentence of Section 6.1(h), the Company has not entered into any employment, severance, retention or other agreement with any employee of the Company, has not materially increased the wages, salary, bonus, benefits or other compensation of any employee of the Company, and has not adopted or modified any Company Benefit Plan, in each case, other than as required by applicable Law or in the ordinary course of the Company's business and consistent with past practice;

(e)                the Company has not made any material change in its accounting methods, principles or practices (including for Tax purposes) except as required by GAAP or by applicable Law;

(f)                 the Company has not sold or transferred any material property or assets owned or used by the Company related to its business as presently conducted, other than sales or transfers made in the ordinary course of business consistent with past practices;

(g)               the Company has not subjected any material portion of its assets or properties to Liens, except Permitted Liens;

(h)               the Company has not incurred any material damage, destruction or loss to its assets or properties (whether or not covered by insurance); and

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
(i)                  the Company has not committed or agreed to take any of the foregoing actions except as otherwise contemplated by this Agreement.

Section 3.8                  Absence of Litigation.  There are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against (a) the Company or any properties or rights of the Company or (b) any officer or employee of the Company acting in his or her capacity as such who has a right to seek indemnification from the Company, in each case before any arbitrator or Governmental Authority that seeks (i) equitable relief (including seeking to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement) or (ii) a payment, or that alleges Losses, in any such case, in excess of $200,000.

Section 3.9                   Compliance; Permits.

(a)               The Company is in compliance in all material respects with all Laws applicable to it or by which it or any of its properties is bound or affected. No suits, actions or proceedings have been filed against the Company in the past three (3) years alleging a violation of any such applicable Laws. The Company has not received at any time within the past three (3) years any written notice or other written communication, or to the knowledge of the Company, any other notice from any Governmental Authority or any other Person of any failure by it to comply with any such Law, other than customer complaints resolved without material liability to the Company.  This Section 3.9 does not relate to Tax matters (which is the subject of Section 3.15), environmental matters (which is the subject of Section 3.11), employee benefit matters (which is the subject of Section 3.10), intellectual property matters (which is the subject of Section 3.12) or labor matters (which is the subject of Section 3.13.

(b)               The Company holds all material permits, licenses, certificates and approvals from any Governmental Authority necessary for the lawful conduct of its business as presently conducted (collectively, the "Material Permits").  The Company is in compliance in all material respects with the terms of the Material Permits. All such Material Permits are in full force and effect in all material respects.  As of the date hereof, no suspension or cancellation of any of the Material Permits is pending or, to the knowledge of the Company, threatened.  There are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened, that would reasonably be expected to result in the termination, revocation, suspension or material restriction of any such Material Permit or the imposition of any material fine, penalty, sanction, Law or Order relating to any Material Permit. The Company has not received at any time within the past three (3) years any written notice or other written communication, or to the knowledge of the Company, any other notice from any Governmental Authority or any other Person regarding any actual, alleged or potential violation of, or failure to comply with, or any Material Permit, any actual or threatened revocation, withdrawal, suspension, cancellation, termination or modification of any Material Permit, other than customer complaints resolved without material liability to the Company.

(c)               There is no Order binding upon the Company or by which the Company is subject to, or operating under. To the knowledge of the Company, no director, officer, employee or agent of the Company is subject to any Order that prohibits such director, officer, employee or agent from engaging in or continuing any conduct, activity or practice relating to the business of the Company.

Section 3.10                Employee Benefit Plans; Employment Agreements.

(a)               Schedule 3.10(a) lists all Employee Benefit Plans in which employees of the Company participate.  True and correct copies of (i) each Company Benefit Plan which has been reduced to writing (and all amendments thereto) or a summary thereof if not reduced to writing, and all related material agreements, insurance contracts and policies, and (ii) to the extent applicable, the most recent annual report on Form 5500, have been made available to Buyer.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
(b)                Other than as required under Section 601 et seq. of ERISA and Section 4980B of the Code and except as set forth in Schedule 3.10(b), no Company Benefit Plan that is an "employee welfare benefit plan" within the meaning of Section 3(1) of ERISA provides benefits or coverage following retirement or other termination of employment to employees of the Company and their dependents.

(c)                Except as set forth in Schedule 3.10(c), the Company does not maintain or contribute to or participate in (i) a Multiemployer Plan, (ii) an "employee pension benefit plan" (within the meaning of Section 3(2) of ERISA) subject to Title IV of ERISA, or (iii) a multiple employer plan within the meaning of ERISA or the Code.  There has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code and not otherwise exempt under Section 408 of ERISA or Section 4975(d) of the Code with respect to any Employee Benefit Plan or Company Benefit Plan that would reasonably be expected to subject the Company to any material fine, penalty, tax or liability under the Code or ERISA.  All Employee Benefit Plans in which employees of the Company participate and all Company Benefit Plans have been maintained in all material respects in accordance with their terms and are in compliance in all material respects with the requirements prescribed by applicable Laws, including ERISA and the Code. All contributions required to be made under the terms of any Company Benefit Plan and any Employee Benefit Plan in which employees of the Company participate have been timely made or have been reflected on the Financial Statements, except for such failures to contribute as would not reasonably be expected to subject the Company to any material fine, penalty, tax or liability.

(d)                Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will:  (i) result in any payment by the Company becoming due to any current employee or former employee of the Company, (ii) increase any benefits otherwise payable under any of the Company Benefit Plans or to any current employee of the Company under any Employee Benefit Plan, (iii) result in any payment by the Company that will not be deductible by the Company under Section 280G of the Code or (iv) result in the acceleration of the time of payment or vesting of any benefits provided under any of the Company Benefit Plans or to any current employee of the Company under any Employee Benefit Plan.

(e)                Other than routine claims for benefits, there are no suits, actions, audits, voluntary compliance requests or other proceedings pending or, to the knowledge of the Company, threatened in writing against or otherwise involving any Company Benefit Plan or any Employee Benefit Plan that could subject the Company to any material fine, penalty, tax or liability under the Code or ERISA.

Section 3.11                Environmental Matters.  Except as set forth in this Section 3.11 and except for such matters that would not reasonably be expected to have a Company Material Adverse Effect:

(a)              The Company has obtained and is in compliance with all material permits and approvals that are currently required under all Environmental Laws for the conduct by the Company of its business ("Environmental Permits").  Each such Environmental Permit remains in full force and effect and the Company has not received any written notice that any such Environmental Permit will not be issued or renewed with terms and conditions that are consistent with the present operations of the businesses conducted by the Company.

(b)              To the knowledge of the Company, the operation of the business conducted by the Company is in compliance in all material respects with all applicable Environmental Laws.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
(c)               The Company has not received any unresolved written notice from any Governmental Authority of any past or present violations of or liabilities of the Company under any Environmental Laws.

(d)               Notwithstanding anything herein to the contrary, the representations and warranties in this Section 3.11 are the sole and exclusive representations and warranties concerning environmental matters, including, without limitation, any matters arising under Environmental Laws.

Section 3.12                Intellectual Property.

(a)            The Company owns, licenses or otherwise has the right to use, free and clear of all Liens except for Permitted Liens, the Intellectual Property Rights necessary for the conduct of the business of the Company as currently conducted (such Intellectual Property Rights, collectively, the "Company IP Rights").  Schedule 3.12(a) sets forth a list of all (i) Registered IP or other material trademarks, service marks or  logos in which the Company has or purports to have an ownership interest, (ii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number and the date of expiration of such registration, (iii) domain names owned by the Company, and (iv) material software products and databases owned by the Company (other than any Desktop Software).  With respect to the Registered IP, the Company has made all filings and payments and taken all other administrative actions in each case to the extent reasonably practicable to avoid the abandonment or lapse of the Registered IP.

(b)              There is not pending against the Company any claim by any third party contesting the use or ownership of any material Company IP Right owned by the Company, or alleging that the Company is infringing any Intellectual Property Rights of a third party in any material respect.  To the knowledge of the Company, the conduct of the business of the Company as currently conducted does not infringe any Intellectual Property Rights of any third party.

(c)                Schedule 3.12(c) sets forth a list of all material agreements pertaining to the Company IP Rights, other than (i) agreements for the use of Desktop Software and (ii) customer and partner agreements entered into by the Company in the ordinary course of business (collectively, the "Company IP Agreements").  The Company is not in default under any Company IP Agreement, except for defaults that have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(d)              The Company has taken commercially reasonable precautions to protect and maintain the confidentiality of non‑public information relating to Company IP Rights, including all inventions, trade secrets, know-how and other proprietary rights of the Company, and to appropriately restrict the use thereof.

(e)               Any material Company IP Rights which have been created by an independent contractor or other third party for the Company, other than Company IP Rights owned by third parties and licensed to the Company pursuant to a Company IP Agreement or Company IP Rights co-owned by the Company and one or more third parties as reflected on Schedule 3.12(e) , is the subject of a written assignment and/or work made for hire agreement prescribing that the Company is the exclusive owner of such Intellectual Property Right. The Company has written agreements with past and/or present employees who performed significant research and development services for the Company requiring such employees to assign all patents, material inventions and other material intellectual property rights to the Company, as necessary to protect the Company's ownership interest in the Company IP Rights developed using the resources of or on the time of the Company, and to maintain the confidentiality of all trade secrets and other confidential or proprietary information of the Company.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
(f)                 In the last twelve months, there have been no material failures or breakdowns affecting any material computer software that is used in or necessary for the conduct of the Business as currently conducted that have caused any substantial disruption of or interruption in or to the use of such computer software and/or the conduct of the business of the Company.  None of such software: (i) fails to comply in any material respect with any applicable warranty or other contractual commitment relating to the use, functionality or performance of such software or any product or system containing or used in conjunction with such Company Software; or (ii) except where the impact is not and would not reasonably be expected to be material, contains any "back door," "drop dead device," "time bomb," "Trojan horse," "virus," or "worm" (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (x) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (y) damaging or destroying any data or file without the user's consent or (iii) except where the impact is not and would not reasonably be expected to be material, is subject to any "copyleft," "open source" or similar obligations or restrictions.  No source code for any such software owned by the Company has been made available by the Company to an escrow agent or any Person who is not an employee of the Company, and the Company does not have any duty or obligation (contingent or otherwise) to make available such source code available to any such Persons, except as set forth in any Contract reflected in the Disclosure Schedule.

Section 3.13                Labor Matters.

(a)               The Company is not a party to any collective bargaining agreement or other labor union contract applicable to employees of the Company and, to the knowledge of the Company, there are not any activities or proceedings of any labor union to organize any such employees.  (i) There is no unfair labor practice charge or complaint pending before any applicable Governmental Authority relating to the Company or any employee thereof; (ii) there is no labor strike, material slowdown or material work stoppage or lockout pending or, to the knowledge of the Company, threatened against the Company, and the Company has not experienced in the last three years any strike, material slowdown or material work stoppage, lockout or other collective labor action by or with respect to its employees; (iii) there is no representation claim or petition pending before any applicable Governmental Authority, and to the knowledge of the Company no question concerning representation exists relating to the employees of the Company; and (iv) the Company is not aware of any charges with respect to or relating to the Company pending before any applicable Governmental Authority responsible for the prevention of unlawful employment practices.

(b)               The Company is in compliance in all material respects with all applicable Laws relating to employment of labor, including all applicable Laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, safety and health, workers' compensation, pay equity, classification of employees, and the collection and payment of withholding and/or social security Taxes.

(c)               There are no claims or complaints against the Company pending or, to knowledge of the Company, threatened based on, arising out of, in connection with or otherwise relating to the employment or termination of employment or failure to employ by the Company, of any individual.

(d)               Except as set forth in Schedule 3.13(d), the Company has properly completed a U.S. Citizenship and Immigration Services Form I-9 for each employee of the Company, and the Company is now, and has been for the past three (3) years, in compliance in all material respects with all Laws governing work authorization in the United States covering the its employees.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
(e)               No third party has claimed in writing in the past three (3) years that any person employed by, or an independent contractor or consultant with, the Company (i) has violated or may be violating any of the material terms or conditions of such person's employment, non-competition, non-solicitation or non-disclosure agreement with such third party, (ii) has or may have disclosed or utilized any trade secret or proprietary information or documentation of such third party, or (iii) has illegally interfered in the employment relationship between such third party and any of its present or former employees.  To the knowledge of the Company, no person employed by the Company has disclosed or used any third party's trade secret or information designated confidential in connection with the development, sale, licensing, or other providing of any service or proposed service of the Business.

(f)               Within the last three (3) years, the Company has not received services from any individual whom the Company has treated as an independent contractor, but who should have been treated as a common law employee.

Section 3.14                Insurance.  Schedule 3.14 lists all current insurance policies relating to the assets, business, operations, employees, officers or directors of the Company (collectively, the "Insurance Policies") setting forth, in respect of each such policy, the policy holder, the policy name, policy number, carrier, term, and type and amount of coverage.  All such policies are in full force and effect in all material respects, and no written notice of cancellation or termination has been received by the Company within the last three years with respect to any such policy.  There are no material claims by the Company in excess of $100,000 pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or in respect of which such underwriters have reserved their rights.  The Company maintains insurance of the type and in the amounts sufficient for compliance with all applicable Laws and Material Contracts. All premiums due and payable under all such policies have been paid, and the Company is otherwise in compliance in all material respects with the terms of such policies.  The Company has no knowledge of any threatened termination of any such Insurance Policies, except in accordance with the terms thereof.  All such Insurance Policies have not been subject to any lapse in coverage in the past three (3) years.

Section 3.15               Tax Matters.

(a)               The Company has timely filed with the appropriate Taxing Authorities when due (including applicable extensions) all material Tax Returns required to be filed with respect to the Company.  All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been, or will be, timely paid, including Taxes that the Company is obligated to withhold. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return.

(b)              The Company has timely withheld and paid over to the appropriate Taxing Authority all Taxes that are required to be, or have been, withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and all information reporting (including without limitation IRS Form 1099) and backup withholding requirements, including without limitation maintenance of required records with respect thereto have been properly completed and timely filed in accordance with applicable Law.

(c)               There are no (i) pending or, to the knowledge of the Company, threatened, inquiries or claims by any Taxing Authority with respect to Taxes relating to the Company, (ii) deficiencies for any Tax, claim for additional Taxes, or other dispute or claim relating or attributable to any Tax liability of the Company claimed, issued or raised by any Taxing Authority, or (iii) written notices of any inquiry or claim made by a Taxing Authority in the last five (5) years in any jurisdiction where the Company does not file Tax Returns that the Company is, or may be, subject to Tax by that jurisdiction.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
(d)              The Company has not granted (nor is the Company subject to) any extension or waiver currently in effect of the period of limitations for the assessment of any material Tax.

(e)               The Company has not received from any Taxing Authority any written notice of proposed adjustment, deficiency, underpayment of material Taxes that has not been satisfied by payment or withdrawn, and there are no pending or, to the knowledge of the Company, threatened, proceedings by any Tax Authority with respect to the foregoing.

(f)                The Company has not had taxable presences in any jurisdiction other than jurisdictions for which Tax Returns have been duly filed and Taxes have been duly and timely paid, and no inquiry or claim has been made by any Taxing Authority in the last five (5) years in a jurisdiction where the Company does not file Tax Returns that the Company was, is or may be subject to taxation by that jurisdiction nor is there any reasonable basis for such claim.

(g)               There are no Liens for Taxes against any of the assets of the Company, other than Permitted Liens.

(h)                No power of attorney that is currently in force has been granted by the Company with respect to any Tax matter.

(i)                There are no tax sharing, allocation, indemnification or similar agreements or arrangements in effect between the Company and any other Person under which the Company could be liable for any Taxes or other claims of any other Person, other than pursuant to customary provisions of any agreement entered into in the ordinary course of business the primary purpose of which is not related to Taxes (such as leases, licenses or credit agreements).

(j)                 Since July 1, 2007, the Company has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes (other than a group in which the common parent was Parent).  The Company has no liability for Taxes of any Person (other than the Company) arising since July 1, 2007 under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor.

(k)               Parent has filed a consolidated federal income Tax return with the Company for the taxable year immediately preceding the current taxable year and is eligible to make the Section 338 Election.

(l)                The Company is not, and has not been, a party to, or a promoter of, a transaction that constitutes (i) a "reportable transaction" within the meaning of Code Section 6707A(c)(1) and Treasury Regulation Section 1.6011-4(b), (ii) a "confidential corporate tax shelter" within the meaning of Treasury Regulation Section 301.6111-2(a)(2), or (iii) a "potentially abusive tax shelter" within the meaning of Treasury Regulation Section 301.6112-1(b).

(m)             The Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.  The Company is a "United States Person" within the meaning of the Treasury Regulations under Section 7701(a)(30) of the Code.

(n)               The Company is not a party to any agreement, contract, arrangement or plan that has resulted in the last five (5) years or could result, separately or in the aggregate, in the payment of (i) any "excess parachute payment" within the meaning of Code Section 280G (or any corresponding provision of state, local or non-U.S. tax law) and (ii) any amount that will not be fully deductible as a result of Code Section 162(m) (or any corresponding provision of state, local or non-U.S. tax law).

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
(o)              The Company has not been either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying or intended to qualify for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

Section 3.16                Brokers.  Except for Robert W. Baird & Co. Incorporated, whose fees will be paid by Parent, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

Section 3.17                Real Property.

(a)               The Company does not own any real property.

(b)               The real property demised by the leases described on Schedule 3.17(b) (the "Leased Real Property") constitutes all of the real property leased by the Company as of the date hereof.  With respect to each Leased Real Property leases: (i) except with respect to any such lease that expires or is terminated in accordance with its terms  (but not for breach, default or violation by the Company) after the date hereof, such lease in full force and effect in all material respects, and the Company holds a valid and enforceable leasehold interest under each such lease, subject to proper authorization and execution of such lease by the other party and the application of any bankruptcy or creditor's rights laws, and (ii) neither the Company nor, to the knowledge of the Company, any other party to such lease is in material breach of or material default under such lease, and, to the knowledge of the Company, no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such lease, except to the extent such breach of default would not have a Company Material Adverse Effect.  Parent has delivered or made available to Buyer complete and accurate copies of each of the leases described on Schedule 3.17(b).

Section 3.18               Personal Property; Sufficiency.  The Company has good title to, or in the case of leased property and assets has valid leasehold interests in, all material tangible personal property and assets reflected on the Interim Balance Sheet or acquired after the Balance Sheet Date, except for such properties and assets sold since the Balance Sheet Date in the ordinary course of business.   Except with respect to the services to be provided pursuant to the Ancillary Agreements (and the assets used to provide such services) and as described on Schedule 3.18, the assets of the Company that Buyer will acquire as a result of Buyer's acquisition of the Shares on the Closing Date represent all of the assets necessary to conduct the business of the Company as presently conducted and as conducted during the last twelve months in all material respects and represent all of the material assets used or intended for use in the conduct of the business of the Company as currently conducted.

Section 3.19               Significant Customers.  Schedule 3.19 sets forth a list of the five largest customers of the products sold by, and the five largest partners of, the Company (such customers and partners, the "Material Relationships") in terms of payments by each such customer or partner (inclusive of payments to the Company by such partner's customers, if any) during the twelve months ended December 31, 2014.  Since the Balance Sheet Date, other than in the ordinary course of business of the Company consistent with past practices, there has not been any written notice or, to the knowledge of the Company, any oral notice, from any such Material Relationship that such Material Relationship has terminated or canceled or intends to terminate or cancel within the next six months any material Contract between the Company and any such Material Relationship, other than any such notice that may be received by the Company within 90 calendar days after the date hereof primarily as a result of or in connection with Buyer being the acquirer and proposed owner of the Company after the Closing.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
Section 3.20                Product Liability.

(a)               There has not been, during the two years prior to the date of this Agreement, any written notice, demand, claim, action or suit, or, to the knowledge of the Company, investigation of a civil, criminal or administrative nature, in any such case, by or before any Governmental Authority against the Company, involving a product manufactured, produced, distributed or sold by or on behalf of the Company (a "Product"), which is pending or, to the knowledge of the Company, threatened, on behalf of the ultimate purchaser of any Product, resulting from (i) an alleged defect in design, manufacture, materials or workmanship of any Product (excluding Product returns on a case-by-case basis in the ordinary course of business), or (ii) any alleged failure to warn.

(b)              There has not been, during the past two years, any recall or post-sale warning applicable in general to Products (and not to Product returns on a case-by-case basis) conducted by or on behalf of the Company.

Section 3.21              Transactions with Affiliates.  Except for employment relationships and the payment of compensation and benefits in the ordinary course of business, and except for the Ancillary Agreements to be entered into at the Closing, the Company is not a party to any agreement or Contract with any shareholder, member, manager, officer, director or Affiliate of the Company or any member of the immediate family of such Person, as applicable, or any of their respective Affiliates ("Related Persons").  No Related Person (a) has any direct or indirect interest of any kind in any material asset used in the Business or (b) is indebted to the Company.

Section 3.22                Postal Representations.  The Company has all necessary authorizations from the United States Postal Service to offer those products and services currently offered by the Company.

Section 3.23                Banking Matters.  A true, complete and correct list of the names of all banks and other financial institutions (with account numbers) in which the Company has an account or safe deposit box, and of all brokerage firms and other entities and Persons holding funds or investments of the Company, and the names of all persons authorized to draw thereon or make withdrawals therefrom has been provided to Buyer.

Section 3.24               Suppliers.  In the past six (6) months, no current material supplier of the Company that cannot be replaced on commercially reasonable terms has notified the Company in writing or, to the Company's knowledge, notified the Company orally, of any intention to cancel or terminate its business relationship with the Company.

Section 3.25                Exclusivity of Representations and Warranties.  Notwithstanding the delivery or disclosure to Buyer or its Representatives of any documentation or other information (including any financial projections or other supplemental data), except for the representations and warranties made by the Company in this ARTICLE III, the Company expressly disclaims any representations or warranties of any kind or nature, whether written or oral, express or implied, as to the condition, value or quality of the securities or businesses or assets of the Company, and the Company specifically disclaims any representation or warranty of merchantability, usage, suitability or fitness for any particular purpose with respect to such assets, any part thereof, the workmanship thereof, and the absence of any defects therein, whether latent or patent, and Buyer shall rely on its own examination and investigation thereof as well as the representations and warranties of the Company set forth in this Agreement and in any certificate or other instrument delivered by the Company or Parent pursuant hereto.  The representations and warranties of the Company contained in this ARTICLE III are the only representations and warranties made by the Company in connection with the transactions contemplated by this Agreement and supersede any and all previous written and oral statements, if any, made by the Company or any of its Representatives.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
Section 3.26                FCPA; Compliance with Officer of Foreign Assets Control.

(a)                None of the Company nor any of the Company's directors, officers or employees (in their capacity as such) have made, directly or indirectly, any payment or promise to pay, or gift or promise to give or authorized such a promise or gift, of any money or anything of value, directly or indirectly, to (i) any foreign official (as such term is defined in the U.S. Foreign Corrupt Practices Act (the "FCPA")) for the purpose of influencing any official act or decision of such official or inducing him or her to use his or her influence to affect any act or decision of a Governmental Authority or (ii) any foreign political party or official thereof or candidate for foreign political office for the purpose of influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use his, her or its influence to affect any act or decision of a Governmental Authority, in the case of both (i) and (ii) above in order to assist the Company or any of its Affiliates to obtain or retain business for, or direct business to the Company or any of its Affiliates, as applicable.

(b)               None of the Company nor the Company's directors, officers or employees is an OFAC Sanctioned Person.  The Company and the Company's directors, officers or employees (in their capacity as such) are in material compliance with, and have not violated, the USA Patriot Act of 2001, as amended through the date of this Agreement, to the extent applicable to the Company and all other applicable anti-money laundering laws and regulations.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to Buyer that the statements in this ARTICLE IV are correct and complete as of the date hereof and as of the Closing Date  (other than the representations and warranties which are as of a specified date, which speak only as of such date), except as set forth in the Disclosure Schedule.

Section 4.1                   Organization.  Parent is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has the requisite power and authority to carry on its businesses as it is now being conducted.

Section 4.2                   Shares; Newell US Finance.  Newell US Finance is the record and beneficial owner of the Shares, free and clear of any Liens other than Liens arising under applicable securities Laws, and will transfer and deliver to Buyer at the Closing valid title to such Shares free and clear of any Liens other than Liens arising under applicable securities Laws.  Newell US Finance is a wholly owned indirect Subsidiary of Parent.

Section 4.3                  Authority.  Parent has all necessary power, capacity and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and each of the Ancillary Documents to which Parent is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by Parent.  This Agreement has been, and the Ancillary Documents to which it is a party, when entered into by Parent will be, duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery by the other parties hereto and thereto (other than the Company), this Agreement constitutes, and the Ancillary Documents to which Parent is a party, when entered into by Parent will constitute, the legal, valid and binding obligations of Parent enforceable against Parent in accordance with their terms, except (a) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors' rights generally and (b) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
Section 4.4                   Consents and Approvals; No Violations.

(a)               Assuming the truth and accuracy of the representations and warranties of Buyer set forth in Section 5.3, the execution and delivery by Parent of this Agreement do not, and of the Ancillary Documents (to which Parent is a party) on the Closing Date will not, and the performance by Parent of this Agreement and of the Ancillary Documents (to which Parent is a party) will not, in each case require Parent to make any material filing with, or obtain any material consent, approval or authorization from, any Governmental Authority, other than (i) compliance with any applicable requirements of the HSR Act or any other applicable Antitrust Law, (ii) compliance with United States Postal Service regulations under 39 C.F.R. sec 501.4, (iii) filings required under and compliance with the Securities Exchange Act of 1934 and (iv) such other filings, consents, approvals and authorizations set forth on Schedule 4.4(a).

(b)              The execution and delivery by Parent of this Agreement do not, and of the Ancillary Documents (to which Parent is a party) on the Closing Date will not, and the performance by Parent of this Agreement and of the Ancillary Documents (to which Parent is a party) will not, in each case (i) violate the Governing Documents of Parent, (ii) assuming compliance with the matters referred to in Section 4.4(a), violate any Law applicable to Parent, or (iii) require any material authorization, consent, approval, exemption or other material action by or notice to any third party under the provisions of any material Contracts to which Parent is a party or by which its assets are subject or bound.

(c)               The execution and delivery by Parent of this Agreement do not, and of the Ancillary Documents (to which Parent is a party) on the Closing Date will not, and the performance by Parent of this Agreement and of the Ancillary Documents (to which Parent is a party) will not, in each case (i) violate the Governing Documents of Newell US Finance, (ii) assuming compliance with the matters referred to in Section 4.4(a), violate any Law applicable to Newell US Finance, or (iii) require any material authorization, consent, approval, exemption or other material action by or notice to any third party under the provisions of any material Contracts to which Newell US Finance is a party or by which its assets are subject or bound.

Section 4.5                   Brokers.  Except for Robert W. Baird & Co. Incorporated, whose fees will be paid by Parent, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

Section 4.6                 Absence of Litigation.  There is no action, suit, proceeding or claim pending against, or, to the knowledge of Parent, threatened against Parent or any of its Affiliates (including, without limitation, Newell US Finance), in each case before any arbitrator or Governmental Authority, relating to the capital stock of the Company or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the consummation of the transactions contemplated by this Agreement.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
Section 4.7                   Exclusivity of Representations and Warranties.  Notwithstanding the delivery or disclosure to Buyer or its officers, directors, employees, agents or Representatives of any documentation or other information (including any financial projections or other supplemental data), except for the representations and warranties made by Parent in this ARTICLE IV, Parent expressly disclaims any representations or warranties of any kind or nature, whether written or oral, express or implied, as to Parent or the condition, value or quality of the securities or businesses or assets of the Company, and Parent specifically disclaims any representation or warranty of merchantability, usage, suitability or fitness for any particular purpose with respect to such assets, any part thereof, the workmanship thereof, and the absence of any defects therein, whether latent or patent, and Buyer shall rely on its own examination and investigation thereof as well as the representations and warranties of the Parent set forth in this Agreement and in any certificate or other instrument delivered by the Company or Parent pursuant hereto.  The representations and warranties of Parent contained in this ARTICLE IV are the only representations and warranties made by Parent in connection with the transactions contemplated by this Agreement and supersede any and all previous written and oral statements, if any, made by the Parent or any of its Representatives.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Parent that the statements in this ARTICLE V are correct and complete as of the date hereof and as of the Closing Date  (other than the representations and warranties which are as of a specified date, which speak only as of such date), except as set forth in the Disclosure Schedule.

Section 5.1                     Organization.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to carry on its businesses as it is now being conducted.

Section 5.2                     Authority.  Buyer has all necessary power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and each of the Ancillary Documents to which Buyer is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by Buyer.  This Agreement has been, and the Ancillary Documents to which it is a party, when entered into by Buyer, will be, duly and validly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, this Agreement constitutes, and the Ancillary Documents to which Buyer is a party, when entered into by Buyer will constitute, the legal, valid and binding obligations of Buyer enforceable in accordance with their terms, except (a) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors' rights generally and (b) that the availability of equitable remedies, including, specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

Section 5.3                   Consents and Approvals; No Violations.

(a)               Assuming the truth and accuracy of the representations and warranties of the Company set forth in ARTICLE III and of Parent set forth in ARTICLE IV, the execution and delivery by Buyer of this Agreement do not, and of the Ancillary Documents (to which Buyer is a party) on the Closing Date will not, and the performance by Buyer of this Agreement and of the Ancillary Documents (to which Buyer is a party) by Buyer will not, in each case require Buyer to make any filing with, or obtain any consent, approval or authorization from, any Governmental Authority, other than (i) compliance with any applicable requirements of the HSR Act or any other applicable Antitrust Law, (ii) compliance with United States Postal Service regulations under 39 C.F.R. sec. 501.4, (iii) such other filings, consents, approvals and authorizations set forth on Schedule 5.3(a) or (iv) where the failure to make such filing or obtain such approval, consent or authorization would not reasonably be expected to have a Buyer Material Adverse Effect.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
(b)              The execution and delivery by Buyer of this Agreement do not, and of the Ancillary Documents (to which Buyer is a party) on the Closing Date will not, and the performance by Buyer of this Agreement and of the Ancillary Documents (to which Buyer is a party) will not, in each case, (i) violate the Governing Documents of Buyer, (ii) assuming compliance with the matters referred to in Section 5.3(a), violate or conflict with any Law applicable to Buyer or any of its Subsidiaries or (iii) require any authorization, consent, approval, exemption or other action by or notice to any third party under the provisions of any material Contracts to which Buyer is a party or by which its assets are subject or bound, except where the failure to obtain such authorization, consent, approval or exemption, take such other action or so notify would not reasonably be expected to have a Buyer Material Adverse Effect.

Section 5.4                    Financing.

(a)               Commitment Letters.  Buyer has delivered to Parent a true and correct copy of the executed debt commitment letter (the "Debt Commitment Letter") to Buyer from the Debt Financing Sources party thereto as in effect on the date hereof, pursuant to which the lenders named therein have committed, on the terms and subject to the conditions set forth therein, to lend Buyer the amounts set forth therein (the "Debt Financing") for the purpose of funding the transactions contemplated by this Agreement.

(b)               Sufficient Funds.  Assuming satisfaction of the conditions to closing in ARTICLE VII, the amount of funding to be provided in the Debt Financing, when combined with the amount of available cash and marketable securities, available lines of credit and other sources of immediately available funds, will be sufficient to pay all amounts required to be paid by Buyer hereunder and all related fees and expenses.

(c)              Validity.  The Debt Commitment Letter (i) is in full force and effect and legal, valid and binding obligations (subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity) of Buyer and, to the knowledge of Buyer, each of the other parties thereto, as the case may be (subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity), and (ii) as of the date of this Agreement, has not been withdrawn, terminated, repudiated, rescinded, amended or modified, and to Buyer's knowledge, no such withdrawal, termination, repudiation, rescission, amendment or modification is contemplated.

(d)               Conditions Precedent; Contingencies.  Except as expressly set forth in the Debt Commitment Letter (as in effect on the date hereof) there are: (i) no conditions precedent to the obligations of any party to the Debt Commitment Letter to fund the full amount of (or any portion of) the Debt Financing, (ii) no contingencies that would permit any party to the Debt Commitment Letter not to fund the amount of (or any portion of) the Debt Financing, change the total amount of the Debt Financing or otherwise modify the terms and conditions of the Debt Financing, in each case in a manner that would cause the amount of funding to be provided in the Debt Financing, when combined with the amount of available cash and marketable securities, available lines of credit and other sources of immediately available funds, to be insufficient to pay all amounts required to be paid by Buyer hereunder and all related fees and expenses, and (iii) no side letters and (except for the definitive agreements to be entered into with respect to the Debt Financing) no Contracts with any other Person relating to the Debt Financing under which Buyer has or may become subject to any obligations that may otherwise affect the availability of the Debt Financing or any portion thereof.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
(e)               Expectation of Funding.  Assuming the truth and accuracy of the representations and warranties set forth in ARTICLE III and ARTICLE IV in a manner that would satisfy the condition set forth in Section 7.1(b), as of the date hereof, Buyer has no knowledge of any Circumstance: (i) that would reasonably be expected to result in Buyer being unable to satisfy on a timely basis each term and condition to the Debt Financing; or (ii) that would reasonably be expected to result in the amount of the Debt Financing, which when combined with the amount of available cash and marketable securities, available lines of credit and other sources of immediately available funds, is necessary to pay all amounts required to be paid by Buyer hereunder and all related fees and expenses, not to be available to Buyer on the date on which the Closing should occur pursuant to Section 2.2.

(f)                 Payment of Commitment Fees. Buyer has fully paid any and all commitment fees or other fees required by the Debt Commitment Letter to be paid by it on or prior to the date of this Agreement.

(g)               Obligations Not Conditioned on Financing.  In no event shall the receipt or availability of any funds or financing by Buyer or any Affiliate or any other financing be a condition to any of Buyer's obligations under this Agreement.  Notwithstanding anything to the contrary contained herein, Parent and the Company agree that a breach of this Section 5.4 shall not result in the failure of a condition precedent to their obligations under this Agreement (and Parent shall not have a right to terminate this Agreement pursuant to Section 8.1(c)(i)), if (notwithstanding such breach) Buyer is willing and able to and does consummate the transactions contemplated by this Agreement on the date that the Closing is required to occur pursuant to Section 2.2 (which, in any event, shall not be delayed as a result of any such breach of this Section 5.4).

(h)               Solvency.  Assuming (i) the satisfaction of the conditions set forth in ARTICLE VII of this Agreement and (ii) the accuracy of the representations and warranties set forth in ARTICLE III and ARTICLE IV of this Agreement and (iii) compliance in all material respects by Parent and the Company with their respective covenants and obligations set forth herein and, immediately after giving effect to the transactions contemplated by this Agreement, including the Debt Financing, any Alternative Financing, and the payment of the aggregate Base Purchase Price, and the payment of all related fees and expenses, the Company will be solvent as of the Closing and immediately after the consummation of the transactions contemplated hereby.  For purposes of this Agreement, "solvent" when used with respect to any Person, means that, as of any date of determination, (A) the amount of the "fair saleable value" of the assets of such Person will, as of such date, exceed (1) the value of all "liabilities of such Person, including contingent and other liabilities," as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, and (2) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (B) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (C) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature.

Section 5.5                  Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

Section 5.6                 Absence of Litigation.  There is no action, suit, proceeding or claim pending against, or, to the knowledge of Buyer, threatened against Buyer, in each case before any arbitrator or Governmental Authority, which in any manner challenges or seeks to prevent, enjoin, materially alter or materially delay the consummation of the transactions contemplated by this Agreement.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
Section 5.7                  Purchase for Investment; Investigation.  Buyer is purchasing the Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof.  Buyer (either alone or together with its Representatives) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and is capable of bearing the economic risks of such investment.  Buyer is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of investments such as the Shares as contemplated hereunder.  Buyer (a) has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of the Company, and (b) has been furnished with or given full access to such key employees, documents, facilities and other information about the Company and its business and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement and the transactions contemplated hereby.  To the knowledge of Buyer, Buyer has received all materials relating to the business of the Company that it has requested and has been afforded the opportunity to obtain any additional information necessary to verify the accuracy of any such information or of any representation or warranty made by Parent or the Company herein or to otherwise evaluate the merits of the transactions contemplated hereby.

Section 5.8                   Exclusivity of Representations and Warranties.  Notwithstanding the delivery or disclosure to Parent or the Company or their respective officers, directors, employees, agents or Representatives of any documentation or other information, except for the representations and warranties made by Buyer in this ARTICLE V, Buyer expressly disclaims any representations or warranties of any kind or nature, whether written or oral, express or implied, as to Buyer, and Parent shall rely on its own examination and investigation thereof as well as the representations and warranties of Buyer set forth in this Agreement and in any certificate or other instrument delivered by Buyer pursuant hereto.  The representations and warranties of Buyer contained in this ARTICLE V are the only representations and warranties made by Buyer in connection with the transactions contemplated by this Agreement and supersede any and all previous written and oral statements, if any, made by the Buyer or any of its Representatives.

ARTICLE VI
COVENANTS

Section 6.1                  Conduct of Business of the Company.  Except as contemplated by this Agreement (including without limitation the last sentence of this Section 6.1), from and after the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, Parent shall, except as set forth on Schedule 6.1 or as consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), (i) (a) cause the Company to conduct its business in the ordinary and regular course in materially the same manner heretofore conducted and (b) use commercially reasonable efforts to cause the Company to preserve substantially intact its business organization and to preserve in all material respects the present commercial relationships with key Persons with whom it does business (provided, however, that, with respect to Material Relationships, and without limiting the other obligations contained in this Section 6.1, Parent shall cause the Company to use commercially reasonable efforts to preserve in all material respects the present commercial relationship with such Material Relationship, and enforce the terms of any material Contract between the Company and any such Material Relationship, provided further, however, that this parenthetical shall not require the Company to commence or sustain legal proceedings) and (ii) not permit the Company to do any of the following:

(a)            terminate, amend or modify in any material respect any Material Contract, other than in the ordinary course of business consistent with past practices;

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
(b)              declare, set aside or pay a dividend on, or make any other distribution in respect of, its equity securities except dividends or distributions made or paid in Cash and Cash Equivalents;

(c)                (i) issue, sell, transfer, pledge, grant, dispose of, encumber or deliver any equity securities of any class or any securities convertible into or exercisable or exchangeable for voting or equity securities of any class or (ii) adjust, split, combine or reclassify any of its equity securities;

(d)                acquire or agree to acquire in any manner any business or any corporation, partnership, association or other business organization or division thereof of any other Person (including without limitation, by merger or consolidation with or into, the purchase of more than 50% of the equity interests in, or the purchase of all or substantially all of the assets of, any such Person);

(e)                adopt any amendments to its Governing Documents;

(f)                incur, assume or guarantee any Indebtedness, other than (A) in the ordinary course of business consistent with past practice, (B) borrowings expressly permitted to be incurred hereunder, and (C) other borrowings in an aggregate amount not to exceed $50,000;

(g)                merge or consolidate with or into any other Person or dissolve or liquidate;

(h)               except as required by the terms of any Company Benefit Plan, Parent Benefit Plan or Material Contract as in effect on the date hereof, and except as provided in the following sentence, (i) grant or announce any new incentive awards, bonus or similar compensation or any increase in the salaries or bonuses payable by the Company to any of the employees of the Company; provided that the Company shall be permitted to increase the salaries of its employees and pay bonuses to its employees, in each case in the ordinary course of business consistent with past practices, (ii) materially increase the benefits under any Company Benefit Plan, (iii) otherwise enter into any transaction with any of its officers, employees or Affiliates (or any directors, managers, officers or employees of any such Affiliate), including any employment, severance, retention or other similar agreement, other than employment arrangements entered into in the ordinary course of business consistent with past practices, or (iv) terminate any retention bonus agreement listed on Schedule 6.9 with respect to any Company employee who continues in employment through the Closing Date.  Notwithstanding anything to the contrary contained in this subclause (h) or elsewhere in this Agreement, the Company shall be permitted to complete its annual merit increase and bonus process in the ordinary course of business consistent with past practice; and make hiring, promotion and salary decisions based on job description and reasonable market analysis in the ordinary course of business consistent with past practice.

(i)                  mortgage, pledge or subject to any Lien, other than Permitted Liens, any of its properties or assets that are material to the business of the Company;

(j)                  sell or otherwise dispose of any material assets owned or used by the Company outside the ordinary course of business;

(k)                pay, discharge, settle or satisfy any liabilities in connection with any suit, action or proceeding or settlement thereof where the amounts paid or payable by the Company exceed $[***] individually or $[***] in the aggregate;

(l)                 except in the ordinary course of business consistent with past practices, commence or settle any claim, action or proceeding, in each case involving an amount in excess of $[***] individually or $[***] in the aggregate;

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
(m)              except as required by GAAP or by applicable Law, change any of the accounting methods, principles or practices used by the Company or write up, write down or write off the book value of any material asset;

(n)                make capital expenditures in excess of an aggregate annual amount of $1,400,000 in fiscal year 2015 and $1,200,000 in fiscal year 2016; or

(o)               authorize, permit, or commit or agree to take any of the actions set forth in the foregoing clauses (a) through (n), except as otherwise contemplated by this Agreement.

Without limiting the forgoing, nothing contained in this Agreement is intended to give Buyer, directly or indirectly, the right to control or direct the Company's operations prior to the Closing.

Section 6.2                  Transfer Taxes.  All applicable transfer Taxes, recording fees and other similar Taxes and costs that are imposed on or payable by any of the Parties by any Governmental Authority in connection with the transactions contemplated by this Agreement shall be borne and paid when due in equal proportion between Buyer and Parent.  Buyer and Parent each agree to use commercially reasonable efforts to promptly obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any transfer Tax.

Section 6.3                   Access to Information; Contact with Employees.

(a)               Subject to applicable Law, from and after the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, Parent shall, and shall cause the Company and its Representatives to, provide Buyer and its authorized Representatives with reasonable access during normal business hours to the respective properties, books, Contracts and records of the Company as Buyer may reasonably request (collectively, an "Inspection"); provided, that (i) Buyer shall provide Parent and the Company with reasonable advance prior written notice of any Inspection; (ii) at Parent's option, any one or more of its Representatives shall be present at all Inspections; (iii) Buyer shall use commercially reasonable efforts not to interfere with the normal business operations of the Company; (iv) neither Parent nor the Company shall be required to incur any costs in connection with the rights granted to Buyer in this Section 6.3; and (v) Buyer shall not conduct any invasive or subsurface sampling of soil or groundwater at the Leased Real Property.

(b)              All of the information provided or made available pursuant to any Inspection shall be treated as confidential information pursuant to the terms of the Confidentiality Agreement, the provisions of which are by this reference hereby incorporated herein.

(c)                Notwithstanding the foregoing, Parent shall not be required to provide, or cause to be provided, any information which (i) it reasonably believes it is prohibited from providing to Buyer and its Affiliates and Representatives by reason of applicable Law or by a confidentiality agreement with a third party to which Parent or the Company is subject, or (ii) constitutes information protected by the attorney/client and/or attorney work product privilege, or (ii) any confidentiality agreement with a former potential purchaser in connection with a proposed Acquisition Transaction or any other documentation to the extent related to any sale process with respect to such Acquisition Transaction.  The Parties shall, to the extent legally permissible, reasonably necessary and practicable, make appropriate substitute arrangements under circumstances in which the restrictions of the preceding sentence apply.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
(d)               Buyer agrees that it is not authorized to and shall not (and shall not permit any of Representatives of Buyer or any of its affiliates to) contact any officer, director or employee of the Company prior to the Closing without the prior consent of Parent; provided, however, that Parent will consent to Buyer taking such actions to the extent reasonably required in order for Buyer to perform its pre-Closing obligations under this Agreement; provided further, however, that the foregoing is not intended to, nor shall it, prevent Buyer or any of its Representatives from initiating or maintaining such contact in the ordinary course of business unrelated to the transactions contemplated by this Agreement.

Section 6.4                   Consents; Efforts to Consummate; Governmental Filings.

(a)                From the date hereof until the Closing, Buyer, Parent and the Company shall use their commercially reasonable efforts, and Parent shall cooperate with Buyer and the Company, to obtain at the earliest practicable date all consents required to consummate the transactions contemplated hereby; provided, however, that no Party shall be obligated to pay any consideration to any third party from whom consent is requested and the consent of Buyer shall be required with respect to any amendment or modification to any Contract or the making of any accommodation or other arrangement for the purpose of obtaining any such consent that, in any instance, (i) would give rise to material rights or material obligations of any Person at or following the Closing, or (ii) would result in terms and conditions under any such Contract that are, at or following the Closing, less favorable to Buyer or the Company in any material respect than are in effect as of the date hereof.  Parent shall not have any liability to Buyer or any other Buyer Indemnitee arising out of or relating to the failure of Parent or the Company to obtain any such consent prior to the Closing so long as Parent and the Company shall have used commercially reasonable efforts to obtain such consent.

(b)                Upon the terms and subject to the conditions hereof, each of the Parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated hereby and to cause the Closing to occur, including using its commercially reasonable efforts to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the transactions contemplated hereby, and to fulfill the conditions to the transactions contemplated hereby.  No Party shall take any actions that would, or that could reasonably be expected to, result in any of the conditions set forth in ARTICLE VII not being satisfied.

(c)               Without limiting the generality of the foregoing, as promptly as practicable (and in any event within 20 Business Days) after the date hereof, Buyer and Parent each shall properly prepare and file any other filings required under federal, state or foreign law relating to the transactions contemplated hereby (including filings, if any, required under the HSR Act) (collectively, the "Other Filings").  Buyer and Parent shall each promptly notify the other of the receipt of any comments on, or any request for amendments or supplements to, any Other Filings by any Governmental Authority or any authorized representative thereof, and Buyer and Parent shall each supply the other with copies of all correspondence between Buyer or Parent, as the case may be, and any other authorized representative of any applicable Governmental Authority with respect to any Other Filings.

(d)              Without limiting the generality of the foregoing, Buyer and Parent hereby covenant and agree to use their respective reasonable best efforts to secure termination of any waiting periods under the HSR Act and any other applicable Antitrust Law and obtain the consent or approval of any Governmental Authority necessary to consummate the transactions contemplated hereby, including defending through litigation on the merits any antitrust, trade regulation or competition claim asserted in any court by any Governmental Authority, including, but not limited to, defending against any request for, or seeking to have vacated or terminated, any decree, order or judgment that would restrain, prevent or delay consummation of the transactions contemplated hereby but not including any obligation of divestiture or holding separate of any plants, assets or business of Buyer or its Subsidiaries or the Company.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
(e)               Buyer and Parent shall each keep the other apprised of the status of matters relating to the completion of the transactions contemplated hereby and work cooperatively in connection with obtaining any consent or approval of any Governmental Authority necessary to consummate the transactions contemplated hereby, including (i) promptly notifying the other of, and if in writing, furnishing the other with copies of (or, in the case of material oral communications, advising the other orally of) any communications from or with any such Governmental Authority with respect to the transactions contemplated by this Agreement, (ii) permitting the other Party to review and discuss in advance, and considering in good faith the views of one another in connection with, any proposed written (or any material proposed oral) communication with any such Governmental Authority with respect to the transactions contemplated by this Agreement, (iii) not participating in any meeting with any such  Governmental Authority with respect to the transactions contemplated by this Agreement unless it consults with the other Party in advance and to the extent permitted by such Governmental Authority gives the other Party the opportunity to attend and participate thereat, (iv) furnishing the other Party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and any such Governmental Authority with respect to this Agreement and the transactions contemplated hereby, and (v) furnishing the other Party with such necessary information and reasonable assistance as such other Party may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Authority required by this Agreement or otherwise with respect to the transactions contemplated by this Agreement.

(f)                 Buyer and Parent may, as they deem advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.4 as "outside counsel only."  Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to the recipient or to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Buyer or Parent, as the case may be) or the source's legal counsel.

Section 6.5                   Publicity.

(a)               Press Releases; Public Announcement.  Each of the Company, Buyer and Parent shall not (and Buyer and Parent shall cause their respective controlled Affiliates not to) issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other Parties hereto, which approval shall not be unreasonably withheld or delayed, unless and to the extent, in the sole judgment of the Company, Buyer or Parent, as applicable, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which a Party lists securities or as a requirement by any action, suit or proceeding or Order; provided that, to the extent required by applicable Law, the Party intending to make such release shall, to the extent reasonably practicable under the circumstances, consult with the other Parties with respect to the timing and content thereof.

(b)               Confidentiality of the Agreement.  Each of the Company, Buyer and Parent agree that the terms of this Agreement shall not be disclosed or otherwise made available to the public and that copies of this Agreement shall not be publicly filed or otherwise made available to the public, except where such disclosure, availability or filing is required by applicable Law and only to the extent required by such Law or by the applicable rules of any stock exchange on which a Party lists securities or as a requirement by any action, suit or proceeding or Order.

Section 6.6                   Indemnification; Directors' and Officers' Insurance.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
(a)                From and after the Closing, Buyer agrees that all rights to indemnification or exculpation now existing in favor of the directors and officers of the Company, as provided in the Company's Governing Documents or in any written agreements in effect as of the date hereof with respect to any matters occurring prior to the Closing Date, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect and that the Company on its own behalf will perform and discharge its obligations to provide such indemnity and exculpation.  To the maximum extent permitted by applicable Law, such indemnification shall be mandatory rather than permissive, and the Company shall advance expenses in connection with such indemnification as provided in the Company's Governing Documents or other applicable agreements.  For a period of six (6) years after the Closing, Buyer will not, and will not permit the Company to, amend, repeal, otherwise modify the indemnification and liability limitation or exculpation provisions of the Company's Governing Documents in existence on the date hereof in any manner that would adversely affect the rights thereunder of individuals who, as of the Closing Date or at any time prior to the Closing Date, were directors or officers of the Company (the "Company Indemnified Parties"), unless such modification is required by applicable Law.

(b)              The Company Indemnified Parties are intended to be third party beneficiaries of this Section 6.6.  This Section 6.6 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Buyer.

(c)                For a period of six (6) years following the Closing Date, the Company shall be permitted to submit to Parent in writing claims under the applicable insurance policies of Parent, to the extent coverage is available to the Company thereunder as of the Closing, for any claims or actions against any individuals serving in their capacity as directors or officers of the Company prior to the Closing Date that arise from events that occurred prior to the Closing, including any claims or actions which are reported after the Closing.  Promptly following receipt of any such claims, Parent shall submit such claims and actions to the applicable insurer(s) of Parent on behalf of the Company and shall, at the Company's sole cost and expense, use commercially reasonable efforts (which shall not require the filing or commencement of any litigation or arbitration proceeding) to pursue recovery (subject to any applicable deductibles, retentions or exclusions) with respect to any such submitted claims and actions against each such applicable insurer, and to remit promptly to the Company all such recoveries received in respect thereof from such insurers. Except as otherwise provided in this Section 6.6, Parent's other insurance policies shall cease to provide coverage for the Company and its business, assets, employees, officers and directors (collectively, the "Company Insureds") on and after the Closing Date.   Buyer will be solely responsible for acquiring and placing insurance policies to provide coverage for the Company Insureds for periods from and after the Closing.

(d)               Buyer agrees to pay, or to cause the Company to pay, jointly and severally, all expenses, including reasonable attorneys' fees, which may be incurred by the indemnified persons referred to in this Section 6.6 in connection with their enforcement of their rights provided in this Section 6.6.

(e)                If Buyer, the Company or any of their respective successors or assigns, proposes to (i) consolidate with or merge into any other Person and Buyer or the Company (as applicable) shall not be the continuing or surviving corporation or entity in such proposed transaction, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made prior to or concurrently with the consummation of such transaction so that the successors and assigns of Buyer or the Company, as the case may be, shall, from and after the consummation of such transaction, honor the indemnification and other obligations set forth in this Section 6.6.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
Section 6.7                  Documents and Information.  After the Closing Date, Buyer shall, and shall cause the Company to, until the seventh anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Company in existence, and in the possession or under control of the Company, on the Closing Date and make the same available for inspection and copying by Parent (at Parent's expense) during normal business hours of the Company, upon reasonable request and upon reasonable notice and at the sole cost and expense of Parent; provided, however, that Parent shall only be permitted to access such books, records and documents in connection with (a) the performance of Parent's covenants and agreements contained in this Agreement or the Ancillary Agreements, (b) actions, suits, or legal proceedings relating to the Company pre-Closing or the enforcement of the terms of this Agreement and (c) any other purpose for which Parent has obtained prior written consent of Buyer.  Buyer shall not, and shall cause each Company not to, destroy or permit to be destroyed any such books, records or documents after the seventh anniversary of the Closing Date without first advising Parent in writing and giving Parent a reasonable opportunity to obtain possession thereof.

Section 6.8                   Contact with Customers, Suppliers and Other Business Relations.  During the period from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, Buyer hereby agrees that it is not authorized to, and shall not (and shall not permit any of its Representatives or Affiliates to), contact any customer, supplier, distributor or other material business relation of the Company regarding the Company, its business or the transactions contemplated by this Agreement without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed, or except as required by Law or under other circumstances as permitted in this Agreement. The foregoing does not prohibit communications in the ordinary course of business unrelated to this Agreement or the transactions contemplated by this Agreement.

Section 6.9                   Employee Benefit Matters.

(a)                During the period beginning on the Closing Date and ending on the 12-month anniversary of the Closing Date, Buyer shall provide employees of the Company who continue to be employed by the Company with at least the same base salary or hourly wage rate as provided to such employees immediately prior to the Closing Date and with employee benefits (excluding equity arrangements) that are at least as favorable in the aggregate to either (i) the employee benefits (excluding equity arrangements) provided by Buyer to similarly situated employees of Buyer  or (ii) the employee benefits (excluding equity arrangements) provided under the Company Benefit Plans and the Employee Benefit Plans in which employees of the Company participate as of the date of this Agreement.  If during the twelve month period following the Closing Date, Buyer or any Affiliate of Buyer terminates the employment of any such employee (other than for cause), Buyer will provide such employee severance benefits in accordance with Schedule 6.9.

(b)                Parent and its Affiliates will take such action as is necessary such that, as of the Closing Date, the Company ceases participation in each Parent Benefit Plan and has no further liability under any Parent Benefit Plan.  The Company will retain all liabilities under any Company Benefit Plans maintained by the Company as of the Closing Date.  Notwithstanding the foregoing, at Closing, Parent will assume, be responsible for, and promptly after the Closing, pay any retention benefit payments (including bonus payments and payments for equity awards) due to Company employees under the retention bonus agreements listed on Schedule 6.9, and Parent will also be responsible for withholding and turning over to the applicable Taxing Authority any Tax amounts required to be withheld under applicable Law with respect to such payments.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
(c)               Buyer will credit Company employees for their service with the Company or its pre-Closing Affiliates (and any predecessors) for purposes of eligibility and vesting under any new employee benefit plans of Buyer and its Affiliates in which such employees participate after the Closing Date ("New Plans"), and any applicable vacation or severance policies or programs, but not for purposes of determining benefit accruals.  Buyer will permit such employees (and their eligible spouses and dependents) to participate in the New Plans without being subject to any waiting periods or any restrictions or limitations for pre-existing conditions.  Subject to any limitations or restrictions imposed by insurance companies providing benefit coverage under the New Plans, the New Plans will credit each such employee (and any spouses and dependents) with the amount, if any, paid during the calendar year in which the Closing Date occurs under the Employee Benefit Plans and Company Benefit Plans towards deductibles, co-pays and out-of-pocket maximums.  Parent and its Affiliates will, subject to compliance with applicable Laws, provide to Buyer information regarding Company employees necessary or appropriate for Buyer to meet its obligations under this Section 6.9(c), including but not limited to Company employee service dates and benefit coverage and utilization, and will assist and cooperate with Buyer in Buyer's transition of Company employees to New Plans.

(d)              At least one day prior to the Closing Date, the Company and Parent or its Affiliates, as applicable, will take any and all actions as may be necessary to terminate the Company's participation as a sponsoring employer of the Newell Rubbermaid 401(k) Savings and Retirement Plan, such that, at least one day prior to the Closing Date, the Company shall have no further liability under such 401(k) plan.

(e)              As of the Closing Date, the Company and Parent or its Affiliates, as applicable, will take any and all actions as may be necessary to terminate the Company's participation as a sponsoring employer of the Newell Rubbermaid Medical Plan for Retirees (the "Parent Retiree Plan"), and neither Buyer nor the Company will have any liability under  the Parent Retiree Plan.

(f)                Buyer agrees that Buyer shall be solely responsible for satisfying the continuation coverage requirements of Section 4980B of the Code for all individuals who are employees of the Company on the Closing Date or dependents of such employees, who become "M&A qualified beneficiaries" as such term is defined in Treasury Regulation Section 54.4980B-9.

(g)                [***]

(h)              The provisions contained in this Section 6.9 are for the sole benefit of the Parties and no current or former employee, director or independent contractor of the Company shall be regarded for any purpose as a third-party beneficiary. Nothing contained in this Section 6.9, express or implied, is intended to confer upon any employee of the Company any right to continued employment for any period or continued receipt of any specific employee benefit, shall constitute an amendment to or any other modification of any New Plan or Employee Benefit Plan, or shall interfere with Buyer's or the Company's right to terminate the employment of any employee for any reason.

Section 6.10               Further Assurances.  Subject to the terms and conditions hereof, each Party hereby agrees, from time-to-time as and when requested by any other Party, to execute and deliver, or cause to be executed and delivered, all such documents and other papers and to use its commercially reasonable efforts to take, or cause to be taken, all such further or other appropriate actions and to do, or cause to be done, all other things (in each case subject to Section 6.4) as such other Party may reasonably deem necessary or desirable to carry out the provisions of this Agreement and give effect to the transactions contemplated hereby.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
Section 6.11                Exclusive Dealing.  During the period from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, Parent shall not take, or permit the Company or any of Parent's or the Company's respective Affiliates or Representatives to take, any action to solicit, encourage, initiate, facilitate, engage in or continue discussions or negotiations with, or provide any information to or enter into any agreement with, any Person (other than Buyer and/or its Affiliates and Representatives) concerning any purchase of the Company's equity securities or any merger, consolidation, liquidation, recapitalization, share exchange or other business combination involving the Company, any sale, lease, exchange or other disposition of all or substantially all of the assets of the Company or similar transaction involving the Company, other than sales of inventory in the ordinary course of business and assets sold in accordance with Section 6.1 (each such transaction, an "Acquisition Transaction"); provided, however, that Buyer hereby acknowledges that, prior to the date of this Agreement, Parent and the Company have provided information relating to the Company and have afforded access to, and engaged in discussions with, other Persons in connection with a proposed Acquisition Transaction, and Buyer further acknowledges that such information, access and discussions could reasonably enable another Person to form a basis for an Acquisition Transaction without any breach by Parent of this Section 6.11. Neither Parent (with respect to the Company or any proposed Acquisition Transaction) nor the Company shall release any third party from, or waive any provision of, any confidentiality agreement to which it is a party and Parent and the Company also agree to promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring (whether by merger, acquisition of stock or assets or otherwise) the Company, if any, to return (or if permitted by the applicable confidentiality agreement, destroy) all confidential information heretofore furnished to such person by or on behalf of Parent or the Company and, if requested by Buyer (and at Buyer's expense), to enforce such Person's obligation to do so.  Parent and the Company agree that the rights and remedies for noncompliance with this Section 6.11 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

Section 6.12                Confidentiality.

(a)                 Buyer's Confidentiality Obligations.

(i)                  Buyer acknowledges that the information provided to it in connection with this Agreement and the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, which shall remain in full force and effect in accordance with its terms following the date of this Agreement, subject to this Section 6.12(a).  Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate and thereafter be of no further force and effect.

(ii)                 For a period of two years following the Closing Date, Buyer shall, and shall cause its Affiliates and Representatives, to keep confidential, and shall not disclose to any Person, any Parent Confidential Information.  For purposes of this Agreement, "Parent Confidential Information" means any non-public information about Parent or its Affiliates, other than information which (A) is Company Confidential Information, (B) is or becomes generally available to the public other than as a result of a disclosure by Buyer or any Person acting on behalf of Buyer, (C) is required to be disclosed by Buyer pursuant to applicable Law or by the applicable rules of any stock exchange on which Buyer lists securities or as a requirement by any action, suit or proceeding or Order, or (D) becomes available to Buyer on a non-confidential basis; provided, however, that such source was not known by Buyer to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to Parent or any of its Affiliates with respect to such information.

(b)                Parent's Post-Closing Confidentiality Obligations.

(i)                  Confidentiality Obligation.  For a period of two years (or five years in the case of Company Confidential Information that constitutes unpublished patents or trade secrets as defined or deemed to be such under applicable Law) following the Closing Date, Parent shall not, and shall direct its controlled Affiliates and Representatives not to, use for its or their own benefit or divulge or convey to any third party, any Company Confidential Information.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
(ii)               Exceptions.  Notwithstanding the foregoing, Parent shall be permitted to make any such disclosure to (A) Parent's Representatives who legitimately need to know such information and who agree, for Buyer's benefit, to keep such information confidential and are made aware of Parent's obligations of confidentiality under this Agreement, (B)  the extent requested by a Governmental Authority or required by Law or legal process (in which case Parent will, to the extent reasonably practicable and legally permissible, provide Buyer with advance notice of such required or requested disclosure, shall use commercially reasonable efforts to resist such disclosure, and, at the request of Buyer, shall cooperate with Buyer to, at Buyer's sole cost and expense, limit or prevent such disclosure), or (C) enforce or attempt to enforce the terms of this Agreement or any Ancillary Agreement.

Section 6.13                Financing.

(a)               Arrangement of Financing. Buyer shall use its reasonable best efforts to obtain the Debt Financing on the terms and conditions set forth in the Debt Commitment Letter and to satisfy the conditions to the Debt Financing as described in the Debt Commitment Letter, including the execution and delivery of all such instruments and documents as may be reasonably required thereunder.  Without limiting the generality of the foregoing, Buyer shall:

(i)                  Negotiate Definitive Financing Agreements: as promptly as practicable after the date hereof, use reasonable best efforts to negotiate, execute and deliver definitive agreements with respect to the Debt Financing (the "Definitive Financing Agreements"), provided, that such Definitive Financing Agreements shall not, without the prior written consent of Parent, and other than as set forth in this Section 6.13: (A) result in any reduction of the aggregate amount of the Debt Financing to an amount that, when combined with the amount of available cash and marketable securities, available lines of credit and other sources of immediately available funds, is below the amount required to consummate the transactions contemplated hereby and to pay all fees and expense contemplated hereby; (B) result in any expansion or imposition of new conditions or other contingencies to the receipt or funding of the Debt Financing in a manner that would reasonably be expected to have the effect of preventing, impeding, adversely affecting the likelihood of or delaying the Closing or making the funding of the Debt Financing less likely to occur; or (C) result in any amendment or modification of any such conditions or contingencies in a manner adversely affecting the ability of Buyer to consummate the transactions contemplated by this Agreement prior to the Buyer Termination Date;

(ii)                 Comply with Covenants: use reasonable best efforts to (A) comply on a timely basis with all covenants and other obligations set forth in the Debt Commitment Letter and the Definitive Financing Agreements; and (B) satisfy all conditions and other contingencies applicable to Buyer set forth in the Debt Commitment Letter and the Definitive Financing Agreements that are within its control (other than, for the avoidance of doubt, any condition where the failure to be so satisfied is a direct result of the failure by Parent or the Company to furnish information required to be delivered pursuant to this Section 6.13 or otherwise comply with their respective obligations hereunder);

(iii)                Payment of Fees:  pay in a timely manner any commitment or other fees that are or become due and payable under or with respect to the Debt Commitment Letter or the Definitive Financing Agreements; and

(iv)               Enforcement of Rights: if all conditions set forth in Section 7.1 and to the Debt Financing are, or if the Debt Financing was funded would be, satisfied (other than those conditions which by their terms are to be satisfied by the delivery of documents or taking of any other action at the Closing or at the closing of the Debt Financing), use reasonable best efforts to: (A) enforce its rights under the Debt Commitment Letter and Definitive Financing Agreements; and (B) cause the lenders under the Debt Commitment Letter and the Definitive Financing Agreements to fund the Debt Financing in accordance with the terms of the Debt Commitment Letter and the Definitive Financing Agreements; provided, however, under no circumstances shall Buyer be required to commence or sustain legal proceedings in connection with the Debt Financing, the Debt Commitment Letter, the Definitive Financing Agreements or any of the transactions contemplated thereby (for the avoidance of doubt, in the event of any conflict between this proviso and Section 10.17, this proviso shall control).

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
(b)               Arrangement of Alternative Financing.  If all or any portion of the Debt Financing becomes unavailable and such portion is reasonably required to consummate the transaction contemplated by this Agreement, then Buyer shall use its reasonable best efforts to arrange and obtain, as promptly as practicable, alternative financing ("Alternative Financing") that, when combined with the amount of available cash and marketable securities, available lines of credit or other sources of immediately available funds, and any portion of the Debt Financing that is available, is sufficient to pay in cash all amounts required to be paid by Buyer in connection with the transactions contemplated by this Agreement.  If Buyer proceeds with any Alternative Financing, Buyer shall be subject to the same obligations with respect to such Alternative Financing as set forth in this Agreement with respect to the Debt Financing. All references to the term "Debt Financing" shall be deemed to include such Alternative Financing, all references to the "Debt Commitment Letter," and "Definitive Financing Agreements" shall be deemed to include the applicable documents for the Alternative Financing and all references to "Debt Financing Sources" shall be deemed to include the sources of the Alternative Financing.

(c)               Amendments.  Buyer shall not permit any amendment, supplement or modification to be made to, or agree to permit any waiver of any provision or remedy under, any Debt Commitment Letter or Definitive Financing Agreement without the Company's prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), except that Buyer may amend, supplement, otherwise modify or grant a waiver under the Debt Commitment Letter or Definitive Financing Agreements (including by joining one or more additional lenders or agents as parties thereto) if such amendment, supplement, modification or waiver:  (i) does not result in an aggregate amount of Debt Financing provided for in the Debt Commitment Letter or the Definitive Financing Agreements that, when combined with the amount of available cash and marketable securities, available lines of credit and other sources of immediately available funds, is less than the amount sufficient to consummate the transactions contemplated hereby and pay all fees and expenses contemplated hereby; (ii) does not result in any expansion or imposition of new conditions or other contingencies to the receipt or funding of the Debt Financing beyond those expressly set forth in the Debt Commitment Letter or Definitive Financing Agreements, and would not otherwise reasonably be expected to delay the Closing or make the funding of a material portion of the Debt Financing or Alternative Financing less likely to be timely satisfied; and (iii) does not adversely impact the ability of Buyer to consummate the transactions contemplated by this Agreement at the Closing.   For purposes of this Agreement, (1) the term "Debt Financing" shall be deemed to include the Debt Financing, as amended, modified or replaced pursuant to this Section 6.13(c) and (2) the term "Debt Commitment Letter" shall be deemed to include the Debt Commitment Letter as amended, supplemented, modified or replaced pursuant to this Section 6.13(c).

(d)              Developments and Changes. Buyer shall, at Parent's request, keep Parent reasonably apprised in reasonable detail, of material developments to the Debt Financing and promptly provide Parent copies of executed Definitive Financing Agreements or executed commitment letters with respect to an Alternative Financing.

(e)                Company Obligations in Respect of the Debt Financing. The Company agrees to, and will use commercially reasonable efforts to cause the appropriate officers and employees and other Representatives of the Company to, upon the reasonable request of Buyer, reasonably cooperate in connection with the arrangement of the Debt Financing or the Alternative Financing, as applicable, in connection with the transactions contemplated hereby.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
(i)                  Specific Financing Assistance Covenants. Without limiting the generality of the foregoing, the Company and Parent shall, and shall use commercially reasonable efforts to cause the appropriate officers and employees of the Company to:

(A)            Provide Information:

  (1)            furnish Buyer, its Representatives and Affiliates and the Debt Financing Sources and their respective Representatives and Affiliates with such financial and other pertinent information regarding the Company, including the Financial Statements, as may be reasonably requested by Buyer (subject to the Debt Financing Sources and such Representatives and Affiliates being bound by confidentiality agreements in accordance with customary market practice and as to which the Company and Parent shall be express beneficiaries), including, without limitation, (I) the unaudited balance sheet and related statement of income of the Company (prepared in accordance with the Agreed Accounting Principles) for each fiscal year ending after the date of this Agreement, but only if such fiscal year ends at least 90 days prior to the Closing Date, (II) the unaudited balance sheet and related statement of income of the Company (prepared in accordance with the Agreed Accounting Principles) for each fiscal quarter ending after the date of this Agreement, but only if such fiscal quarter ends at least 45 days prior to the Closing Date, (III) the unaudited balance sheet and related statement of income of the Company (prepared in accordance with the Agreed Accounting Principles) for each full calendar month ending after the date of this Agreement, but only if such calendar month ends at least 30 days prior to the Closing Date, and (IV) subject to executing any customary and reasonable non-reliance agreement or confidentiality agreement with the applicable third party that prepared or produced the applicable report (if any), any third party financial due diligence reports (including any written updates, supplements or modifications of previous delivered reports).  Without limiting the express representations and warranties made by Parent or the Company in favor of Buyer under this Agreement, for the avoidance of doubt, no representation or warranty is given by Parent, the Company or any other Person with respect to any of the materials required to be delivered hereunder, or otherwise delivered hereunder, by or on behalf of Parent or the Company to any of the Debt Financing Sources or their respective Representatives or Affiliates; and

  (2)            use commercially reasonable efforts to: facilitate customary due diligence, meet with prospective lenders in customary presentations and provide such other reasonable cooperation, documentation and certifications as are customary in similar transactions;

(B)             Collateral: facilitate the pledging of collateral (which shall be effective only at or after the Closing) as reasonably requested by Buyer;

(C)              Documents: be available to provide and execute documents (or in the case of documents from advisors, use its commercially reasonable efforts to cause its advisors to provide and execute documents) as may be reasonably requested by Buyer and as are customary for transactions of the type contemplated by this Agreement and that are not effective until as of or after the Closing; and

(D)             Other Reasonable Cooperation: provide such other reasonable cooperation and assistance in connection with customary marketing efforts reasonably necessary for obtaining the Debt Financing.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
(ii)                 Conditions to Financing Assistance Covenants.

(A)             No Requirement to Take Action Resulting in Liability. None of the Company or any of its Representatives shall be required to: (1) take any action that would result in a breach of any Contract or subject it to liability, or that would, in the Company's reasonable judgment, unreasonably interfere with the business or operations of the Company prior to the Closing; (2) bear any cost or expenses prior to the Closing (other than for minimal reasonable out-of-pocket costs that are reimbursed by Buyer as provided below in this Section 6.13(f)), or issue any legal opinion; or (3) otherwise incur any liability that is effective prior to Closing or agree to provide any indemnity prior to the Closing. Between the date hereof and the Closing Date, if to the knowledge of the Company any information specifically provided by any of the Company or any of its Representatives to Buyer in connection with the Debt Financing or the Alternative Financing, as applicable, contains any misstatement of any material fact, the Company shall use commercially reasonable efforts to provide to Buyer such information as may be necessary to correct such information.

(B)              No Requirement to Approve.  Neither the Company nor any of its Representatives shall be required to take any action in any capacity to authorize or approve the Debt Financing (or any Alternative Financing).

(f)                 Indemnification; Confidentiality. Buyer shall (i) promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys' fees and accountants' fees) incurred by the Company or its Affiliates in connection with the cooperation of the Company and its Affiliates contemplated by Section 6.13(e), and (ii) indemnify and hold harmless (A) the Company, its Affiliates and their respective Representatives and their Affiliates from and against any and all Losses, suffered or incurred by any of them in connection with the arrangement of any Debt Financing or Alternative Financing (other than to the extent such Losses arise from (i) information provided by Parent, the Company, their Affiliates and their respective Representatives and their Affiliates expressly for use in connection therewith or (ii) the willful misconduct, gross negligence, fraud or bad faith of any of Parent, the Company, their Affiliates and their respective Representatives and their Affiliates), and (B) Parent and its Affiliates (other than the Company) and their respective Representatives and their Affiliates from and against any and all Losses, suffered or incurred by any of them from and after the Closing with respect to any Credit Support Arrangements.  All information provided by or on behalf of the Company or any of its Affiliates pursuant to Section 6.13 shall be kept confidential by Buyer and its Affiliates in accordance with Section 6.12, except that Buyer shall be permitted to disclose such information to the sources of its Debt Financing, rating agencies and prospective lenders during syndication of the Debt Financing subject to the sources of Debt Financing, ratings agencies and prospective lenders entering into customary confidentiality undertakings with respect to such information (and as to which the Company and Parent shall be express beneficiaries).  This Section 6.13(f) shall survive the consummation of the transactions contemplated hereby and the Closing and any termination of this Agreement and is intended to benefit, and may be enforced by, the parties indemnified pursuant to this Section 6.13(f).

(g)                Logos. Parent and the Company hereby consent to the use of the Company's logos in connection with the Debt Financing, subject to the Company's prior approval, not to be unreasonably withheld, conditioned or delayed.

Section 6.14               Tax Covenants.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
(a)                For purposes of this Agreement, any Tax with respect to the income, property or operations of the Company that is attributable to any Tax period that begins on or before the Closing Date and ends after the Closing Date (a "Straddle Period") will be apportioned between the period of the Straddle Period that extends before the Closing Date through the Closing Date (the "Pre-Closing Straddle Period") and the period of the Straddle Period that extends from the day after the Closing Date to the end of the Straddle Period in accordance with this Section 6.14(a) (the "Post-Closing Straddle Period").  The portion of such Tax attributable to the Pre-Closing Straddle Period will (i) in the case of any Taxes other than sales or use taxes, value-added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts or profits earned during a Straddle Period, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Straddle Period and denominator of which is the number of days in the Straddle Period, and (ii) in the case of any sales or use taxes, value-added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts or profits earned during a Straddle Period, be deemed equal to the amount that would be payable if the Straddle Period ended on and included the Closing Date.

(b)                Parent will timely prepare and file or will cause to be timely prepared and filed (giving effect to any validly obtained extensions) (i) any combined, consolidated or unitary Tax Return that includes any Parent or any of its Affiliates other than the Company, and (ii) any Tax Return of the Company for any Pre-Closing Tax Period.

(c)                Buyer will, except to the extent that such Tax Returns are the responsibility of Parent under subsection (b) above, timely prepare and file or will cause to be timely prepared and filed all Tax Returns of the Company.  For any Straddle Period Tax Return of the Company for which Buyer bears the responsibility to prepare and file under this subsection (c), Buyer will deliver to Parent for its review, comment and approval (which approval will not be unreasonably withheld, conditioned or delayed) a copy of such proposed Tax Return, including all reasonably necessary workpapers (accompanied by an allocation between the Pre-Closing Straddle Period and the Post-Closing Straddle Period of the Taxes shown to be due on such Tax Return) at least sixty (60) days prior to the due date (giving effect to any validly obtained extensions) thereof.  If Parent objects to any item on any such Tax Return, it shall, within thirty (30) days after delivery of such Tax Return, notify Buyer in writing that it so objects, specifying any such item and stating the basis for any such objection. If a notice of objection shall be duly delivered, Buyer and Parent shall negotiate in good faith and use commercially reasonable efforts to resolve such items.  If Buyer and Parent are unable to reach such agreement within ten (10) days after receipt by Buyer of such notice, the disputed items shall be resolved by the Accounting Firm in accordance with the procedures, and the fees and expenses of the Accounting Firm shall be borne by Parent and Buyer in accordance with the rules, set forth in Section 2.4(b).  Any determination by the Accounting Firm shall be final.  If the Accounting Firm is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as decided by the Controlling Party, and subject to amendment, if necessary, to reflect the Accounting Firm's resolution.  Except as otherwise required by applicable law or pursuant to a "determination" under Section 1313(a) of the Code (or any comparable provision of state, local or non-U.S. applicable Law), Buyer will, and will cause the Company to, prepare all Tax Returns in a manner consistent with past practices of the Company.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
(d)                Parent will be entitled to any refunds or credits of Taxes of the Company attributable to or arising in any Pre-Closing Tax Period or Pre-Closing Straddle Period.  Buyer will, at Parent's reasonable request, cause the Company to file for and use commercially reasonable efforts to obtain any refund or credit to which Parent is entitled.  Buyer will cause the Company to forward to Parent or to reimburse Parent for any such refunds or credits due to Parent promptly, and in any event within ten days, after receipt or realization thereof.  For the avoidance of doubt, refunds or credits of Taxes shall include any amounts owed or otherwise payable by a Governmental Authority pursuant to any claim for refund, amended Tax Return, or any carryback of any net operating loss or other Tax attribute of the Company generated or otherwise attributable to a Pre-Closing Tax Period or Pre-Closing Straddle Period.  Without limiting the foregoing, any compensatory payments to employees, independent contractors or directors of the Company, or any successor thereto, in each case arising out of or related to the transactions contemplated by this Agreement, shall be deemed to accrue on the Closing Date and during the Pre-Closing Tax Period or Pre-Closing Straddle Period, as applicable, and should any such payment result in a cash reduction, refund or Tax credit of the federal, state or local income, franchise or similar Taxes of the Company or Buyer for any taxable year or period or portion thereof beginning after the Closing Date (a "Tax Reduction"), Buyer shall pay to Parent an amount equal to such Tax Reduction promptly, and in any event within ten Business Days, after receipt or realization thereof.  For purposes of this Section 6.14(d), the amount of any Tax Reduction shall be determined after taking into account all other applicable items of income, gain, deduction or loss (or any other Tax attributes) of the Company or Buyer.

(e)                Subject to Section 6.14(k), Buyer covenants that it will not, nor will it cause or permit the Company or any Affiliate of Buyer to (i) take any action on or after the Closing Date that could reasonably be expected to increase the Tax liability of Parent or any of its Affiliates, including for this purpose, the Company, in respect of any Pre-Closing Tax Period or Pre-Closing Straddle Period, or (ii) make or change any Tax election, amend any Tax Return or take any Tax position on any Tax Return, take any action, omit to take any action or enter into any transaction, merger or restructuring that increases any Tax liability of Parent or any of its Affiliates, including for this purpose, the Company, in respect of any Pre-Closing Tax Period or Pre-Closing Straddle Period.

(f)                Any and all existing Tax sharing agreements (whether written or not) binding upon the Company shall be terminated as of the Closing Date. Subsequent to the Closing Date, the Company shall not have any further rights or liabilities thereunder.

(g)               Buyer and Parent agree to furnish or cause to be furnished to each other, as and when reasonably requested, and as promptly as practicable, such information and assistance (including access to books and records) relating to the Company as is reasonably necessary for the filing of any Tax Return, for the preparation for any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment.  Buyer and Parent agree to retain or cause to be retained all books and records pertinent to the Company until the applicable period for assessment under applicable Law (giving effect to any and all extensions or waivers) has expired, and to abide by or cause the abidance with all record retention agreements entered into with any Taxing Authority.  Buyer agrees to give Parent reasonable notice prior to transferring, discarding or destroying any such books and records relating to Tax matters and, if Parent so requests, Buyer shall allow Parent to take possession of such books and records.  Buyer and Parent shall reasonably cooperate with each other in the conduct of any audit or other proceedings involving the Company for any Tax purposes, and each shall execute and deliver such powers of attorney and other documents as are reasonably necessary to carry out the intent of this subsection.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
(h)               This Section 6.14(h) and not Section 9.4 shall control any inquiry, assessment, proceeding or other similar event relating to Taxes of the Company solely for any Pre-Closing Tax Period or Straddle Period (a "Tax Matter").  Parent shall have the right, at its own expense, to represent the interests of the Company before the relevant Taxing Authority with respect to any Tax Matter relating to a Pre-Closing Tax Period and shall have the right to control the defense, compromise or other resolution of any such Tax Matter, including responding to inquiries and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Tax Matter; provided that, if there is a reasonable likelihood that Buyer could have an increased Tax liability as a result of the Tax Matter, (i) Buyer shall have the right to meaningfully participate in the defense of such Tax Matter and to employ counsel, at its own expense, separate from counsel employed by Parent, and (ii) Parent shall not enter into any settlement of or otherwise compromise any such Tax Matter without the prior written consent of Buyer, which consent shall not be unreasonably conditioned, withheld or delayed.  The Party (Parent or Buyer ) that is reasonably expected to bear the greater Tax liability in connection with a Tax Matter relating to a Straddle Period  (the "Controlling Party") shall have the right, at its own expense, to represent the interests of the Company before the relevant Taxing Authority with respect to any Tax Matter relating to such Straddle Period and shall have the right to control the defense, compromise or other resolution of any such Tax Matter, including responding to inquiries and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Tax Matter; provided that (i) the non-controlling Party shall have the right to meaningfully participate in the defense of such Tax Matter and to employ counsel, at its own expense, separate from counsel employed by the controlling Party, and (ii) the controlling Party shall not enter into any settlement of or otherwise compromise any such Tax Matter without the prior written consent of the non-controlling Party, which consent shall not be unreasonably conditioned, withheld or delayed.  Notwithstanding any other provision of this Agreement, (x) Parent will be entitled to control in all respects, and neither Buyer nor any of its Affiliates will be entitled to participate in, any Tax Proceeding with respect to any consolidated, combined or unitary Tax Return that includes Parent or any of its Affiliates (other than the Company), and (y) Parent will not be required to provide any Person with any consolidated, combined or unitary Tax Return or copy thereof that includes Parent or any of its Affiliates other than the Company (provided, however, that to the extent that such Tax Returns would be required to be delivered but for this sentence, the Person that would be required to deliver such Tax Returns will instead deliver pro forma Tax Returns relating solely to the Company).

(i)                 Parent shall indemnify Buyer Indemnitees and the Company and hold them harmless from and against any Loss attributable to (A) all Taxes (or the non-payment thereof) of the Company for all Pre-Closing Tax Periods and the Pre-Closing Straddle Period (including Taxes for such periods that are attributable or arise due to any income being included in Parent's or the Company's taxable income as a result of the Section 338 Election), (B) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of any of the Company) is or was a member prior to the Closing, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or non-U.S. law or regulation, and (C) all Taxes of any Person (including Parent but other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to Law, as a result of an event occurring prior to the Closing.

(j)                 Buyer shall indemnify Parent Indemnitees and hold them harmless from and against any Loss attributable to all Taxes (or the non-payment thereof) of the Company except for those Taxes that are the responsibility of Parent as identified in subsection (i) above.

(k)                Parent and Buyer shall cooperate with each other and make or cause to be jointly made timely and irrevocable elections under Section 338(h)(10) of the Code, the Treasury Regulations promulgated thereunder and any comparable provisions of applicable state and local Tax Laws (collectively, the "Section 338 Election") with respect to the purchase of the Shares pursuant to this Agreement, and to take all actions necessary and appropriate (including filing Tax Returns and other documents as may be required) to effect and preserve the Section 338 Election in accordance with the provisions of Treasury Regulations implementing Section 338(h)(10) of the Code and comparable provisions of applicable state and local Tax Laws.  Parent and Buyer agree not to take any action that could cause the Section 338 Election to be invalid and shall take no position contrary thereto unless required pursuant to a determination (as defined in Section 1313(a) of the Code or any similar provision of other applicable Tax Law).  Any Tax Return or document required to be filed in order to effectuate the Section 338 Election shall be prepared by the Buyer and reviewed and approved by the Parent and timely filed by the party required by applicable Law to file the Tax Return or document, and such party shall deliver a draft of the Tax Return or document to the other party at least 30 days before the applicable filing due date (taking into account any extension of time permitted by applicable Law for filing) and shall incorporate any revision that is reasonably requested by the other Party.  Parent and Buyer shall execute Internal Revenue Service Form 8023 and Form 8883 and, to the extent required, any similar forms with respect to state or local Taxes, at the Closing with respect to the purchase of the Shares pursuant to this Agreement.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
(l)                 For Tax purposes, the Parties agree to treat all payments made under this Section 6.14 as adjustments to the Base Purchase Price, unless otherwise required by applicable Law.

Section 6.15               Termination and Transfer of Intercompany Contracts and Accounts.

(a)               Parent agrees that at or immediately prior to the Closing, it shall take all necessary action to cause all Contracts, accounts and transactions (in each case, other than this Agreement, the Ancillary Documents and the documents and agreements to be entered into in connection with this Agreement or any of the Ancillary Documents) between Parent or its Affiliates (other than the Company), on the one hand, and the Company, on the other hand, to be settled (irrespective of the terms of payment of such intercompany accounts), terminated and canceled without any further liability to, or obligation of, the Company or any other party thereto, from and after the Closing.

(b)                On or prior to the Closing Date, Parent will sell, assign, transfer and deliver, or cause the sale, assignment, transfer and delivery, to the Company, and will cause the Company to accept and assume, the rights and obligations of Parent or its Affiliates with respect to the Contracts listed on Schedule 6.15(b).  Notwithstanding anything in this Agreement to the contrary, to the extent that any such Contract may not be so properly assigned or transferred without the consent of a third party, or if the assignment or attempted assignment of any such Contract, or the transfer, attempted transfer or deemed transfer of any such Contract, would constitute a violation or breach of any such Contract or a violation of applicable Law, nothing in this Agreement will constitute an assignment or an attempted assignment or deemed assignment thereof and, except as provided in Section 6.15(c), Parent will not assign, transfer or deliver or be deemed to assign, transfer or deliver, and except as provided for in Section 6.15(d), Buyer will not assume or be deemed to assume any liabilities or obligations, thereunder or in connection therewith until properly assigned or transferred.  In any such case, commencing on the Closing Date and for a period of 12 months thereafter, Parent, Buyer and the Company will use commercially reasonable efforts to obtain any such consents.

(c)               To the extent that the consents described in Section 6.15(b) are not obtained prior to Closing, Parent will use commercially reasonable efforts to (i) provide the Company with the economic benefits of any such Contract until its termination or expiration date, (ii) cooperate in any lawful arrangement designed to provide such benefits to the Company and (iii) enforce, at the request and cost of and for the account of the Company, any rights of Parent or its Affiliates arising from any such Contract against any third party, including the right to elect to terminate in accordance with the terms thereof upon the advice of the Company.

(d)              To the extent that the Company is provided the benefits of any Contract pursuant to Section 6.15(c), the Company will perform the obligations of Parent or its Affiliates thereunder or in connection therewith, at no cost to Parent or its Affiliates, but only to the extent (i) that such action by the Company would not result in any default thereunder or in connection therewith and (ii) such performance pertains to the benefits provided to the Company.

Section 6.16                Resignations.  Parent shall obtain letters of resignation effective as of the Closing from each of the officers and directors of the Company that Buyer specifies in writing to Parent at least ten Business Days prior to the Closing Date, which letters shall only apply to status as an officer or director but not as an employee.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
Section 6.17                Intangible Property Use Phase Out.

(a)                "Retained IP" means trademarks, service marks, brand names, copyrights, logos or trade, corporate or business names (including those set forth on Schedule 6.17(a)) of Parent or any of its Affiliates (other than the Company) that are not owned by the Company but are used by the Company (i) on  packaging or printed advertising and promotional materials, invoices, letterhead, company forms, business cards, product instructions or like materials in existence as of the Closing Date (collectively, the "Packaging"), (ii) in inventory of raw materials, work-in-process, finished goods and packaging materials owned by the Company (collectively, the "Inventory") or (iii) in the Company's digital advertising and marketing materials or websites.

(b)               Subject to the terms of the Supply Agreement and the License Agreement (i) Buyer will remove the Retained IP from all buildings, signs and vehicles of the Company within ninety days after the Closing Date, (ii) Buyer will cause the Company to cease using the Retained IP in, and will remove the Retained IP from, its electronic databases, digital advertising, marketing materials and websites within ninety days after the Closing Date and (iii) the Company may use the Packaging or sell the Inventory after the Closing Date (without altering or modifying such Packaging and Inventory), until such Packaging or Inventory is exhausted and in any event no more than twelve months after the Closing Date.  Parent and its Affiliates, as applicable, hereby grant to the Company a non-exclusive, royalty free, fully paid-up nontransferable, non-sublicensable license to use Retained IP in the Packaging in the United States and its territories and possessions during such period as the Packaging is being used up by the Company and during the periods set forth in this Section 6.17(b).

(c)                Notwithstanding anything herein to the contrary, Buyer will not be required at any time to remove the Retained IP from schematics, plans, manuals, drawings and machines in existence as of the Closing Date to the extent that such instrumentalities are used in the ordinary internal conduct of the Company and are not generally observed by the public or intended for use as means to effectuate or enhance sales.

Section 6.18                Restrictive Covenants.

(a)                For one year following the Closing Date, Buyer, the Company and their respective Affiliates will not (i) directly or indirectly solicit or seek to induce any employee of Parent or any of its Affiliates to leave his or her employment or position with Parent or any of its Affiliates or (ii) hire any person who was an employee of Parent or any of its Affiliates within 90 days prior to the date of such hire.  Notwithstanding the foregoing, the restrictions set forth in this Section 6.18(a) will not prohibit Buyer, the Company and their respective Affiliates from (A) advertising employment opportunities in any national newspaper, trade journal or other publication in a major metropolitan area or any third-party Internet website posting, or negotiating with, offering employment to or employing any Person contacted through such medium, (B) participating in any third-party hiring fair or similar event open to the public or negotiating with, offering employment to or employing any Person contacted through such medium or (C) soliciting, negotiating with, offering employment to or employing any Person at any time following 90 days after the termination of such Person's employment with Parent or any of its Affiliates (other than termination for cause).

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
(b)                For one year following the Closing Date, Parent and its Affiliates will not (i) directly or indirectly solicit or seek to induce any employee of the Company to leave his or her employment or position with the Company or (ii) hire any person who was an employee of the Company within 90 days prior to the date of such hire.  Notwithstanding the foregoing, the restrictions set forth in this Section 6.18(b) will not prohibit Parent and its Affiliates from (A) advertising employment opportunities in any national newspaper, trade journal or other publication in a major metropolitan area or any third-party Internet website posting, or negotiating with, offering employment to or employing any Person contacted through such medium, (B) participating in any third-party hiring fair or similar event open to the public or negotiating with, offering employment to or employing any Person contacted through such medium or (C) soliciting, negotiating with, offering employment to or employing any Person at any time following 90 days after the termination of such Person's employment with the Company (other than termination for cause).

(c)                For two years following the Closing Date, Parent and its Affiliates will not engage in or own any interest in a business that engages in the Business; provided, however, that Buyer acknowledges that it understands that Parent and its Affiliates may, during the such period, provide services to or receive services from Persons that may be engaged in the Business, and that in no event shall the providing or receiving of any such services in and of itself be deemed to be a violation of this Section 6.18(c).  Notwithstanding the restrictions contained in the prior sentence, during the two year period following the Closing Date, Parent and its Affiliates may (i) own an interest of less than five percent of the voting securities of any publicly traded company, (ii) acquire and, after such acquisition, own an interest in another Person (or its successor) engaging in the Business or owning an entity engaging in the Business if (A) such Business generated less than 20% of such Person's aggregate revenues in the last completed fiscal year of such Person or (B) within one year following the consummation of the acquisition of the acquired Person (or its successor) by Parent or one or more of its Subsidiaries, the Business of the acquired Person (or its successor) accounts for less than 20% of such Person's or its successor's annual revenues in the preceding twelve‑month period, and (iii) for the avoidance of doubt, continue to hold the equity interests described on Schedule 6.18(c) and exercise their respective rights with regard thereto.

(d)               In the event that any covenant contained in this Section 6.18 should ever be adjudicated to exceed the time or other limitations permitted by any applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time or other limitations permitted by such applicable Law.  The covenants and provisions contained in this Section 6.18 and each provision hereof are severable and distinct covenants and provisions.  The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 6.19               Credit Support.  Buyer acknowledges that in the course of the conduct of the business of the Company, Parent and its Affiliates (other than the Company) may have entered into various arrangements in which guarantees (including of performance under Contracts, letters of credit or other credit arrangements, including surety and performance bonds) were issued by, or for the account of, Parent or its Affiliates (other than the Company), or in which Parent and such Affiliates are the primary or secondary obligators on Contracts, in any such case to support or facilitate business transactions by the Company and where the Company shall continue to have the benefits of such arrangement after the Closing (including with respect to the Leased Properties).  Such arrangements by such parties, including those listed on Schedule 6.19, are hereinafter referred to as the "Credit Support Arrangements."  The Parties agree that the Credit Support Arrangements are not intended to continue after the Closing.  Buyer agrees to (a) obtain replacement Credit Support Arrangements, which will be in effect at the Closing, or (b) arrange for itself or one of its Affiliates to be substituted as the obligor thereon as of the Closing Date, and in each case, obtain the release of Parent and its Affiliates (other than the Company) from any such Credit Support Arrangements as of the Closing, provided that Parent shall have provided Buyer a written summary of the material terms and the identity of any such Credit Support Arrangements at least 10 Business Days prior to the Closing to the extent not set forth on Schedule 6.19.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
Section 6.20                Disclosure of Certain Matters.  Each of Parent and the Company, on the one hand, and Buyer, on the other hand, will provide the other with prompt written notice of any fact, event, development or condition that (a) would reasonably be expected to affect its ability to consummate the transactions contemplated by this Agreement or (b) would result in any of the conditions set forth in ARTICLE VII (other than those conditions which by their terms are to be satisfied by the delivery of documents or taking of any other action at the Closing by any Party) not being satisfied at the Closing; provided, however, that the delivery of any notice pursuant to this section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 6.21                Financial Statements.  Parent shall, and shall cause the Company to, at Buyer's sole expense, use commercially reasonable efforts to cooperate with Buyer to facilitate Buyer's preparation of financial statements and financial information for the Company (including audited financial statements accompanied by the unqualified report of the Company's independent accountants, interim financial statements, and financial information necessary for the preparation of pro forma financial statements), prepared in accordance with GAAP and prepared in all material respects in accordance with Regulation S-X under the Securities Act of 1933, as necessary for Buyer to prepare and file reports required to be filed by Buyer under the Securities Act of 1933 or the Securities Exchange Act of 1934.  The Parties agree that, subject to the requirements of this Section, the preparation of such financial statements and financial information and the conduct of any such audit (a) shall be the sole responsibility of Buyer, and (b) shall not be required to be completed prior to, and shall not be a condition to, the Closing.

Section 6.22                [***]

Section 6.23                [***]

Section 6.24                Release and Discharge.  BY VIRTUE OF ITS EXECUTION AND DELIVERY OF THIS AGREEMENT, AS OF THE CLOSING AND THEREAFTER, PARENT, FOR AND ON BEHALF OF ITS AFFILIATES DOES HEREBY FULLY AND IRREVOCABLY REMISE, RELEASE AND FOREVER DISCHARGE THE COMPANY, AND ITS DIRECTORS, OFFICERS, SHAREHOLDERS, AFFILIATES, EMPLOYEES, AGENTS, ATTORNEYS, ACCOUNTANTS, SUCCESSORS AND ASSIGNS OF AND FROM ANY AND ALL MANNER OF CLAIMS, ACTIONS, CAUSES OF ACTION, GRIEVANCES, LIABILITIES, OBLIGATIONS, PROMISES, DAMAGES, AGREEMENTS, RIGHTS, DEBTS AND EXPENSES (INCLUDING CLAIMS FOR ATTORNEYS' FEES AND COSTS), OF EVERY KIND, EITHER IN LAW OR IN EQUITY, WHETHER CONTINGENT, MATURE, KNOWN OR UNKNOWN, OR SUSPECTED OR UNSUSPECTED, INCLUDING, WITHOUT LIMITATION, ANY CLAIMS ARISING UNDER ANY FEDERAL, STATE, LOCAL OR MUNICIPAL LAW, COMMON LAW OR STATUTE, WHETHER ARISING IN CONTRACT OR IN TORT, AND ANY CLAIMS ARISING UNDER ANY OTHER LAWS OR REGULATIONS OF ANY NATURE WHATSOEVER, THAT PARENT EVER HAD, NOW HAS OR MAY HAVE, FOR OR BY REASON OF ANY CAUSE, MATTER OR THING WHATSOEVER, FROM THE BEGINNING OF THE WORLD TO THE DATE HEREOF; PROVIDED, HOWEVER, THE TERMS OF THIS RELEASE AND DISCHARGE SHALL NOT ACT IN ANY MANNER TO WAIVE OR RELEASE ANY CLAIMS OR CAUSES OF ACTION OF PARENT OR ITS AFFILIATES AS AGAINST BUYER, THE COMPANY OR THEIR RESPECTIVE AFFILIATES AND REPRESENTATIVES UNDER, ARISING OUT OF, OR RELATING TO THIS AGREEMENT OR THE ANCILLARY AGREEMENTS. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, THE REFERENCE TO "THE COMPANY" IN THE FOREGOING PROVISO SHALL APPLY TO THE COMPANY ONLY WITH RESPECT TO ANY CLAIM OR CAUSE OF ACTON ARISING IN CONNECTION WITH A POST-CLOSING OBLIGATION OF THE COMPANY.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
Section 6.25                IP Matters.  Following the Closing, in connection with the Company's prosecution of patents, Parent shall, and shall cause its Affiliates to, execute written conflict waivers in form and substance reasonably satisfactory to Parent to permit outside patent prosecution counsel responsible for the Company's patents prior to the Closing to continue to prosecute such patents against third parties after the Closing on behalf of the Company. Within three Business Days prior to the Closing Date, Parent shall deliver to Buyer a true and complete list of all actions, suits or proceedings pending or scheduled as of the date of delivery of such list in connection with any prosecution of which the Company then has knowledge of any of the Company's trademarks.

ARTICLE VII
CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS
CONTEMPLATED BY THIS AGREEMENT

Section 7.1                  Conditions to the Obligations of Buyer.  The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Buyer) at or prior to the Closing of each of the following conditions (it being understood that, if permitted by applicable Law, Buyer may waive any one or more of the following conditions):

(a)                there shall not be in effect any Law or Order enacted, issued, promulgated, enforced or entered by any court or other Governmental Authority of competent jurisdiction (each, a "Restraint") that enjoins, restrains or otherwise prohibits the consummation of the transactions contemplated hereby; provided, that, prior to invoking this condition, Buyer shall have used commercially reasonable efforts (including in accordance with Section 6.4) to remove any such Restraint;

(b)                Parent and the Company shall have performed and complied in all material respects with all covenants, agreements and obligations required to be performed or complied with by Parent and the Company, respectively, under this Agreement at or prior to the Closing;

(c)                the representations and warranties of the Company contained in ARTICLE III and Parent contained in ARTICLE IV shall be true and correct (without giving effect to any limitation or qualification contained therein relating to "materiality" or "Company Material Adverse Effect") as of the date of this Agreement and shall be true and correct (without giving effect to any limitation or qualification contained therein relating to "materiality" or "Company Material Adverse Effect") at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case only at and as of such date), except where the failure of such representations and warranties to be so true and correct (giving effect to the applicable exceptions set forth in the Disclosure Schedule but without giving effect to any limitation or qualification as to "materiality" or "Company Material Adverse Effect" set forth therein) has not had, and would not reasonably be expected to have, a Company Material Adverse Effect;

(d)                Parent shall have executed and delivered to Buyer signed counterparts to the Transition Services Agreement;

(e)                the Company and Sanford shall have each executed and delivered to Buyer signed counterparts to the Distribution Agreement and the Supply Agreement;

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
(f)                 the Company, Sanford and Newell Rubbermaid Europe shall have each executed and delivered to Buyer signed counterparts to the License Agreement;

(g)               the applicable waiting period under the HSR Act shall have expired or been terminated, and all other foreign antitrust approvals, consents or authorizations under foreign Antitrust Laws required to be obtained prior to the Closing from any Governmental Authority in order to consummate the transactions contemplated hereby shall have been obtained;

(h)               since the Balance Sheet Date, there has not been any Circumstance that has had or could reasonably be expected to have a Company Material Adverse Effect; and

(i)                  Parent shall have delivered, or caused to be delivered, to Buyer the deliverables set forth in Section 2.3(a).

Section 7.2                  Conditions to the Obligations of Parent.  The obligations of Parent to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Parent) at or prior to the Closing of each of the following conditions (it being understood that, if permitted by applicable Law, Parent may waive any one or more of the following conditions):

(a)               there shall not be in effect any Restraint that enjoins, restrains or otherwise prohibits the consummation of the transactions contemplated hereby; provided, that, prior to invoking this condition, Parent shall have used commercially reasonable efforts (including in accordance with Section 6.4) to remove any such Restraint;

(b)              Buyer shall have performed and complied in all material respects with all covenants, agreements and obligations required to be performed or complied with by Buyer under this Agreement at or prior to the Closing;

(c)                the representations and warranties of Buyer contained in ARTICLE V shall be true and correct (without giving effect to any limitation or qualification contained therein relating to "materiality" or "Buyer Material Adverse Effect") as of the date of this Agreement and shall be true and correct (without giving effect to any limitation or qualification contained therein relating to "materiality" or "Buyer Material Adverse Effect") at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case only at and as of such date), except where the failure of such representations and warranties to be so true and correct (giving effect to the applicable exceptions set forth in the Disclosure Schedule but without giving effect to any limitation or qualification as to "materiality" or "Buyer Material Adverse Effect" set forth therein) has not had, and would not reasonably be expected to have, a Buyer Material Adverse Effect;

(d)                Buyer shall have executed and delivered to Parent a signed counterpart to the Transition Services Agreement;

(e)               the applicable waiting period under the HSR Act shall have expired or been terminated, and all other foreign antitrust approvals, consents or authorizations under foreign Antitrust Laws required to be obtained prior to the Closing from any Governmental Authority in order to consummate the transactions contemplated hereby shall have been obtained; and

(f)                 Buyer shall have delivered, or caused to be delivered, to Parent the deliverable set forth in Section 2.3(b).

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
Section 7.3                  Frustration of Closing Conditions.  No Party may rely on the failure of any condition set forth in this ARTICLE VII to be satisfied if such failure was caused by such Party's failure to use commercially reasonable efforts to cause the Closing to occur, as required by and subject to Section 6.4.

ARTICLE VIII
TERMINATION

Section 8.1                  Termination.  This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a)                by written consent of Parent and Buyer;

(b)                by written notice to Parent from Buyer if:

(i)                   (A) there is any breach of any representation, warranty, covenant or agreement on the part of the Parent or the Company set forth in this Agreement, such that the conditions specified in Section 7.1(b) or Section 7.1(c) would not be satisfied at the Closing (a "Terminating Parent Breach"), except that, if such Terminating Parent Breach is curable by Parent through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days after receipt by Parent of written notice from Buyer of such breach, but only as long as Parent continues to use its commercially reasonable efforts to cure such Terminating Parent Breach (the "Parent Cure Period"), such termination shall not be effective and Buyer shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b)(i) until the end of the Parent Cure Period, and such termination shall become effective only if the Terminating Parent Breach is not cured within the Parent Cure Period or (B) (1) all of the conditions set forth in Section 7.2 have been satisfied (other than those conditions which by their terms or nature are to be satisfied at the Closing), and (2) Parent has failed to consummate the transactions contemplated by this Agreement within three Business Days following the date the Closing should have occurred pursuant to Section 2.2;

(ii)                 the Closing has not occurred on or before the date that is the six-month anniversary of the date of this Agreement (subject to Section 8.1(b)(i), Section 8.1(c)(i) and Section 10.17, the "Buyer Termination Date"), unless Buyer's breach of this Agreement is the primary reason for the Closing not occurring on or before such date; provided, however, that if (A) (1) the conditions set forth in Section 7.1(g) (or, with respect to matters addressed in such Section, Section 7.1(a)) (the "Buyer Antitrust Conditions") have not been satisfied or waived on or prior to such date, and/or (2) the conditions set forth in Section 7.1(a) (other than a matter addressed in the Buyer Antitrust Conditions) with respect to a Restraint that is at such time temporary or preliminary (and not permanent in nature) have not been satisfied or waived on or prior to such date, and (B) all other conditions set forth in Section 7.1 have been waived (for the avoidance of doubt, any extension of the Buyer Termination Date pursuant to this subclause (ii) shall in and of itself not be deemed to constitute or operate as a waiver by Buyer of any conditions to Buyer's obligations to consummate the transactions contemplated by this Agreement set forth in Section 7.1), satisfied, or are capable of being satisfied (or are conditions that by their nature are to be satisfied at the Closing), in each case, on or prior to such date, then the Buyer Termination Date will be extended to the earlier of (AA) the day following the entry into force of any Restraint that is permanent in nature and that would result in the condition set forth in Section 7.1(a) being incapable of being satisfied (including any such Restraint that is related to the Antitrust Laws), and (BB) six Business Days following the expiration or termination of the applicable waiting period under the HSR Act, provided that in no event shall the Buyer Termination Date be extended beyond the date that is the eighteen-month anniversary of the date of this Agreement;

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
(iii)               the condition set forth in Section 7.1(a) becomes incapable of satisfaction (i.e. any Restraint having the effects set forth in Section 7.1(a) shall be in effect and have become permanent); or

(iv)               in accordance with the terms and subject to the conditions set forth in the last two sentences of Section 6.23(b) (it being understood and agreed that Buyer shall have no right to terminate this Agreement with respect to [***] pursuant to Section 8.1(b)(i) above); or

(c)                by written notice to Buyer from Parent if:

(i)                   (A) there is a breach of any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement, such that the conditions specified in Section 7.2(b) or Section 7.2(c) would not be satisfied at the Closing (a "Terminating Buyer Breach"), except that, if any such Terminating Buyer Breach is curable by Buyer through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days after receipt by Buyer of written notice from Parent of such breach, but only as long as Buyer continues to exercise such commercially reasonable efforts to cure such Terminating Buyer Breach (the "Buyer Cure Period"), such termination shall not be effective and Parent shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c)(i) until the end of the Buyer Cure Period, and such termination shall become effective only if the Terminating Buyer Breach is not cured within the Buyer Cure Period, or (B) (1) all of the conditions set forth in Section 7.1 have been satisfied (other than those conditions which by their terms or nature are to be satisfied at the Closing), and (2) Buyer has failed to consummate the transactions contemplated by this Agreement within three Business Days following the date the Closing should have occurred pursuant to Section 2.2 in breach of this Agreement and (3) Parent has notified Buyer that it stands ready, willing and able to consummate the transactions contemplated by this Agreement;

(ii)                 the Closing has not occurred on or before the six-month anniversary of the date of this Agreement (subject to Section 8.1(b)(i), Section 8.1(c)(i) and Section 10.17, the "Parent Termination Date"), unless Parent's or the Company's breach of this Agreement is the primary reason for the Closing not occurring on or before such date; provided, however, that if (A) (1) the conditions set forth in Section 7.2(e) (or, with respect to matters addressed in such Section, Section 7.2(a)) (the "Parent Antitrust Conditions") have not been satisfied or waived on or prior to such date, and/or (2) the conditions set forth in Section 7.2(a) (other than a matter addressed in the Parent Antitrust Conditions) with respect to a Restraint that is at such time temporary or preliminary (and not permanent in nature) have not been satisfied or waived on or prior to such date, and (B) all other conditions set forth in Section 7.2 have been waived (for the avoidance of doubt, any extension of the Parent Termination Date pursuant to this subclause (ii) shall in and of itself not be deemed to constitute or operate as a waiver by Parent of any conditions to Parent's obligations to consummate the transactions contemplated by this Agreement set forth in Section 7.2), satisfied, or are capable of being satisfied (or are conditions that by their nature are to be satisfied at the Closing), in each case, on or prior to such date, then the Parent Termination Date will be extended to the earlier of (AA) the day following the entry into force of any Restraint that is permanent in nature and that would result in the condition set forth in Section 7.2(a) being incapable of being satisfied (including any such Restraint that is related to the Antitrust Laws), and (BB) six Business Days following the expiration or termination of the applicable waiting period under the HSR Act, provided that in no event shall the Parent Termination Date be extended beyond the date that is the eighteen-month anniversary of the date of this Agreement; provided, that if prior to or on the date that is ten (10) calendar days before the twelve-month anniversary of the date of this Agreement (the "Extension Documentation Date"), Buyer:

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
(X)            has not delivered to Parent (1) an extension of the Debt Commitment Letter with an extended termination date (i.e., the date the commitment therein terminates) that is on or after the date that is the eighteen-month anniversary of the date of this Agreement (the "Extended Commitment") or (2) one or more new debt financing commitment letters with any of the financial institutions that are a party to the Debt Commitment Letter as of the date hereof or with other creditworthy third-party lenders of national reputation (the "New Commitments") with a termination date (i.e., the date the commitment therein terminates) that is not earlier than the date that is the eighteen-month anniversary of the date of this Agreement and which Extended Commitments or New Commitments have conditions precedent to the availability on the Closing Date of the debt financing thereunder that, taken as a whole, are not materially less favorable to Parent, the Company or Buyer than the conditions precedent to the availability of the Debt Financing that are set forth in the Debt Commitment Letter, and the amount of which Extended Commitment or New Commitment is not less than (I) an amount, when combined with the amount of available unrestricted cash and marketable securities then held by Buyer, that is sufficient to pay in cash all amounts required to be paid by Buyer in connection with the transactions contemplated by this Agreement and all related fees and expenses, and Buyer shall concurrently enter into a Financial Assurance pursuant to which funds in an amount equal to the amount that $215,000,000 (Two Hundred Fifteen Million Dollars) exceeds the amount of such Extended Commitment or New Commitment will be unconditionally (other than satisfaction or waiver of Buyer's conditions to Closing set forth in Section 7.1) and fully available to Buyer, at any time (on no more than two Business Days' prior notice) from and after the twelve-month anniversary of the date of this Agreement and continuing through and including the earlier of the Closing and the eighteen-month anniversary of the date of this Agreement, solely (and for no other purpose during such period) to partially fund and partially satisfy Buyer's obligations to pay in immediately available funds at the Closing all amounts required to be paid by Buyer in connection with the transactions contemplated by this Agreement and all related fees and expenses or (II) the maximum amount of financing to be provided under the Debt Commitment Letter as in effect (in accordance with the terms hereof) immediately prior to any extension (if extended pursuant to an Extended Commitment) or replacement (if replaced pursuant to New Commitments) of such Debt Commitment Letter, as applicable; and

(Y)            fails to (1) demonstrate to the reasonable satisfaction of Parent that the amount of Buyer's available cash and marketable securities, available lines of credit or other sources of immediately available funds is, and will be at all times from and after the twelve-month anniversary of the date of this Agreement and continuing through and including the eighteen-month anniversary of this Agreement, sufficient to pay in cash all amounts required to be paid by Buyer in connection with the transactions contemplated by this Agreement and all related fees and expenses, and (2) enter into written arrangements (e.g., irrevocable standby letter of credit or dedicated cash collateral account) reasonably satisfactory to Parent (and to which Parent shall be a third-party beneficiary (and which may not be amended, modified, supplemented or terminated without the prior written approval of Parent)) (each, a "Financial Assurance") pursuant to which funds in an amount equal to all amounts required to be paid by Buyer in connection with the transactions contemplated by this Agreement and all related fees and expenses will be unconditionally (other than satisfaction or waiver of Buyer's conditions to Closing set forth in Section 7.1) and fully available to Buyer, at any time (on no more than two Business Days' prior notice) from and after the twelve-month anniversary of the date of this Agreement and continuing through and including the earlier of the Closing and the eighteen-month anniversary of the date of this Agreement, solely (and for no other purpose during such period) to fund and satisfy Buyer's obligations to pay in immediately available funds at the Closing all amounts required to be paid by Buyer in connection with the transactions contemplated by this Agreement and all related fees and expenses;

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
then, upon written notice from Parent to Buyer given at any time after the Extension Documentation Date and before the twelve-month anniversary of the date of this Agreement (a "Non-Extension Notice"), Parent has the right to modify the Parent Termination Date to be the date that is the twelve-month anniversary of the date of this Agreement; provided, further, that if Buyer has not timely satisfied its obligations under clause (X) or clause (Y) above and Parent has not timely provided Buyer a Non-Extension Notice prior to the twelve-month anniversary of the date of this Agreement, Parent shall after the twelve-month anniversary of the date of this Agreement have the right to modify the Parent Termination Date, upon 15 days advance written notice to Buyer, to be any date in the future but not beyond the date that is eighteen-months after the date of this Agreement; or

(iii)               the condition set forth in Section 7.2(a) becomes incapable of satisfaction (i.e. any Restraint having the effects set forth in Section 7.2(a) shall be in effect and have become permanent).

Section 8.2                           Procedure upon Termination.  In the event of termination and abandonment by Buyer or Parent pursuant to Section 8.1, written notice thereof shall forthwith be given to the other Party or Parties in accordance with Section 8.1 and Section 10.4, and this Agreement shall terminate, and the transactions contemplated hereby shall be abandoned, without further action by Buyer, Parent or the Company.

Section 8.3                          Effect of Termination.  Except as otherwise set forth in this Section 8.3, in the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and have no further force or effect, without any liability on the part of any Party hereto or its Affiliates, officers, directors or stockholders, other than liability of Parent or Buyer, as the case may be, for any intentional and willful breach of this Agreement occurring prior to such termination; provided, however, that, an intentional and willful breach shall be deemed to have occurred if Buyer does not complete the transactions contemplated by this Agreement under the circumstances described in Section 8.1(c)(i)(B) and Parent has terminated the Agreement pursuant to such Section 8.1(c)(i)(B). In determining losses or damages recoverable upon termination by a Party hereto for another Party's intentional and willful breach, the Parties hereto acknowledge and agree that such losses and damages shall not be limited to reimbursement of expenses or out-of-pocket costs, and nothing in this Agreement shall prohibit either Party from seeking to prove that such losses and damages include the benefit of the bargain lost by such Party.  Notwithstanding the foregoing, the provisions of ARTICLE I, Section 6.3(b), Section 6.5, Section 6.11, Section 6.13(f), this ARTICLE VIII, ARTICLE X and the Confidentiality Agreement shall survive any termination of this Agreement pursuant to Section 8.1 and remain valid and binding obligations of the Parties.

Section 8.4                   Regulatory Fee.

(a)                In the event that this Agreement is terminated by (A) Buyer pursuant to Section 8.1(b)(ii) or (iii) or (B) Parent to Section 8.1(c)(ii) or (iii), and in any such case, at the time of such termination, any of the conditions set forth in Section 7.1(a) (with respect to a Restraint related to Antitrust Laws that is temporary or permanent in nature or with respect to any other matter addressed in Section 7.1(g)), Section 7.1(g),  Section 7.2(a) (with respect to a Restraint related to Antitrust Laws that is temporary or permanent in nature or with respect to any other matter addressed in Section 7.2(e)), or Section 7.2(e), shall not have been satisfied (a "Regulatory Termination"), then Buyer shall pay to Parent promptly (but in any event no later than five (5) Business Days after such termination) a fee of $10,750,000 (the "Regulatory Fee"), which amount shall be payable in immediately available funds.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
(b)               Each of Parent and Buyer acknowledges that the agreements contained in this Section 8.4 are an integral part of the transactions contemplated by this Agreement and that the payment of the Regulatory Fee provided for in Section 8.4(a) shall be the sole and exclusive remedy of Parent upon a Regulatory Termination, and such remedy shall be limited to payment of the Regulatory Fee, plus all Losses incurred by Parent and the Company in enforcing their rights pursuant to this Section 8.4 and collecting and receiving payment of the Regulatory Fee; provided, however, that nothing in this Section 8.4 shall relieve any party from liability for any willful or intentional breach of this Agreement, as further specified in Section 8.3.

ARTICLE IX
SURVIVAL OF REPRESENTATIONS, WARRANTIES AND
COVENANTS; INDEMNIFICATION

Section 9.1                   Survival of Representations, Warranties and Covenants.  The representations and warranties in this Agreement shall survive the Closing and shall terminate on the date that is 12 months after the Closing Date; provided that the representations and warranties set forth in (a) Section 3.10 (Employee Benefit Plans; Employment Agreements) shall survive until the three year anniversary date of  the Closing, and (b) Section 3.2(a) (Capitalization of the Company), Section 3.3 (Authority), Section 3.15 (Tax Matters), Section 3.16 (Brokers), Section 4.2 (Shares), Section 4.3 (Authority), Section 4.5 (Brokers), Section 5.1 (Authority) and Section 5.5 (Brokers) shall survive the Closing until the date that is 60 days after the expiration of the applicable statute of limitations period, including any extensions thereof (each such termination date, a "Survival Period Termination Date").  The representations and warranties set forth in clause (b) of the prior sentence are sometimes collectively referred to herein as the "Fundamental Representations".  Liability (including indemnification as provided in this Article IX) with respect to breaches of or noncompliance with any covenants or agreements contained herein to be performed at or prior to the Closing shall survive for a period of 12 months following the Closing, and liability (including indemnification as provided in this Article IX) with respect to breaches of or noncompliance with any covenants or agreements contained herein to be performed after the Closing shall survive for a period of 12 months following the date by which such covenant or agreement is to be performed (the expiration or end of each such survival period specified in this sentence, also a "Survival Period Termination Date").  No Person shall be liable for any claim for indemnification under this ARTICLE IX unless a Notice of Claim is delivered by the Person seeking indemnification to the Person from whom indemnification is sought prior to the applicable Survival Period Termination Date, in which case the representation, warranty, covenant or agreement, which is the subject of such claim shall survive, to the extent of such claim only, until such claim is finally and fully resolved. The parties specifically intend that the statutory statutes of limitations applicable to the respective representations, warranties, covenants and agreements contained herein be superseded and replaced by the survival periods contained herein.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
Section 9.2                  Indemnification by Parent for the Benefit of Buyer.  From and after the Closing (but subject to the provisions of this ARTICLE IX), Parent shall indemnify, defend and hold Buyer and its officers, directors, employees, Affiliates and/or agents (each a "Buyer Indemnitee") harmless from any damages, losses, liabilities, obligations, or reasonable and documented out-of-pocket expenses (including reasonable attorneys' fees and expenses) (each, a "Loss") actually incurred by Buyer Indemnitee as a result of (i) any breach of any representation or warranty made by the Company contained in ARTICLE III, by Parent contained in ARTICLE IV, or in the certificate delivered by Parent pursuant to Section 2.3(a)(i) in respect thereof, (ii) any breach by the Company of any of the covenants or agreements contained herein that are to be performed or complied with by the Company prior to or at the Closing, (iii) any breach by Parent of any of the covenants or agreements contained herein that are to be performed or complied with by Parent, (iv) Company Expenses to the extent not reflected in the Base Purchase Price or any resulting adjustments to the Base Purchase Price contemplated by Section 2.4, (v) any Indebtedness of the Company as of the Closing to the extent not reflected in the Base Purchase Price or any resulting adjustments to the Base Purchase Price contemplated by Section 2.4, (vi) any common law fraud committed by or on behalf of the Company or its Affiliates in connection with the Agreement, (vii) any claims or actions against any individuals serving in their capacity as directors or officers of the Company prior to the Closing Date that arose from events that occurred in such capacity prior to the Closing, including any such claims or actions that are reported after the Closing, but in any such case, only to the extent that indemnification is required to be provided pursuant to Section 6.6 to such directors or officers under the Company's Governing Documents or any written agreements in effect as of the date hereof, and (viii) [***]; provided that no claims shall be so asserted under subclause (i) of this Section 9.2 unless and until the aggregate amount of Losses that would otherwise be payable thereunder exceeds on a cumulative basis an amount equal to 1% of the Base Purchase Price as adjusted pursuant to Section 2.4 (the "Deductible"), and then only to the extent such Losses exceed the Deductible, provided that the Deductible shall not apply to the breach of any Fundamental Representation or common law fraud;  provided further that no individual claim by Buyer Indemnitees shall be so asserted under subclause (i) of this Section 9.2  unless and until the aggregate amount of Losses that would be payable pursuant to such claim (or series of related claims) exceeds an amount equal to $25,000 (the "Mini-Basket") (it being understood that any such individual claims (or series of related claims) for amounts less than the Mini-Basket shall be ignored in determining whether the Deductible has been exceeded and thereafter); provided further  that the Mini-Basket shall not apply to the breach of any Fundamental Representation or common law fraud.  The aggregate amount of Losses for which the Buyer Indemnitees shall be entitled to indemnification under subclause (i) of this Section 9.2 shall not exceed an amount equal to 7.5% of the Base Purchase Price as adjusted pursuant to Section 2.4 (the "Cap"), provided that the Cap shall not apply to the breach of any Fundamental Representation or common law fraud. Notwithstanding anything in this Agreement to the contrary, the maximum aggregate liability for which Parent may be liable in connection with any claim or claims for Losses arising from this Agreement shall be an amount equal to the Base Purchase Price as adjusted pursuant to Section 2.4.

Section 9.3                   Indemnification by Buyer for the Benefit of Parent.  Subject to the other provisions of this ARTICLE IX, from and after the Closing, Buyer shall, and shall cause the Company to, indemnify, defend and hold Parent and its Affiliates (other than the Company), officers, directors, employees, and/or agents (each a "Parent Indemnitee") harmless from any Loss actually incurred by Parent Indemnitee as a result of (a) any breach of any representation or warranty made by Buyer contained in ARTICLE V, or in the certificate delivered by Buyer pursuant to Section 2.3(b)(i) in respect thereof, (b) any breach by Buyer of any of the covenants or agreements contained herein that are to be performed or complied with by Buyer or, after the Closing, by the Company, and (c) any common law fraud committed by or on behalf of the Buyer or its Affiliates in connection with this Agreement.  Any indemnification of Parent Indemnitees pursuant to this Section 9.3 shall be effected by wire transfer of immediately available funds to an account designated by Parent within fifteen (15) days after the determination thereof.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
Section 9.4                     Third Party Claims; Direct Claims.

(a)               Any Person making a claim for indemnification under Section 9.2 or Section 9.3 (an "Indemnitee") shall notify the indemnifying party (which, for the avoidance of doubt, shall be deemed to be Parent in the event of a claim made under Section 9.2) (an "Indemnitor") of the claim in writing promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it by a third party (each, a "Third Party Claim"), describing the Third Party Claim, the amount thereof (if known and quantifiable) and the basis thereof.  Any Indemnitor shall be entitled to participate in the defense of such Third Party Claim giving rise to an Indemnitee's claim for indemnification at such Indemnitor's expense, and at its option shall be entitled to assume the defense thereof by appointing a counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense; provided that the Indemnitor shall not be entitled to assume or maintain the defense thereof if (i) such Third Party Claim arises in connection with any criminal proceeding, action, indictment, allegation or investigation of the Indemnitee or any of its Affiliates, (ii) the Third Party Claim seeks an injunction or other equitable relief against the Indemnified Party, (iii) the Indemnitor does not conduct the defense of the Third Party Claim actively and diligently, (iv) the Third Party Claim involves any claim in respect of Tax Matters, which are governed by Section 6.14(h), (v) the amount in controversy of the Third Party Claim is, or would reasonably be expected to be, equal to or greater than (A) for Claims subject to the Cap, two times (2x) the Cap, or (B) for Claims not subject to the Cap, two times (2x) the Base Purchase Price (as adjusted pursuant to Section 2.4), or (vi) the Indemnitee is advised in writing by outside counsel that there are one or more legal or equitable defenses available to the Indemnitee that the Indemnitor cannot assert on behalf of the Indemnitee.  If the Indemnitor assumes the defense of such Third Party Claim in accordance with this Section 9.4(a), the Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided that the fees and expenses of such separate counsel shall be borne by the Indemnitee unless, in the reasonable opinion of outside counsel to the Indemnitee, a conflict or potential conflict exists between the Indemnitor and the Indemnitee that would make such separate representation advisable or the Indemnitor requests that the Indemnitee so participate, in which case the fees and expenses of one separate counsel for all Indemnitees shall be borne by the Indemnitor.  If the Indemnitor assumes and maintains the defense of such Third Party Claim in accordance with this Section 9.4(a), then the Indemnitor shall be entitled to settle such Third Party Claim; provided the Indemnitor shall obtain the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of such Third Party Claim or ceasing to defend such Third Party Claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable or nonmonetary relief will be imposed against the Indemnitee or if such settlement does not expressly and unconditionally release the Indemnitee and its Affiliates from all liabilities and obligations with respect to such claim, without prejudice except for payments that would be required to be paid by Buyer representing the Deductible; provided that if the Indemnitee does not consent to any proposed settlement, then the Indemnitee shall not be entitled to any indemnification or other payment hereunder for Losses incurred after such date in excess of the proposed settlement with respect to such claim whether or not the Indemnitee was otherwise entitled to indemnification hereunder.  If the Indemnitor is not entitled to or otherwise elects not to assume or maintain the defense of such Third Party Claim, then the Indemnitee shall be entitled to settle such Third Party Claim; provided the Indemnitee shall obtain the prior written consent of the Indemnitor (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of such Third Party Claim.

(b)               All of the Parties shall reasonably cooperate in the defense or prosecution of any such Third Party Claim in respect of which a claim for indemnification may be sought under Section 9.2 or Section 9.3 and each of Buyer and Parent (or a duly authorized Representative of such Party) shall (and shall cause the Company to) furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

(c)               The Indemnitor shall not be entitled to require that any action, suit or proceeding be made or brought against any other Person before action is brought or claim is made against it hereunder by the Indemnitee.

(d)                In the event any Indemnitee has a claim for indemnification under Section 9.2 or Section 9.3 which it determines to assert and that does not constitute a Third Party Claim, the Indemnitee shall assert such claim by delivering a Notice of Claim to the Indemnitor; provided that no delay on the part of any Indemnitee in giving any such Notice of Claim shall relieve the Indemnitor of any indemnification obligation hereunder except to the extent the Indemnitor is actually prejudiced thereby.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
Section 9.5                 Additional Limitations on Indemnification Obligations.  Notwithstanding anything in this Agreement to the contrary, and in addition to any other limitations provided herein, the rights of the Buyer Indemnitees and the Parent Indemnitees to indemnification pursuant to the provisions of Section 9.2 or Section 9.3 are subject to the following limitations:

(a)                the amount of any Loss shall be calculated net of (i) any Tax Benefit received or realized by the Indemnitee or any of its Affiliates on account of or attributable to such Loss and (ii) any insurance proceeds (net of direct collection expenses) or any indemnity, contribution or other similar payment received by the Indemnitee from any third party with respect thereto; provided, however, that this subclause (ii) shall not require any Indemnitee, in respect of any such Loss, to (A) initiate or pursue litigation against any third parties, (B) file for or make claims under such insurance policies prior to seeking indemnification pursuant to this Agreement (provided that such claims are then filed or made promptly thereafter), (C) incur out-of-pocket costs or expenses that the Indemnitor has not agreed to pay, or (D) with respect to any Indemnitees, take any action that would reasonably be expected to have a material detrimental effect on such Indemnitee's (or its Affiliates') business.  If the Indemnitee receives or realizes a Tax Benefit on account of any Loss after an indemnification payment is made to it with respect to such Loss, the Indemnitee shall promptly pay to the Indemnitor the amount of such Tax Benefit at such time or times as and to the extent that such Tax Benefit is received or realized by the Indemnitee.  For purposes hereof, "Tax Benefit" shall mean any refund of Taxes paid or reduction in the amount of Taxes that otherwise would have been paid in one or more taxable years in which any Loss is incurred by the Indemnitee to the extent permitted by applicable Law.  The Indemnitee shall use commercially reasonable efforts to seek recovery under all insurance policies covering any Loss.  In the event that an insurance or other recovery is made by any Indemnitee with respect to any Loss for which such Indemnitee has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery shall be made promptly to the Indemnitor (net of any direct out-of-pocket expenses of collection);

(b)                Upon making any payment to the Indemnitee for any indemnification pursuant to this Article IX, the Indemnitor shall be subrogated, to the extent of such payment, to any rights which the Indemnitee may have against any third parties with respect to the subject matter underlying such indemnification claim; provided, however, that no Parent Indemnitee shall be subrogated to any rights with respect to any employee of the Company. Notwithstanding the foregoing, this clause (b) shall not apply if such subrogation would adversely affect a material commercial or contractual relationship of the Indemnitee or any of its Affiliates.  For the avoidance of doubt, Indemnitor shall have no right to collect aggregate payments from such third parties in excess of the actual amount of the indemnification payment previously paid with respect to such indemnification claim.

(c)               the Buyer Indemnitees shall not be entitled to indemnification pursuant to Section 9.2 for any Loss underlying any such indemnification claim to the extent that:

(i)                   the Company provided for a specific and identified reserve in the Financial Statements with respect with respect to the matter giving rise to such Loss;

(ii)                 such Loss (or any part thereof) was taken into account in the calculation of Closing Current Liabilities or in the determination of the Base Purchase Price (including any adjustment thereto contemplated by Section 2.4(d)) pursuant to ARTICLE II,

(iii)               the Buyer Indemnitees should have taken commercially reasonable efforts, as required by applicable Law, and within its control, to mitigate its Loss (or any part thereof), upon and after becoming aware of any event which would reasonably be expected to give rise to any Loss, which efforts shall not require, among other things, the initiation of litigation or other dispute resolution mechanism.  For the sake of clarity and for the avoidance of doubt, the amount of the Loss which a Buyer Indemnitee shall not be entitled to indemnification under this subclause (iii) relates solely to the portion of any such Loss which would have been mitigated had Buyer Indemnitee complied with this subclause (iii),

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
(iv)               such Loss (or any part thereof) directly and solely results from or is directly and solely magnified by the action or inaction of any Buyer Indemnitee or any Affiliate of such Buyer Indemnitee (including the Company) after the Closing, or

(v)                such Loss (or any part thereof) arises, or is increased, as a result of a change after the Closing in any accounting principle, method or policy (including any change in GAAP or application thereof), in any Tax reporting practice or in the length of any accounting period for Tax purposes of the Company (provided that, for the avoidance of doubt, any such change may only be made in compliance with the provisions hereof, including Section 2.4(e));

(d)                the representations, warranties and covenants of the Indemnitor, the Indemnitee's right to rely on such representations, warranties and covenants, and the Indemnitee's right to indemnification with respect thereto, shall not be affected or deemed waived by any information or knowledge obtained by the Indemnitee, by reason of any investigation made by or on behalf of the Indemnitee or by reason of the fact that the Indemnitee Indemnified Party knew or should have known that any such representation or warranty is, was or might be inaccurate, or that any such covenant is, was or might be breached;

(e)                no claim shall be brought or maintained by any Buyer Indemnitee against any officer, director, employee (present or former) or Affiliate of any Party which is not otherwise expressly identified as a Party hereto, and no recourse shall be brought or granted against any of them, by virtue of or based upon any alleged inaccuracy in or breach of any of the representations, warranties, covenants or agreements of any Party hereto set forth or contained in this Agreement or any exhibit or Schedule hereto or any certificate delivered hereunder;

(f)                neither Parent nor any of its Affiliates will have any right of contribution from the Company for any claim for which Parent is responsible to indemnify the Buyer Indemnitees under Section 9.2;

(g)               notwithstanding anything herein to the contrary, for all purposes hereunder the term "Loss" shall not include any consequential damages (including loss of revenue, income or profits, loss or diminution in value of assets or securities) or punitive, special, exemplary or indirect damages, except to the extent paid to a third Person pursuant to a Third Party Claim, and no "multiple of profits" or "multiple of cash flow" or other valuation methodology shall be used in calculating the amount of any Losses; and

(h)                for purposes of determining the amount of any Loss indemnifiable by Parent pursuant to this Article IX (but not, for the avoidance of doubt, for purposes of determining whether a breach or inaccuracy occurred with respect to a representation or warranty), the amount of such Loss shall be determined without regard to any materiality, material adverse effect or other similar materiality qualification contained in or otherwise applicable to such representation or warranty.

Section 9.6                  Treatment of Indemnity Payments.  The Parties agree that any indemnification payments made pursuant to this ARTICLE IX shall be treated as adjustments to the purchase price for Tax purposes, unless otherwise required by Law, and such agreed treatment shall govern for purposes of this Agreement.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
Section 9.7                      Exclusive Remedy.  Except (a) in the case where a Party seeks to obtain specific performance pursuant to Section 10.17, (b) for the purchase price adjustment procedures set forth in Section 2.4(d) and (c) for claims arising out of or in connection with fraud, criminal acts or willful misconduct, from and after the Closing, the rights of the Parties to indemnification pursuant to the provisions of this ARTICLE IX shall be the sole and exclusive remedy for the Parties hereto with respect to any matter in any way arising from or relating to this Agreement or the transactions contemplated hereby, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise.  Each Party acknowledges and agrees that, subject to the exceptions set forth in the immediately preceding sentence, the Buyer Indemnitees and the Parent Indemnitees, as the case may be, may not avoid such limitation on liability by (1) seeking damages for breach of contract, tort or pursuant to any other theory of liability, all of which are hereby waived or (2) asserting or threatening any claim against any Person that is not a Party hereto (or a successor to a Party hereto) for breaches of the representations, warranties and covenants contained in this Agreement.  The Parties agree that the provisions in this Agreement relating to indemnification, and the limits imposed on Buyer's and the Buyer Indemnitees' and Parent's and the Parent Indemnitees' remedies with respect to this Agreement and the transactions contemplated hereby were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid to Parent hereunder.

Section 9.8                  Acknowledgment of Buyer.  In connection with Buyer's investigation of Parent and the Company, Buyer has received certain projections, including projected statements of operating revenues and income from operations of the Company and certain business plan information.  Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Buyer is familiar with such uncertainties and that Buyer is responsible for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it, including the reasonableness of the assumptions underlying such estimates, projections and forecasts.  Accordingly, Buyer hereby acknowledges that none of Parent, the Company or any other Person is making any representation or warranty with respect to such estimates, projections and other forecasts and plans, including the reasonableness of the assumptions underlying such estimates, projections and forecasts.

ARTICLE X
MISCELLANEOUS

Section 10.1               Amendment.

(a)               This Agreement may be amended, modified or supplemented only by a written agreement duly executed and delivered by Buyer, Parent and the Company, and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 10.1 shall be void and of no force or effect.

(b)               Notwithstanding anything to the contrary contained herein, none of Section 6.13(a), Section 6.13(c), Section 6.13(e), Section 6.13(g), Section 10.3(b), Section 10.9, Section 10.14, Section 10.15, Section 10.20 and this Section 10.1 (nor any  provision of this Agreement to the extent that an amendment, modification or supplement of such provision would modify the substance of Section 6.13(a), Section 6.13(c), Section 6.13(e), Section 6.13(g), Section 10.3(b), Section 10.9, Section 10.14, Section 10.15, Section 10.20 and this Section 10.1) may be amended, modified or supplemented in a manner that adversely impacts any of the Debt Financing Sources or any of their respective former, current or future Representatives or Affiliates without the prior written consent of the Debt Financing Sources.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
Section 10.2                Extension; Waiver.  At any time prior to the Closing, Parent may agree to (a) extend the time for the performance of any of the obligations or other acts of Buyer contained herein, (b) waive any inaccuracies in the representations and warranties of Buyer contained herein or in any document, certificate or writing delivered by Buyer pursuant hereto or (c) waive compliance by Buyer with any of the agreements or conditions contained herein.  At any time prior to the Closing, Buyer may (i) extend the time for the performance of any of the obligations or other acts of Parent contained herein, (ii) waive any inaccuracies in the representations and warranties of the Company or Parent contained herein or in any document, certificate or writing delivered by Parent pursuant hereto or (iii) waive compliance by Parent with any of the agreements or conditions contained herein.  Any agreement on the part of any Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party.  The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 10.3                 Entire Agreement; Assignment.

(a)               This Agreement (together with the exhibits hereto and the Disclosure Schedule) and the Ancillary Documents and the Confidentiality Agreement together constitute the entire agreement among the Parties with respect to the subject matter of such documents and supersede all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of such documents.  In the event of any inconsistency between the provisions of this Agreement and the provisions of any Ancillary Document or the Confidentiality Agreement, the provisions of this Agreement shall prevail.

(b)                Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party (whether by operation of Law or otherwise), other than for collateral purposes (including any assignment to the Debt Financing Sources as collateral security in connection with the Debt Financing), without the prior written consent of Buyer and Parent.  Any attempted assignment of this Agreement not in accordance with the terms of this Section 10.3 shall be void and of no force or effect.

Section 10.4               Notices.  All notices, requests, demands and other communications (including, for the avoidance of doubt, any notice or document sent by any Party, or by the Accounting Firm, pursuant to ARTICLE II) under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the Party to whom notice is to be given; (ii) on the day of transmission if sent via facsimile transmission or by e-mail to the facsimile number or e-mail address given below (provided no delivery failure message is received by the sender); (iii) on the Business Day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service; or (iv) on the fifth day after mailing, if mailed to the Party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the Party as follows:

(a)                 If to Buyer:

Stamps.com Inc.
1990 E. Grand Ave.
El Segundo, CA 90245

Attention:	Ken McBride, Chairman and Chief Executive Officer
and Seth Weisberg, Chief Legal Officer
Facsimile:	(310) 428-5900
E-mail:	kmcbride@stamps.com

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
with a copy (which shall not constitute notice to Buyer) to:

Manatt, Phelps & Phillips, LLP
11355 W. Olympic Blvd., Suite 10000
Los Angeles, CA 90064
Attention:	Ben D. Orlanski, Esq. and David M. Grinberg, Esq.
Facsimile:	(310) 914 5470
E-mail:	borlanski@manatt.com

(b)                If to the Company (prior to Closing) or Parent:

Newell Rubbermaid Inc.
3 Glenlake Parkway
Atlanta, Georgia 30328
Attention:	Deputy General Counsel
Facsimile:	(770) 677-8717
E-mail:	Bradford.Turner@newellco.com

with a copy (which shall not constitute notice to the Company or Parent) to:

Schiff Hardin LLP
233 S. Wacker Drive, Suite 6600
Chicago, Illinois 60606
Attention:	Steve E. Isaacs, Esq.
Facsimile:	(312) 258-5600
E-mail:	sisaacs@schiffhardin.com

Section 10.5                [RESERVED]

Section 10.6                Fees and Expenses.  Except as otherwise set forth in this Agreement (including ARTICLE II), all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees and disbursements of Representatives, shall be paid by the Party incurring such fees or expenses.  Without limiting the foregoing, Buyer and Parent shall each be responsible for 50% of all filing fees payable under the HSR Act.

Section 10.7               Construction; Section Headings; Draftsmanship; Interpretation.  The term "this Agreement" means this Stock Purchase Agreement together with the Disclosure Schedule and exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof and thereof.  The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.  No Party, nor its respective counsel, shall be deemed to be the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party.  Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, "herein," "hereto," "hereof" and words of similar import refer to this Agreement as a whole, including the Disclosure Schedule and exhibits hereto, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words "include," "includes" or "including" shall be deemed to be followed by the words "without limitation"; (e) a term has the meaning assigned to it; (f) "or" is not exclusive; (g) all references in this Agreement to designated "Articles," "Sections," "paragraphs," "clauses" and other subdivisions are to the designated Articles, Sections, paragraphs, clauses and other subdivisions of this Agreement unless otherwise specified; and (h) any definition of or reference to any agreement, instrument, document, statute or regulation herein shall be construed as referring to such agreement, instrument, document, statute or regulation as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein).

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
Section 10.8                Exhibits and Schedules.  The Disclosure Schedule and all exhibits and documents expressly incorporated into this Agreement are hereby incorporated into this Agreement and made a part hereof as if set out in full in this Agreement.  Any item disclosed in any part, subpart, section or subsection of the Disclosure Schedule referenced by a particular section or subsection in this Agreement shall be deemed to have been disclosed with respect to every other section and subsection in this Agreement if the relevance of such disclosure to such other section or subsection is reasonably apparent, notwithstanding the omission of an appropriate cross-reference.  Capitalized terms used in the Disclosure Schedule but not otherwise defined therein shall have the respective meanings given to them in this Agreement.  The specification of any dollar amount in the representations or warranties contained in this Agreement is not intended to imply that such amounts, or higher or lower amounts or other items, are or are not material, and no Party shall use the fact of the setting of such amounts in any dispute or controversy as to whether any obligation, item or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement.  Any item of information, matter or document disclosed or referenced in, or attached to, the Disclosure Schedule shall not (a) be used as a basis for interpreting the terms "material", "Company Material Adverse Effect" or other similar terms in this Agreement or to establish a standard of materiality, (b) represent a determination that such item or matter did not arise in the ordinary course of business, (c) be deemed or interpreted to expand the scope of any Party's representations and warranties, obligations, covenants, conditions or agreements contained herein, (d) constitute, or be deemed to constitute, an admission of liability or obligation regarding such matter, (e) represent a determination that the consummation of the transactions contemplated by this Agreement requires the consent of any third party, (f) constitute, or be deemed to constitute, an admission to any third party concerning such item or matter or (g) constitute, or be deemed to constitute, an admission or indication by Parent or the Company that such item meets any or all of the criteria set forth in this Agreement for inclusion in the Disclosure Schedule.  No reference in the Disclosure Schedule to any Contract or other agreement or document shall be construed as an admission or indication that such Contract, agreement or document is enforceable or currently in effect or that there are any obligations remaining to be performed or any rights that may be exercised under such Contract, agreement or document.  No disclosure in the Disclosure Schedule relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.

Section 10.9                Parties in Interest.

(a)               This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in the following subsection of this Section 10.9, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
(b)               Notwithstanding anything to the contrary contained in this Agreement,(i) the Debt Financing Sources and their respective former, current and future Representatives and Affiliates shall be third party beneficiaries of the provisions set forth in Section 6.13(a), Section 6.13(c), Section 6.13(e), Section 6.13(g), Section 10.1(b), Section 10.3(b), Section 10.14, Section 10.15, Section 10.20 and this Section 10.9 and (ii) if the transactions contemplated by this Agreement are consummated, (A) the current and former officers and directors of the Company shall be third party beneficiaries of the provisions set forth in Section 6.6, (B) the parties indemnified pursuant to Section 6.13(f) shall be third party beneficiaries as provided in Section 6.13(f), (C) the Indemnitees shall be third party beneficiaries of the provisions set forth in ARTICLE IX, and (D) Schiff shall be a third party beneficiary of the provisions set forth in Section 10.18.

Section 10.10             Severability.  If any term or other provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not invalidate or render unenforceable such term or provision in any other jurisdiction, and all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.11             Counterparts; Delivery.  This Agreement may be executed in multiple original, PDF or facsimile counterparts, each of which shall be deemed an original, and all of which taken together shall be considered one and the same agreement.  In the event that any signature to this Agreement or any agreement or certificate delivered pursuant hereto, or any amendment thereof, is delivered by facsimile transmission or by e-mail delivery of a ".pdf" format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or ".pdf" signature page were an original thereof.  No Party shall raise the use of a facsimile machine or e-mail delivery of a ".pdf" format data file to deliver any such signature page or the fact that such signature was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a ".pdf" format data file as a defense to the formation or enforceability of a contract and each Party forever waives any such defense.

Section 10.12            Knowledge.  For all purposes of this Agreement, the phrase "to the knowledge of the Company" and any derivations thereof shall mean the actual knowledge of Amine Khechfe, Steve Rifai, Emma Johnson and Harry Whitehouse, provided that if any Company employee that is a direct report of any such person would reasonably be expected to have knowledge of the particular matter subject to the applicable knowledge or similar qualification, such person shall make a reasonable inquiry of such direct report with respect to such matter.  For all purposes of this Agreement, the phrase "to Buyer's knowledge" and any derivations thereof shall mean the actual knowledge of Ken McBride, Kyle Huebner, Seth Weisberg and James Bortnak, provided that if any Buyer employee that is a direct report of any such person would reasonably be expected to have knowledge of the particular matter subject to the applicable knowledge or similar qualification, such person shall make a reasonable inquiry of such direct report with respect to such matter.

Section 10.13             Dispute Resolution for Direct Claims.  In the event of a Dispute (provided that for the avoidance of doubt, this Section 10.13 shall not be applicable with respect to any Third Party Claim, which shall be subject to the provisions of Section 9.4) and the Party receiving a Notice of Claim relating to such Dispute disputes all or any part of such Notice of Claim, Buyer and Parent shall first attempt to resolve such Dispute through direct negotiations.  Any Party may initiate this process by making a written demand for direct negotiation that describes the Dispute to be negotiated in reasonable detail.  At either Party's election, such direct negotiations may be held telephonically or in person.  No settlement reached in such negotiations under this Section 10.13 shall be binding until reduced to a writing signed by the applicable Parties.  If the Dispute is not resolved within 20 Business Days after the date of delivery of such written demand for direct negotiation, then Parent and/or Buyer shall resolve such dispute in accordance with Section 10.14.  Nothing in this Section 10.13 shall prevent any Party from seeking injunctive relief under Section 10.17 (which injunctive relief, for the avoidance of doubt, may be sought prior to complying with this Section 10.13).

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
Section 10.14             Governing Law; Consent to Exclusive Jurisdiction.

(a)                Except as provided in clause (c) below with respect to the Debt Financing, the interpretation and construction of this Agreement, and all matters relating to this Agreement, will be governed by the laws of the State of Delaware applicable to contracts made and to be performed entirely within the State of Delaware without giving effect to any conflict of law provisions thereof.

(b)               Each of the Parties agrees that any legal action or proceeding with respect to this Agreement may be brought in the federal and state courts located in the State of Delaware, and, by execution and delivery of this Agreement, each party to this Agreement irrevocably submits itself in respect of its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts in any legal action or proceeding arising out of this Agreement.  Each of the Parties irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to in the preceding sentence.  Each Party consents to process being served in any such action or proceeding by the mailing of a copy thereof to the address (set forth in Section 10.4) below its name and agrees that such service upon receipt will constitute good and sufficient service of process or notice thereof.  Nothing in this Section 10.14(b) will affect or eliminate any right to serve process in any other manner permitted by law.

(c)                Notwithstanding anything herein to the contrary and without limiting the generality of Sections 10.17 and 10.20, each of the Parties agrees that it will not bring or support any legal action or proceeding, including without limitation, any suit, litigation, investigation, action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source or its former, current or future Representatives or Affiliates in any way relating to this Agreement or any of the transactions contemplated hereby, including but not limited to any dispute arising out of or relating in any way to the Debt Financing, the Debt Commitment Letter, the Definitive Financing Agreement or the performance thereof, in any forum other than any state or federal court located in the Borough of Manhattan, and that in connection with any such legal action or proceeding, including, without limitation, any such suit, litigation, investigation, action, cause of action, claim, cross-claim or third party claim, the governing law specified in the Debt Commitment Letter shall govern.

Section 10.15             WAIVER OF JURY TRIAL.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW, WHICH CANNOT BE WAIVED, FOR ANY PROCEEDING WHICH IS PERMITTED UNDER THIS AGREEMENT TO BE FILED IN A COURT, EACH PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN SUCH PROCEEDING, INCLUDING THOSE PROCEEDINGS TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, THE DEBT FINANCING OR ANY OF THE ANCILLARY DOCUMENTS OR UNDER ANY AMENDMENT, CONSENT, WAIVER, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY BE DELIVERED IN CONNECTION WITH ANY OF THEM OR ARISING FROM ANY RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, THE DEBT FINANCING OR ANY OF THE ANCILLARY DOCUMENTS OR UNDER ANY AMENDMENT, CONSENT, WAIVER, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY BE DELIVERED IN CONNECTION WITH ANY OF THEM.  EACH PARTY AGREES THAT IN ANY SUCH PROCEEDING, THE MATTERS SHALL BE TRIED TO A COURT AND NOT TO A JURY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.15.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
Section 10.16             Service of Process.  Each Party irrevocably consents to the service of summons and complaint and any other process outside the territorial jurisdiction of the courts referred to in Section 10.14 hereof in any proceeding arising out of or relating to this Agreement by sending or delivering a copy of the process to the Party to be served at the address of the Party and in the manner provided for the giving of notices in Section 10.4 hereof (except that email or facsimile shall not be permitted delivery means pursuant to this Section 10.16).  Nothing herein shall affect the right of any Party to serve process in any other manner permitted by applicable Law.

Section 10.17            Specific Enforcement.  Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or conferred by Law or equity, upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.  The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement in accordance with their specific terms or otherwise breach such provisions.  It is accordingly agreed that, prior to the valid termination of this Agreement pursuant to ARTICLE VIII, the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.  Each of the Parties hereby waives any defenses in any action for an injunction, specific performance or other equitable relief, including the defense that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.  To the extent any Party hereto brings an action, suit or proceeding to enforce specifically the performance of the terms and provisions of this Agreement (other than an action to enforce specifically any provision that expressly survives termination of this Agreement), the Buyer Termination Date and the Parent Termination Date shall (if they otherwise would occur prior to the end of the periods described in the following clauses (a) and (b)) automatically be extended to (a) the 20th Business Day following the resolution of such action, suit or proceeding or (b) such other time period established by the court presiding over such action, suit or proceeding.

Section 10.18             Conflicts; Privileges.

(a)              Acknowledgement of Representation.  It is acknowledged by each of the Parties that the Company and Parent have retained Schiff Hardin LLP ("Schiff") to act as their counsel in connection with this Agreement, the Ancillary Documents, the Confidentiality Agreement or any transaction contemplated hereby or thereby (the "Current Representation"), and that no other Party to this Agreement has the status of a client of Schiff for conflict of interest or any other purposes as a result thereof.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
(b)               Affirmation of Representation.  Buyer and the Company hereby agree that after the Closing, Schiff may represent Parent or any officer, director, manager, employee, shareholder, partner or member of Parent or the Company (any such Person, a "Designated Person") in any matter involving or arising from the Current Representation, including any interpretation or application of this Agreement, any Ancillary Document or the Confidentiality Agreement, and including for the avoidance of doubt any litigation, arbitration, dispute or mediation between or among Buyer, the Company or any of their respective Affiliates, and any Designated Person, even though the interests of such Designated Person may be directly adverse to Buyer, the Company or any of their respective Affiliates, and even though Schiff may have represented the Company in a substantially related matter, or may be representing Buyer or the Company in ongoing matters.

(c)               Waiver of Conflict. Buyer and the Company hereby waive and agree not to assert (i) any claim that Schiff has a conflict of interest in any representation described in Section 10.18(b) above, and (ii) any confidentiality obligation with respect to any communication between Schiff and any Designated Person occurring during the Current Representation.

(d)               Retention of Privilege.  Buyer and the Company hereby agree that as to all communications (whether before, at or after the Closing) between Schiff and any Designated Person that relate in any way to the Current Representation, the attorney-client privilege and all rights to any other evidentiary privilege, and the protections afforded to information relating to representation of a client under applicable rules of professional conduct, belong to such Designated Person and may be controlled by such Designated Person and shall not pass to or be claimed by Buyer or the Company.  Without limiting the foregoing, notwithstanding any policy of Buyer or the Company or any agreement between the Company and any Designated Person or any Representative of any Designated Person or the Company, whether established or entered into before, at or after the Closing, neither Buyer nor the Company may review or use for any purpose without such Designated Person's written consent, or seek to compel disclosure to Buyer or the Company (or any of their Representatives) any communication or information (whether written, oral, electronic or in any other medium) described in the previous sentence.

(e)               Further Assurances.  Buyer and the Company agree to take, and to cause their respective Affiliates to take, all steps necessary to implement the intent of this Section 10.18.  Buyer, Parent and the Company further agree that Schiff and its partners and employees are third party beneficiaries of this Section 10.18.

Section 10.19            Time of Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
Section 10.20            No Recourse to Financing Sources.  Notwithstanding anything to the contrary contained herein, and without limiting the generality of Sections 10.14, 10.15 and 6.13(a), each of Parent, the Company, and their former, current or future Affiliates, Representatives, successors and assigns hereby waive any rights or claims against any Debt Financing Source and its former, current or future Affiliates and Representatives in connection with this Agreement, the Debt Financing, the Debt Commitment Letter or the Definitive Financing Agreements, whether at law or equity, in contract, in tort or otherwise, and each of Parent, the Company, and their former, current or future Affiliates, Representatives, successors and assigns agrees not to commence (and if commenced agrees to dismiss or otherwise terminate) any action or proceeding against any Debt Financing Source and its former, current or future Affiliates and Representatives in connection with this Agreement or any transaction contemplated hereby (including any action or proceeding relating to the Debt Financing, the Debt Commitment Letter or the Definitive Financing Agreements).  In furtherance and not in limitation of the foregoing waiver, it is agreed that no Debt Financing Source nor any of its former, current or future Affiliates or Representatives shall have any liability for any claims, losses, settlements, liabilities, damages, costs, expenses, fines or penalties to Parent, the Company, or any of their former, current or future Affiliates, Representatives, successors and assigns in connection with this Agreement or any transaction contemplated hereby (including any action or proceeding relating to the Debt Financing, the Debt Commitment Letter or the Definitive Financing Agreements). Nothing in this Section 10.20 shall in any way (i) expand the circumstances in which Buyer may be liable under this Agreement or as a result of the transactions contemplated hereby (including as a result of the Debt Financing) or (ii) limit or qualify the obligations and liabilities of the parties to the Debt Commitment Letter to each other thereunder or in connection therewith.

[Signature Page Follows]

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
IN WITNESS WHEREOF, each of the Parties has caused this Stock Purchase Agreement to be duly executed on its behalf as of the day and year first above written.

COMPANY:

PSI SYSTEMS, INC.

By:	/s/John K. Stipancich
Name: John K. Stipancich
Title: Secretary

PARENT:

NEWELL RUBBERMAID INC.

By:	/s/John K. Stipancich
Name: John K. Stipancich
Title: CFO

BUYER:

STAMPS.COM INC.

By:	/s/Ken McBride
Name: Ken McBride
Title: Chairman and CEO